                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a party other than the Registrant / /

Check the appropriate box:

/X/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material under Section 240.14a-12

                         United States Exploration, Inc.
                         -------------------------------
                (Name of registrant as specified in its charter)

                                       N/A
                                       ---
    (Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

/ / No fee required.
/X/ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies: Common Stock, $.0001 par value per share
    (2) Aggregate number of securities to which transaction applies: 18,739,939 shares
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $2.82 cash per share, which is the per share merger consideration to be paid in the transaction.
    (4) Proposed maximum aggregate value of transaction: $53,274,671 (Based upon the sum of (a) the product of 18,739,939 outstanding shares of common stock and the per share merger consideration of $2.82 per share, and (b) the difference between the merger consideration of $2.82 per share and the exercise price per share of outstanding options to purchase 309,199 shares of common stock for which the exercise price per share is less than the merger consideration per share.)
    (5) Total fee paid: $6,750 (In accordance with Exchange Act Rule 0-11 and Fee Rate Advisory #1 for fiscal year 2004, the filing fee was calculated by multiplying 0.0001267 by the proposed aggregate value of the transaction.)
/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

                           PRELIMINARY PROXY MATERIALS

                         UNITED STATES EXPLORATION, INC.
                            1560 BROADWAY, SUITE 1900
                             DENVER, COLORADO 80202


Dear Fellow Shareholder:

         You are cordially invited to attend a special meeting of the shareholders of United States Exploration, Inc. (which we refer to as U.S. Exploration) to be held at _____ a.m., local time, on _______ __, 2003, at ________________________. As described in the enclosed proxy statement, at the special meeting you will be asked to consider and vote upon a proposal to approve a merger agreement pursuant to which U.S. Exploration will be acquired by U.S. Exploration Holdings, Inc. (formerly named DGL Acquisition Corp.), and you will receive $2.82 per share in cash for each share of U.S. Exploration common stock that you own. We publicly announced the merger after the close of trading on September 22, 2003. The closing price of our stock that day was $2.80.

         The merger represents the culmination of a three year process in which we have sought to maximize shareholder value by disposing of our non-core assets in Kansas and Oklahoma and developing our reserves in Colorado. We believe this transaction makes the value created by those efforts available to our shareholders.

         Detailed information concerning the proposed merger is set forth in the proxy statement. The merger agreement appears as ANNEX A to the proxy statement. I urge you to read the enclosed material carefully. After you have done so, please complete, date and sign the enclosed proxy and return it in the return envelope provided, which requires no postage if mailed within the United States.

         After careful consideration, U.S. Exploration's board of directors has determined that the merger is advisable and in the best interests of the shareholders of U.S. Exploration. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

         YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. We cannot complete the merger unless it is approved by a vote of the holders of a majority of the outstanding shares of U.S. Exploration common stock. If you do not vote, it has the same effect as a vote against the merger. Accordingly, to assure that your shares are voted at the meeting, please return your proxy promptly, whether or not you plan to attend. If you do attend the meeting, you may vote in person even if you have previously returned your proxy.

         On behalf of the board of directors, I thank you for your support and urge you to vote "FOR" the approval of the merger agreement.

                                            Sincerely,

                                            /s/ Bruce D. Benson

                                            Bruce D. Benson, Chairman

         This proxy statement is dated _____________, 2003 and is first being mailed to shareholders on or about ___________, 2003.

                         United States Exploration, Inc.
                            1560 Broadway, Suite 1900
                             Denver, Colorado 80202

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON ________ __, 2003

To the Shareholders of United States Exploration, Inc.:

         Notice is hereby given that a special meeting of shareholders of United States Exploration, Inc. will be held at ______ a.m., local time, on ________ __, 2003, at _________________________, to consider and vote on a proposal to approve the Agreement and Plan of Merger dated September 22, 2003 among U.S. Exploration, U.S. Exploration Holdings, Inc. (formerly named DGL Acquisition Corp.) and DGL Mergerco, Inc., pursuant to which DGL Mergerco will be merged with and into U.S. Exploration and the shareholders of U.S. Exploration will receive $2.82 per share in cash for their U.S. Exploration common stock.

         Only shareholders of record on October 27, 2003 are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

         The merger agreement and the merger are explained in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement is attached as ANNEX A to the proxy statement.

         U.S. Exploration shareholders are entitled to assert dissenters' rights under Article 113 of the Colorado Business Corporation Act. A copy of Article 113 is included as ANNEX C to the proxy statement, and a summary of the procedures that must be followed to assert dissenters' rights can be found beginning on page 32 of the proxy statement under "Dissenters' Rights."

         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE AND YOU MAY VOTE IN PERSON IF YOU ATTEND THE MEETING.

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF U.S. EXPLORATION. ACCORDINGLY, YOUR BOARD RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

                                          By Order of the Board of Directors

                                          F. Michael Murphy
                                          Secretary
______________ __, 2003

                         UNITED STATES EXPLORATION, INC.

                                 PROXY STATEMENT

      FOR A SPECIAL MEETING OF SHAREHOLDERS TO BE HELD _____________, 2003

         This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of United States Exploration, Inc. (which we refer to as U.S. Exploration or the company) to be used at a special meeting of U.S. Exploration shareholders to be held on ________, 2003 at ____ a.m., local time, at ______________ and at any adjournment or postponement thereof.

PURPOSE

         At the special meeting, the shareholders of U.S. Exploration will consider and vote upon a proposal to approve the Agreement and Plan of Merger dated September 22, 2003 among U.S. Exploration, U.S. Exploration Holdings, Inc. (formerly named DGL Acquisition Corp. and which we refer to as Holdings), and DGL Mergerco, Inc., a wholly owned subsidiary of Holdings (which we refer to as Mergerco). Pursuant to the merger agreement, Mergerco will be merged with and into U.S. Exploration and each outstanding share of U.S. Exploration common stock will be converted into the right to receive $2.82 in cash, without interest.

RECORD DATE

         Only U.S. Exploration shareholders of record on October 27, 2003 are entitled to receive notice of and vote at the meeting. On that date, there were _______ shares of U.S. Exploration common stock outstanding held by ______ record holders. Of those shares, _______ (approximately ___%) were held by directors and executive officers of the company. All of the directors have agreed to vote, and all of the executive officers have indicated that they intend to vote, in favor of the merger.

VOTE REQUIRED

         Each share of U.S. Exploration common stock will be entitled to one vote. The merger must be approved by a vote of a majority of the outstanding shares of common stock. All of the directors of U.S. Exploration and one of its major shareholders, who collectively own approximately 48% of the company's outstanding common stock, have agreed to vote in favor of the merger.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

VOTING OF PROXIES

         Proxies will be voted in the manner you specify in the proxy card. If you return your proxy but do not specify how it should be voted, your shares will be voted for the merger. The proxies will be voted in the discretion of the persons named therein on any other matter that properly comes before the meeting, including any matters relating to the conduct of the meeting. We are not aware of any other matter to be presented at the meeting.

         If your stock is held by a broker or other custodian in "street name," your shares will not be voted unless you provide specific instructions to the broker or other custodian. Proxies submitted by brokers or other custodians who have not received voting instructions will be counted for the purpose of determining a quorum, but will not be voted for or against the merger.

         Because the merger must be approved by a vote of a majority of the outstanding shares, the failure to vote your shares, including the failure to provide instructions to a broker or other custodian, or a decision to abstain from voting, will have the same effect as a vote against the merger. You are urged to complete and return your proxy or, if your shares are held in street name, to provide voting instructions in accordance with the materials you receive from your broker or other custodian.

REVOCABILITY OF PROXIES

         You may revoke your proxy at any time before it is voted by delivering a written and signed revocation or a duly executed proxy bearing a later date to the Secretary of the company at 1560 Broadway, Suite 1900, Denver, Colorado 80202. In addition, if you attend the meeting, after notifying the Secretary of the company, you may vote in person even if you have previously submitted a proxy.

SOLICITATION OF PROXIES

         U.S. Exploration will bear the costs of soliciting proxies from shareholders. In addition to soliciting proxies by mail, directors, officers and employees of U.S. Exploration, without receiving additional compensation, may solicit proxies by telephone, facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and U.S. Exploration will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so.

INTEREST OF CERTAIN PERSONS IN THE MERGER

         Some of our directors and executive officers have interests that are different from or in addition to the interests of other shareholders. See "Interests of Certain Persons in the Merger" beginning on page 34.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

         The following questions and answers highlight selected information from this proxy statement, but do not contain all of the information that is important to you. You should carefully read this entire document, including the Annexes.

Q: WHAT IS THE TRANSACTION?

A: The transaction is a merger of Mergerco with and into U.S. Exploration. U.S. Exploration will survive the merger as a wholly owned subsidiary of Holdings. See "The Merger Agreement - General; Merger Consideration" beginning on page 37.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: You will receive $2.82 in cash for each share of U.S. Exploration common stock that you own. See "The Merger Agreement - General; Merger Consideration" beginning on page 37.

Q: WHAT ARE THE REASONS FOR THE MERGER?

A: The board of directors believes that the merger provides liquidity at fair value to our shareholders. The value of the merger consideration represents a premium over the historical prices of our common stock on the American Stock Exchange prior to our public announcement in June 2003 that we were seeking a transaction that would provide liquidity to our shareholders and the best price available based on the auction process conducted by management with the assistance of our financial advisor, McDonald Investments Inc. See "The Merger - U.S. Exploration's Reasons for the Merger" beginning on page 16.

Q: WHO WILL OWN U.S. EXPLORATION AFTER THE MERGER?

A: U.S. Exploration will be owned by Holdings. Holdings has no affiliation with any officer, director or principal shareholder of U.S. Exploration. You will not have any continuing ownership interest in U.S. Exploration or any interest in Holdings. See "The Merger - Effects of the Merger" beginning on page 29.

Q: WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE MERGER TO ME?

A: You will receive an immediate cash payment for your shares of U.S. Exploration common stock. That payment will provide liquidity that has not historically been available given the low trading volume in our common stock. The payment you receive in the merger will be taxable to you. You will not have the opportunity to participate in U.S. Exploration's future earnings or growth. However, you will not have to bear the risk of a decrease in U.S. Exploration's value, whether as a result of operating or market factors.

Q: HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE MY SHARES?

A: The board of directors has unanimously recommended that U.S. Exploration shareholders vote FOR the proposal to approve the merger agreement.

Q: WHAT HAPPENS IF SOMEONE ELSE MAKES A BETTER OFFER FOR U.S. EXPLORATION PRIOR TO THE COMPLETION OF THE MERGER?

A: The merger agreement prohibits U.S. Exploration from seeking other offers for the company. However, subject to certain procedures, the board of directors may consider any bona fide, unsolicited offer the company may receive. If the board of directors concludes that the other offer is more favorable to U.S. Exploration's shareholders, and that the board's fiduciary duties to the shareholders require that the offer be accepted, then, after offering Holdings an opportunity to propose adjustments to the terms and conditions of the merger so that the other offer would no longer be more favorable, the board may terminate the merger agreement and accept the other offer. In that event a termination fee of 4% of the total merger consideration, or approximately $2.13 million, would be payable to Holdings, and U.S. Exploration would be obligated to reimburse the out-of-pocket expenses reasonably incurred by Holdings in connection with its performance of the merger agreement and the transactions contemplated thereby, including financing commitment fees and expenses. See "The Merger Agreement - Agreement Not to Solicit Other Offers" beginning on page 43, "The Merger Agreement - Termination Fee" beginning on page 47, and "The Merger Agreement - Expenses" beginning on page 48.

Q: WHAT HAPPENS IF U.S. EXPLORATION'S SHAREHOLDERS DO NOT APPROVE THE MERGER?

A: U.S. Exploration would continue to operate and to be a public company and U.S. Exploration's board of directors would continue to pursue strategies to maximize shareholder value. If the shareholders do not approve the merger, U.S. Exploration would be required to reimburse certain expenses incurred by Holdings, and under certain circumstances would be required to pay a termination fee equal to 4% of the total merger consideration, or approximately $2.13 million, if we completed another merger or other sale of the company within 12 months. See "The Merger Agreement - Termination Fee" beginning on page 47 and "The Merger Agreement - Expenses" beginning on page 48.

Q: WHEN WILL THE MERGER BE COMPLETED?

A: We expect to complete the merger promptly after the shareholders meeting. However, if any condition in the merger agreement has not been fulfilled at that time, the closing could be delayed. If the closing has not occurred by January 31, 2004, either party can terminate the merger agreement, unless such party's breach has caused the delay. See "The Merger Agreement - Conditions of the Merger" beginning on page 41 and "The Merger Agreement - Termination" beginning on page 46.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A: The merger must be approved by a vote of a majority of the outstanding shares of U.S. Exploration common stock. All of the directors of U.S. Exploration and one of its major shareholders, who collectively own approximately 48% of the company's outstanding common stock, have agreed to vote in favor of the merger.

Q: WHAT HAPPENS IF I DO NOT VOTE?

A: Because the merger must be approved by a vote of a majority of the outstanding shares of U.S. Exploration common stock, the failure to vote your shares, including the failure to provide instructions to a broker or other custodian, will have the same effect as a vote against the merger.

Q: MAY I EXERCISE DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER?

A: Yes. Under Colorado corporate law, U.S. Exploration shareholders have the right to "dissent" from the merger and demand payment from U.S. Exploration of the "fair value" of their U.S. Exploration stock. For that purpose "fair value" means the value of their U.S. Exploration stock immediately before the merger, excluding any appreciation or depreciation in anticipation of the merger, except to the extent that exclusion would be inequitable. In order to exercise dissenters' rights, a shareholder must give notice in advance of the meeting, not vote in favor of the merger and follow other procedures established by Colorado law. The procedures that must be followed are summarized under "The Merger - Dissenters' Rights" beginning on page 32, and a copy of the relevant Colorado statutory provisions is attached as ANNEX C.

Q: WHOM CAN I CALL WITH QUESTIONS?

A: If you have questions about the merger or the meeting, or would like additional copies of the proxy statement or the proxy card, please call F. Michael Murphy at (303) 863-3550.

Q: WHAT SHOULD I DO NOW?

A: After you have read the proxy statement and asked any questions you may have, you should complete, date and sign the accompanying proxy card and return it in the envelope provided or, if your shares are held in "street name," follow the procedures described in the materials that accompany this proxy statement to instruct your broker or other custodian how to vote your shares. If your shares are held by a broker or other custodian in "street name," your shares will not be voted unless you provide specific instructions to the broker or other custodian. If you do not provide instructions to your broker or other custodian, it will have the same effect as a vote against the merger. Please do not send your share certificates to the company at this time.

Q: HOW WILL I RECEIVE THE MERGER CONSIDERATION?

A: If the merger is approved and completed, U.S. Exploration will send you a letter of transmittal and related instructions to use in surrendering your share certificates to the payment agent retained by Holdings. Shortly after you surrender your certificates, the payment agent will send you a check for the $2.82 per share cash consideration you are entitled to receive in the merger. See "The Merger Agreement - Surrender of Certificates for Payment" beginning on page 37.

                                TABLE OF CONTENTS


                                                                                                      Page
                                                                                                      ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.................................................................iii
SUMMARY..................................................................................................1
MARKET PRICE AND DIVIDEND INFORMATION....................................................................7
PARTIES TO THE MERGER....................................................................................7
   U.S. Exploration......................................................................................7
   U.S. Exploration Holdings, Inc. and DGL Mergerco, Inc.................................................8
THE MERGER...............................................................................................8
   Background of the Merger..............................................................................8
   U.S. Exploration's Reasons for the Merger............................................................16
   U.S. Exploration Holdings, Inc.'s Reasons for the Merger.............................................18
   Opinion of U.S. Exploration's Financial Advisor......................................................18
   Hedge Transaction....................................................................................28
   Effects of the Merger................................................................................29
   Treatment of Stock Options and Other Stock-Based Compensation........................................30
   Federal Income Tax Consequences of the Merger........................................................30
   Dissenters' Rights...................................................................................32
INTERESTS OF CERTAIN PERSONS IN THE MERGER..............................................................34
THE MERGER AGREEMENT....................................................................................36
   General; Merger Consideration........................................................................37
   Closing; Effective Time..............................................................................37
   Surrender of Certificates for Payment................................................................37
   Payment to Other Than Registered Holder..............................................................37
   Transfers of U.S. Exploration Common Stock after the Merger..........................................38
   Representations and Warranties.......................................................................38
   Conduct of U.S. Exploration's Business Prior to the Merger...........................................40
   Conditions of the Merger.............................................................................41
   Agreement Not to Solicit Other Offers................................................................43
   Employee Matters.....................................................................................44
   Indemnification of Directors, Officers, Employees and Agents of U.S. Exploration;
         Directors' and Officers' Insurance.............................................................44
   Notification of Certain Matters......................................................................45
   Other Covenants in the Merger Agreement..............................................................45
   Termination..........................................................................................46
   Termination Fee......................................................................................47
   Expenses.............................................................................................48
   Earnest Money........................................................................................48
   Regulatory Approvals.................................................................................48
VOTING AGREEMENTS.......................................................................................48
PRINCIPAL SHAREHOLDERS OF U.S. EXPLORATION..............................................................49
DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS............................................................51
WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT U.S. EXPLORATION........................................52
A WARNING ABOUT FORWARD-LOOKING STATEMENTS..............................................................52

ANNEX A    -    Agreement and Plan of Merger dated September 22, 2003
ANNEX B    -    Opinion of McDonald Investments Inc.
ANNEX C    -    Article 113 of the Colorado Business Corporation Act

                                     SUMMARY

         This summary, together with the preceding Questions and Answers About the Merger section, highlights selected information from this proxy statement, but does not contain all of the information that is important to you. We have provided cross-references to more complete discussions of the matters described below. To understand the merger and the merger agreement, you should carefully read this entire document, including the Annexes.

THE PARTIES TO THE MERGER (SEE PAGE 7)

U.S. EXPLORATION. United States Exploration, Inc. (which we refer to as U.S. Exploration or the company) is a Colorado corporation. We are an independent producer of oil and natural gas, with properties located in the Wattenberg area of the Denver-Julesburg Basin in northeastern Colorado.

HOLDINGS AND MERGERCO. U.S. Exploration Holdings, Inc. (formerly named DGL Acquisition Corp. and which we refer to as Holdings) is a Delaware corporation that was formed to acquire all of the outstanding shares of U.S. Exploration. Holdings has received equity financing commitments from Lime Rock Partners II, L.P., or its designees, and GCP, L.P. that, together with a separate commitment from Wells Fargo Bank, N.A. (which we refer to as Wells Fargo Bank) to provide debt financing, and subject in each case to the satisfaction of specific conditions, are sufficient to fund the merger. DGL Mergerco, Inc. (which we refer to as Mergerco) is a Colorado corporation and wholly owned subsidiary of Holdings, and was formed solely for the purpose of participating in the merger.

THE MERGER (SEE PAGE 8)

At the effective time of the merger, Mergerco will be merged with and into U.S. Exploration. The separate existence of Mergerco will cease, and U.S. Exploration will continue as the surviving corporation and a wholly owned subsidiary of Holdings. Upon completion of the merger, each outstanding share of our common stock will be cancelled and will be converted into the right to receive $2.82 in cash, without interest.

CONDITIONS OF THE MERGER (SEE PAGE 41)

In addition to shareholder approval, the merger agreement establishes a number of conditions that must be fulfilled or waived for the merger to be completed, including:

o the material accuracy of the parties' representations and warranties and material performance of the parties' covenants in the merger agreement;

o the absence of any material adverse change in the results of operations, properties, condition or business of U.S. Exploration;

o the delivery by the parties of all other agreements required by the merger agreement;

o the receipt of required third party consents if the completion of the merger without any such consent would have a material adverse effect on U.S. Exploration;

o the receipt of resignations and releases from each of the directors and officers of U.S. Exploration;

o the exercise, if any, of dissenters' rights by shareholders owning 10% or less of the outstanding shares of U.S. Exploration common stock; and

o the execution by Benson Mineral Group, Inc., a private company owned by Bruce D. Benson, an officer and director of the company, of an agreement to provide certain transition services to U.S. Exploration for a period of 90 days following the completion of the merger.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 46)

The merger agreement may be terminated:

o        By mutual written consent of Holdings and U.S. Exploration.

o        By either Holdings or U.S. Exploration if:

         o the shareholders of U.S. Exploration do not approve the merger;

         o a court or governmental body issues a final and non-appealable restraining order that prohibits the consummation of the merger and the terminating party has used reasonable commercial efforts to vacate the order;

         o the merger does not occur by January 31, 2004, unless the failure of the merger to occur by that date was primarily caused by a breach of the merger agreement by the party seeking to terminate the merger agreement; or

         o the consummation of the merger would be illegal or otherwise prohibited by any law or regulation.

o By Holdings, at any time prior to the closing under the merger agreement, if:

         o the board of directors of U.S. Exploration withdraws or modifies its recommendation that U.S. Exploration's shareholders approve the merger, in a manner adverse to Holdings, or fails to call or convene the special meeting or resolves to do any of the foregoing;

         o there has been a breach by U.S. Exploration of any of its representations, warranties, covenants or agreements contained in the merger agreement which would result in the conditions to Holdings' obligations not being satisfied and such breach has not been cured;

         o the company enters into a commitment or agreement to hedge interest rates or commodity prices other than the Bank of Oklahoma, N.A. (which we refer to as Bank of Oklahoma) hedge (described under "The Merger - Hedge Transaction" on page 28) or modifies the Bank of Oklahoma hedge without the consent of Holdings; or

         o certain claims are made against the company that exceed or would reasonably be expected to exceed $250,000 and such claims have not been resolved to the reasonable satisfaction of Holdings.

o        By U.S. Exploration if:

         o at any time before the merger is approved by our shareholders (and thereafter in certain circumstances), we receive a superior acquisition proposal and our board of directors determines in good faith, after complying with the procedures described under "The Merger Agreement - Agreement Not to Solicit Other Offers" beginning on page 43, that the board is obligated by its fiduciary duties under applicable law to terminate the merger agreement and pursue the superior acquisition proposal; or

         o there has been a breach by Holdings of any of its representations, warranties, covenants or agreements contained in the merger agreement which would result in the conditions to U.S. Exploration's obligations not being satisfied and such breach has not been cured.

TERMINATION FEE AND EXPENSES IF THE MERGER IS NOT COMPLETED (SEE PAGE 47)

We must pay to Holdings a termination fee equal to 4% of the aggregate merger consideration, or approximately $2.13 million, plus the out-of-pocket expenses reasonably incurred by Holdings in connection with its performance of the merger agreement and the transactions contemplated by the merger agreement, including financing commitment fees and expenses, if the merger agreement is terminated because:

o        we receive a superior acquisition proposal;

o our board of directors withdraws or modifies its recommendation of the merger agreement in a manner adverse to the interests of Holdings; or

o we enter into an agreement or commitment for another hedge or modify the Bank of Oklahoma hedge without the consent of Holdings.

The termination fee and expenses would also be payable if our shareholders do not approve the merger agreement, a competing acquisition proposal is pending at the time of the shareholders meeting and we consummate an acquisition transaction with the party that made that proposal within 12 months after the special meeting. In any event, we will be obligated to pay the expenses incurred by Holdings if the shareholders do not approve the merger agreement.

REASONS FOR THE MERGER; RECOMMENDATION OF OUR BOARD OF DIRECTORS (SEE PAGE 16)

In deciding to enter into the merger agreement, our board of directors considered a number of factors, including:

o        the fact that the merger consideration will consist entirely of cash;

o the fact that the merger consideration represents a premium over the historical prices of our common stock on the AMEX before we announced our intention to seek a transaction that would provide liquidity to our shareholders;

o the historically low trading volume for our common stock, which makes it unlikely that our shareholders could achieve liquidity other than through a sale of the company;

o the board's belief, based on the extensive auction process conducted by management with the assistance of McDonald Investments Inc. (which we refer to as McDonald Investments), that it was unlikely that another buyer would be able to provide a superior value to our shareholders;

o the board's belief that, after extensive negotiations with Holdings and its advisors, the company has obtained the highest price that Holdings is willing to pay;

o the opinion provided to the board by McDonald Investments as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of our common stock, of the merger consideration;

o        the terms of the merger agreement;

o our business and financial prospects as a small, publicly traded company; and

o the fact that Colorado law entitles our shareholders to exercise dissenters' rights if the merger is completed.

Our board of directors believes that the merger is advisable and in your best interest and recommends that you vote "FOR" the approval of the merger agreement.

OPINION OF U.S. EXPLORATION'S FINANCIAL ADVISOR (SEE PAGE 18)

In approving the merger, our board of directors considered the opinion dated September 19, 2003 of its financial advisor, McDonald Investments, that the consideration to be received pursuant to the merger is fair, from a financial point of view, to the holders of our common stock. The fairness opinion is attached as ANNEX B to this proxy statement. We encourage you to read this opinion in its entirety.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 30)

The merger will be a taxable transaction to you. For federal income tax purposes, you will recognize capital gain or loss on the difference between the merger consideration and your basis in your stock. The gain or loss will be long-term if you have held your stock for more than one year. Different rules may apply to some shareholders, including employees, officers and directors who received their stock upon exercise of options, foreign persons and persons subject to alternative minimum tax.

VOTING AGREEMENTS (SEE PAGE 48)

As required by the merger agreement, each of our directors and one of our major shareholders, who collectively own approximately 48% of the outstanding shares of the company's common stock, have entered into voting agreements for the benefit of Holdings. Under the voting agreements, each shareholder agrees:

o to vote his shares of U.S. Exploration common stock in favor of the merger agreement and against any action or agreement that would impede, interfere with or discourage the transactions contemplated by the merger agreement at any meeting of U.S. Exploration shareholders;

o to grant Holdings an irrevocable proxy to vote his shares if the shareholder fails to vote in accordance with the voting agreement; and

o subject to certain exceptions, not to transfer any shares of the company's common stock during the term of the voting agreement.

The voting agreements will terminate automatically if the merger agreement is terminated.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 34)

Some of the provisions of the merger agreement affect U.S. Exploration's directors and officers but not the other shareholders, including the provisions described below.

o Directors and officers holding options to purchase our common stock will receive a cash payment at the effective time of the merger in exchange for their options equal to the positive difference between $2.82 and the exercise price for each share underlying the options. Total payments to directors and officers for cancellation of options will be approximately $403,500.

o Non-employee directors will receive a cash payment at the effective time of the merger equal to $2.82 for each share of our common stock that would otherwise have been issued under our Directors' Fee Stock Plan in payment of directors' fees for board meetings from January 1, 2003 through the date of the merger agreement. Total payments to non-employee directors in lieu of such shares will be approximately $42,500.

o Some of our employees will receive retention bonuses at the effective time of the merger in an aggregate amount not to exceed $300,000 as an incentive to remain with the company through the effective time of the merger. The employees who will receive bonuses include our Chief Financial Officer (who is also our Vice President, Secretary and Treasurer) and our Vice President - Land. Bruce D. Benson, our Chairman, Chief Executive Officer and President, will not receive a retention bonus.

o Our current and former directors and officers will be entitled to indemnification by Holdings and U.S. Exploration as the surviving corporation against claims arising out of or in connection with activities in such capacities prior to the effective time of the merger.

o Prior to the merger, U.S. Exploration and Benson Mineral Group, Inc., a private corporation owned by Bruce D. Benson, our Chairman, Chief Executive Officer and President, have shared employees and facilities pursuant to a Cost and Expense Sharing Agreement. At the effective time of the merger, Benson Mineral Group will enter into an agreement to make certain of its employees and facilities available to provide services to Holdings during a 90-day transition period following the merger. Some of our officers and employees, including our Chief Financial Officer, Vice President, Secretary and Treasurer, and our Vice President - Land, are expected to be employed by Benson Mineral Group after the merger. Benson Mineral Group will be paid a fixed fee for the services of its employees that declines over the 90-day period and that has been calculated to cover its costs of providing the services, but not to provide it a profit.

All of our directors will resign, and all employees, including officers, will be terminated at the effective time of the merger. Holdings may offer employment to former employees of the company in its discretion. None of our directors or officers will be affiliated with or employed by Holdings after the merger.

                      MARKET PRICE AND DIVIDEND INFORMATION

         U.S. Exploration's common stock is quoted on the American Stock Exchange under the symbol "UXP." The following table sets forth the high and low sales prices of U.S. Exploration common stock as reported by AMEX during each of the indicated fiscal quarters:

2001                                      Low       High
--------------                           -----     -----
First quarter                            $1.06     $2.00
Second quarter                            1.53      4.24
Third quarter                             1.65      2.85
Fourth quarter                            1.51      2.25

2002
----
First quarter                             1.35      2.00
Second quarter                            1.50      2.55
Third quarter                             1.35      1.70
Fourth quarter                            0.75      1.68

2003
----
First quarter                             1.46      2.00
Second quarter                            1.65      3.40
Third quarter                             2.40      3.07
Fourth quarter (through _______, 2003)     ___       ___


         We first publicly announced the merger after the market closed on September 22, 2003. On that day the closing price of U.S. Exploration common stock was $2.80. On ________, 2003, the latest practicable trading day before the printing of this proxy statement, the closing price was $____.

         U.S. Exploration has paid no dividends on its common stock to date and has no plans to pay any dividends. Moreover, U.S. Exploration has agreed under the merger agreement not to declare or pay any dividends on its common stock prior to the closing of the merger or the earlier termination of the merger agreement.

                              PARTIES TO THE MERGER

U.S. EXPLORATION

         U.S. Exploration is an independent producer of oil and natural gas, with properties located in the Wattenberg area of the Denver-Julesburg Basin in northeastern Colorado. U.S. Exploration is a Colorado corporation, originally incorporated in 1989.

         Our natural gas has historically been sold at prices determined on a monthly basis by reference to various published futures or spot prices for gas. Oil has also been sold under contracts at prices based on a specified premium over an index or based on futures market prices. As of December 31, 2002, as reported in our 2002 Annual Report on Form 10-K, our estimated proved reserves were approximately two million barrels of oil and 46,547 million cubic feet of natural gas.

         Our principal executive offices are located at 1560 Broadway, Suite 1900, Denver, Colorado 80202, and our telephone number is (303) 863-3550.

U.S. EXPLORATION HOLDINGS, INC. AND DGL MERGERCO, INC.

         Holdings is a Delaware corporation formed for the purpose of acquiring all of the outstanding shares of U.S. Exploration. The capital stock of Holdings is owned in equal parts by Steven D. Durrett (its sole director and executive officer), Lime Rock Partners II, L.P. (which we refer to as Lime Rock) and GCP, L.P., as general partner of Greenhill Capital Partners, L.P. and affiliated investment funds (which we refer to as GCP). In addition, Holdings has received equity commitments from Lime Rock, or its designees, and GCP that, together with a separate commitment from Wells Fargo Bank to provide debt financing, subject in each case to the satisfaction of specific conditions, are sufficient to fund the merger. Holdings has no affiliation with any officer, director or principal shareholder of U.S. Exploration. As a result of the merger, U.S. Exploration will become a privately-held company owned by Holdings.

         Mergerco is a wholly owned subsidiary of Holdings formed solely for the purpose of participating in the merger. Mergerco has not conducted any activities other than in connection with the merger and will cease to exist upon consummation of the merger.

         The principal executive offices of Holdings and Mergerco are located at 100 North 27th Street, Suite 450, Billings, Montana 59101, and their telephone number at that address is (406) 294-5993.

         ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT CONCERNING HOLDINGS AND MERGERCO HAS BEEN SUPPLIED BY HOLDINGS AND HAS NOT BEEN INDEPENDENTLY VERIFIED BY U.S. EXPLORATION.


                                   THE MERGER

BACKGROUND OF THE MERGER

         Over the last five years, we have taken steps to rationalize our assets and establish the value of our reserves. During that time, we sold our non-core assets, including our properties in Kansas and Oklahoma, and continued to develop our Colorado oil and gas reserves. However, we believe the market price of our common stock has historically failed to reflect the intrinsic value of the company, and the trading volume of our shares has been thin. Although our stock price has been higher in recent months, we believe that the higher prices resulted primarily from our public announcement in June 2003 that we had instructed our financial advisor to renew its efforts to determine whether a transaction that would provide liquidity to our shareholders at a fair value was feasible in light of improved market conditions reflecting stronger natural gas prices.

         Beginning in December 2000, our board of directors undertook a comprehensive evaluation of strategic alternatives to maximize shareholder value. McDonald Investments was retained to advise the board in that effort. A variety of alternatives were considered, including a sale of the company and a merger of the company with another oil and gas company to create a larger enterprise. From December 2000 into the second quarter of 2001, a number of potential buyers or merger partners were identified and contacted and several of the companies contacted reviewed information and provided preliminary indications of interest in the company. No offer was made by a financially capable buyer.

         When we began the process of assessing alternatives to maximize shareholder value in 2000, market and economic conditions were quite favorable. Oil and natural gas prices were very high at year-end 2000 and into early 2001. However, prices deteriorated significantly in 2001, and, in mid-2001, our board concluded that it was not feasible to negotiate a sale of the company at an acceptable price given then prevailing conditions. Accordingly, formal efforts to sell the company were suspended at that time.

         From mid-2001 through mid-2002, we responded to inquiries from several prospective purchasers. Members of our senior management held preliminary discussions with representatives of each prospective purchaser, but in each instance, the parties were unable to agree upon an acceptable purchase price.

         In an effort to provide liquidity to our shareholders at volume levels that were not historically available in the market for our common stock, we made a tender offer in November 2002 to purchase up to 1,500,000 shares of our outstanding common stock at $1.50 per share. The tender offer expired on December 23, 2002 and we acquired 139,590 shares.

         Natural gas prices began to improve in late 2002 and continued to be strong in early 2003. As a result, the board of directors believed market conditions were once again favorable and instructed McDonald Investments to determine whether a transaction that would provide increased value and liquidity to our shareholders would be possible given the improved conditions in the oil and gas industry and the completion of the sale of the company's non-core assets. On June 10, 2003, the company issued a press release to that effect. Based upon the board's instructions, in June 2003, McDonald Investments prepared a confidential memorandum describing U.S. Exploration and its operations, reserves, financial performance and prospects for distribution to potential bidders. Concurrently with the preparation of the confidential memorandum, U.S. Exploration's management, with the assistance of McDonald Investments, identified 181 potential acquirors of U.S. Exploration, including both strategic and financial buyers.

         McDonald Investments contacted each of the 181 potential acquirors to ascertain its level of interest in pursuing a transaction with U.S. Exploration. Numerous follow-up phone calls were placed to solicit interest in a potential transaction with U.S. Exploration and to answer questions that potential acquirors had. After learning about U.S. Exploration, 34 of the 181 potential acquirors expressed an interest in pursuing a transaction with U.S. Exploration. U.S. Exploration entered into confidentiality agreements with those 34 parties and provided each of them with a copy of the confidential memorandum and a letter setting forth bidding requirements and a deadline for the submission of written preliminary indications of interest in acquiring U.S. Exploration. Representatives of McDonald Investments made further follow-up phone calls and met with representatives of many of those 34 potential acquirors to answer questions concerning the information contained in the confidential memorandum.

         In July 2003, U.S. Exploration received written initial indications of interest from nine parties, and six of those parties were invited to the company's offices to meet with management and review materials assembled in a data room. Throughout the month of July 2003, representatives of those six parties visited the company's offices in Denver, Colorado to review confidential due diligence materials and to discuss the company's operations, financial performance and prospects with management and McDonald Investments. Of the six candidates, four submitted written expressions of interest prior to the company's deadline of July 25, 2003.

         During the week of July 25, 2003, Bruce D. Benson, Chairman, Chief Executive Officer and President of U.S. Exploration, or representatives of McDonald Investments, met or spoke by telephone on numerous occasions with representatives of each of the four potential acquirors to discuss the terms and conditions of their respective expressions of interest. In addition, McDonald Investments provided the four companies with a draft form of merger agreement for their review.

         On July 29, 2003, Mr. Benson and a representative of McDonald Investments met with the principal of one of the bidders (which we will refer to in this discussion as the preliminary bidder) and representatives of Petrie Parkman & Co. (which we refer to as Petrie Parkman), the preliminary bidder's financial advisor. The preliminary bidder, which would subsequently be succeeded in the transaction by Holdings, indicated that it had received preliminary verbal commitments from Lime Rock and GCP to provide equity financing and from Wells Fargo Bank to provide debt financing for an acquisition of the company. The parties discussed various matters, including the financial terms of the preliminary bidder's expression of interest and the nature and firmness of the commitments to provide equity and debt financing.

         On August 1, 2003, the company's board of directors reviewed the terms and the relative merits and weaknesses of each of the four bids with a representative of McDonald Investments. In evaluating the merits of each bid, the board considered factors such as price, the form of consideration, whether the bidder needed financing, and, if so, the nature and firmness of its financing commitments. In reviewing the proposal made by the preliminary bidder, the board was concerned that the proposed equity and debt financing sources had not made formal commitments to provide the necessary financing. Accordingly, the board directed McDonald Investments to commence negotiations with another bidder that had offered a lower price, but had the financial resources available to complete the acquisition of the company.

         On August 4, 2003, during the course of negotiations with that other bidder, the preliminary bidder submitted a revised offer with a higher purchase price and a more detailed description of the sources of financing for the acquisition. The board of directors met that day with McDonald Investments to discuss the terms of the revised offer. The board instructed McDonald Investments to investigate the terms and firmness of the preliminary bidder's financing commitments. Later on August 4, 2003, a representative of McDonald Investments spoke with a representative of Petrie Parkman concerning the terms of the equity commitments from Lime Rock and GCP and the conditions to the preliminary bidder's commitment with respect to the debt financing. The conditions to the debt financing included a requirement that the company enter into hedging arrangements with respect to its oil and natural gas production upon issuance of the commitment. McDonald Investments requested copies of signed preliminary equity commitment letters from Lime Rock and GCP, which were provided on August 5, 2003. Based on those commitment letters and the report of McDonald Investments on its investigation of Lime Rock, GCP and the preliminary bidder, the Board concluded that the financing risks involved in pursuing a transaction with the preliminary bidder had been substantially mitigated and instructed McDonald Investments and the company's legal counsel to pursue negotiations with the preliminary bidder.

         On August 8, 2003, Davis Graham & Stubbs LLP, legal counsel to the preliminary bidder, provided comments to the draft merger agreement to Sherman & Howard, L.L.C., the company's outside legal counsel. Those comments included, among other matters, a requirement that Dale M. Jensen, the company's largest shareholder, as well as the members of the company's board of directors, enter into voting agreements with respect to the merger and that the obligation of the preliminary bidder to close would be subject to its receipt of equity and debt financing. On August 12, 2003, legal counsel to the company and the preliminary bidder met at the offices of Davis Graham & Stubbs to conduct preliminary negotiations of the terms of the merger agreement.

         From August 8 through August 12, 2003, accounting and legal advisors to the preliminary bidder met with the company's management and also reviewed additional documents and information at the company's offices in connection with their due diligence investigation. On August 12, 2003, the principal of the preliminary bidder and representatives of McDonald Investments and Petrie Parkman met with Mr. Benson on two occasions to address questions arising from the preliminary bidder's due diligence investigation and to discuss and negotiate the business terms of the merger agreement. These discussions included the purchase price, the commodity price hedging arrangements required by the preliminary bidder's financing sources, the financing condition to the preliminary bidder's obligations to close, the circumstances under which each party would have the right to terminate the merger agreement and the termination fee and expenses that would be payable if the merger agreement were terminated in certain circumstances. The parties also discussed the company's current and planned drilling activities.

         On August 15, 2003, the principal of the preliminary bidder called Mr. Benson to discuss and negotiate various matters, including employee and due diligence issues. Following that conversation, a representative of McDonald Investments spoke with the principal of the preliminary bidder to respond to due diligence inquiries and to discuss the terms of the bidder's financing commitments.

         On August 18, 2003, Mr. Benson spoke briefly with the principal of the preliminary bidder concerning the financing commitments and employee matters.

         On August 20, 2003, Mr. Benson, the principal of the preliminary bidder and representatives of McDonald Investments and Petrie Parkman met in the company's offices to continue negotiating the terms of the merger agreement. Further discussions led to agreement on some, but not all, of the remaining issues. The principal unresolved issues included the termination fee and reimbursement of the preliminary bidder's expenses upon termination of the merger agreement in certain circumstances. The parties also discussed the commodity price hedging arrangements required by the preliminary bidder's financing sources. The preliminary bidder indicated that those arrangements were required to be put in place at the time the merger agreement was signed in order for Wells Fargo Bank and the equity investors to issue their commitments at that time. The preliminary bidder also indicated that its financing sources required that Wells Fargo Bank be the counter-party in the hedge so that the hedging arrangements could become part of its overall financing arrangements with Wells Fargo Bank upon consummation of the merger.

         On August 21, 2003, McDonald Investments received drafts of the final equity commitment letters from Lime Rock and GCP and a term sheet and draft commitment letter from Wells Fargo Bank for debt financing, which together would be adequate to fund the acquisition. Later that day, the parties' respective legal counsel continued to negotiate some of the unresolved issues in the merger agreement, including the company's right to terminate the merger agreement if it receives a superior acquisition proposal and the amount of the termination fee and expenses that the company would be required to pay in the event of such termination.

         On August 22, 2003, representatives of McDonald Investments and Petrie Parkman discussed the terms of the bidder's equity and debt commitments, including the hedge and the collateral required to support the hedge. Mr. Benson and a representative of McDonald Investments spoke separately with the preliminary bidder's principal concerning various matters, including the hedge, employee matters and various due diligence issues.

         On August 25, 2003, a representative of McDonald Investments spoke with representatives of Wells Fargo Bank regarding the proposed hedge arrangement. Wells Fargo Bank indicated that a three-year hedge on a declining volume of the company's proved producing oil and gas production was necessary to support its debt commitment and that the bank would require a $5 million letter of credit or a second lien on U.S. Exploration's oil and gas properties as collateral for the hedge position. Later that day, Mr. Benson, the principal of the preliminary bidder and representatives of McDonald Investments and Petrie Parkman met to review due diligence matters and negotiate various other issues, including the pricing of the hedge, the preliminary bidder's financing commitments and the termination provisions of the merger agreement.

         On August 26, 2003, Mr. Benson spoke with the principal of the preliminary bidder concerning due diligence questions regarding the company's reserves. Later that day, Mr. Benson, the principal of the preliminary bidder, a representative of Petrie Parkman and legal counsel to the company and the preliminary bidder met to negotiate further various matters, including the hedge, the conditions to closing, the termination fee, expense reimbursement issues and due diligence matters.

         On August 27, 2003, a representative of McDonald Investments and the company's outside legal counsel attended a meeting of the company's board of directors to update the board on the status of the negotiations. The representative of McDonald Investments and the company's outside legal counsel reviewed in detail the current status of the economic and business terms of the merger, the key provisions of the merger agreement and related matters and the outstanding issues. The company's legal counsel also provided a draft of the company's disclosure schedule to the merger agreement to the directors for their review.

         On August 28, 2003, Mr. Benson spoke with the principal of the preliminary bidder concerning due diligence questions regarding the company's reserves and drilling schedule, the hedge and other matters related to the transaction. The principal informed Mr. Benson that John Wallace, the company's Vice President of Exploration and Acquisitions, had indicated that he would not be available to work for the company after the merger, with the result that the preliminary bidder would need to locate and retain another person to fill that role. Mr. Wallace subsequently terminated his employment with the company on September 10, 2003, and the preliminary bidder subsequently indicated that Steven D. Durrett had been selected to head the company's exploration program after the merger.

         On August 29, 2003, Mr. Benson, the principal of the preliminary bidder, a representative of Petrie Parkman and the parties' respective legal counsel met to discuss the required length of the hedge, the percentage of the company's oil and gas production that would be covered by the hedge, the hedge collateral requirements and other terms relating to the hedge. The parties also discussed and negotiated various other open issues.

         On September 2 and September 3, 2003, further negotiations were held between the parties and their respective legal counsel concerning the hedge, but no agreement was reached concerning the duration or collateral to support the hedge.

         On September 4, 2003, Mr. Benson, the principal of the preliminary bidder, a representative of Petrie Parkman, legal counsel to the company and representatives and legal counsel of the Bank of Oklahoma and Wells Fargo Bank spoke concerning the required terms of the hedge, the collateral necessary to support the hedge and whether the Wells Fargo Bank hedge could be transferred to the Bank of Oklahoma in the event the merger agreement was terminated. The representatives of the Bank of Oklahoma and Wells Fargo Bank left following discussions of issues related to the hedge, and the parties continued to negotiate other open issues on the merger agreement and related transaction matters. Later that day, Mr. Benson, the principal of the preliminary bidder and representatives of McDonald Investments and Petrie Parkman met to discuss a proposed schedule for finalizing the merger agreement.

         On September 10, 2003, Mr. Benson and the principal of the preliminary bidder spoke on several occasions concerning the purchase price.

         On September 12, 2003, Mr. Benson met with representatives of McDonald Investments, Petrie Parkman, Lime Rock and GCP. At that meeting, Mr. Benson was informed that Lime Rock and GCP were prepared to proceed with the transaction, but that the preliminary bidder had been replaced with Holdings, and that Steven
D. Durrett would act as the principal of Holdings. Mr. Benson was further informed that, based on Holdings' evaluation of the company's reserves, the purchase price offered by Holdings was below that previously discussed. Mr. Benson was also informed that the overall structure of the transaction, including the principal terms of the merger agreement and the sources of equity and debt financing, would otherwise remain the same.

         On September 15, 2003, a representative of McDonald Investments and the company's outside legal counsel met with the board of directors to review the reduced purchase price offered and the replacement of the preliminary bidder with Holdings. The board discussed the relative merits of proceeding with the transaction with Holdings at the reduced purchase price as compared to the alternatives of continuing to operate as an independent public company or resuming discussions with other potential acquirors. The directors ultimately decided that it was in the best interests of the company's shareholders to respond to Holdings with a counter offer and determine if an acceptable transaction could be negotiated. The board discussed the parameters of an acceptable transaction and authorized Mr. Benson to negotiate with Holdings within those parameters. Following the discussion, the board of directors instructed McDonald Investments to deliver a counter offer to Petrie Parkman proposing a higher purchase price. In addition, the counter offer stipulated that the company would enter into hedging arrangements with the Bank of Oklahoma (rather than Wells Fargo Bank) for a period of two years (rather than three years), required Holdings to deposit earnest money in escrow and removed or altered certain conditions to Holdings' obligations to close. Following the meeting,

McDonald Investments delivered the terms of the company's counter offer to Petrie Parkman.

         From September 15 through 17, 2003, Mr. Benson and representatives of McDonald Investments and Petrie Parkman spoke on several occasions to discuss and negotiate the terms of the company's counter offer. In these discussions, the parties were able to reach agreement on a number of the terms of the company's counter offer, but did not agree upon the purchase price. Holdings did agree that it would deposit $2 million in escrow at the signing of the merger agreement as earnest money and indicated that Lime Rock, GCP and Wells Fargo Bank had agreed to amend their commitments to require a two-year hedge with the Bank of Oklahoma.

         Throughout the course of this process, Mr. Benson frequently spoke in person or by telephone with each of the company's directors to provide updates concerning the status of the potential transactions and related matters. In addition, on September 16 and 17, 2003, the board held informal sessions by teleconference to obtain information concerning the status of the negotiations. During each call, Mr. Benson and the company's outside legal counsel made presentations to the board concerning the outstanding legal and business issues.

         On the morning of September 18, 2003, Mr. Benson spoke with a representative of Petrie Parkman, and the parties agreed upon a final purchase price of $2.82 per share, which was higher than the price offered by Holdings on September 12, 2003 and higher than any other offer received by the company from any other bid group. Later that morning, representatives of the company, Holdings, Lime Rock and GCP and counsel to the company and counsel to Holdings held a telephone conference to confirm the terms agreed to over the past several days. Following the meeting, attorneys for the company and Holdings met in an effort to finalize the merger agreement and the other transaction documents. Later that day, Mr. Benson, Mr. Durrett and a representative of the Bank of Oklahoma spoke regarding the hedging arrangement and obtained preliminary pricing for the hedge.

         On September 19, 2003, the company's board of directors met to review and consider the terms of the merger agreement and the transactions contemplated by the merger agreement. At this meeting, McDonald Investments made a detailed presentation to the board, including a financial analysis of the proposed merger. In addition, McDonald Investments delivered its oral opinion concerning the fairness, from a financial point of view and as of that date, to the U.S. Exploration shareholders of the proposed consideration to be received by them in the merger. Sherman & Howard reviewed in detail with the board of directors the terms of the merger agreement and related documents and matters. The board considered the terms of the merger agreement, the potential advantages and risks associated with the merger, and the financial analyses of McDonald Investments. Following a discussion, the board of directors unanimously adopted the merger agreement and approved the transactions contemplated by the merger agreement, authorized management to enter into the merger agreement and related documents and recommended that the shareholders of U.S. Exploration vote to approve the merger agreement, subject to the company's receipt of final executed commitment letters from Lime Rock, GCP and Wells Fargo Bank and receipt of the earnest money. Following the board meeting, the parties worked to finalize the merger agreement, the escrow documents and escrow deposit, the hedge documents and related matters.

         Counsel to the parties continued to exchange drafts of the relevant documents on September 20 and 21, 2003. On Monday, September 22, 2003, following the commencement of trading, Mr. Benson, Mr. Durrett, representatives of Petrie Parkman, a representative of Wells Fargo Bank, counsel to the company and counsel to Holdings met at the offices of Sherman & Howard to finalize and execute all documents. Mr. Benson delivered voting agreements executed by each of the company's directors and one of its principal shareholders. Mr. Durrett delivered signed equity commitment letters from Lime Rock and GCP and a signed debt commitment letter from Wells Fargo Bank. U.S. Exploration entered into the hedge arrangement with the Bank of Oklahoma. The parties executed and delivered the merger agreement and the escrow agreement, and Mr. Durrett delivered a $2 million promissory note of Holdings to be deposited in escrow as earnest money. The promissory note, which was subsequently replaced with $2 million in cash, was guaranteed by Lime Rock and GCP. Following exchange by the parties of the executed documents on the afternoon of September 22, 2003, U.S. Exploration issued a press release publicly announcing the merger.

         During the period from August 26, 2003 through September 19, 2003, Mr. Benson, on behalf of Benson Mineral Group, Inc., and the principal of the preliminary bidder or representatives of Holdings also discussed and negotiated the terms of the transition services agreement described under "Interests of Certain Persons in the Merger - Transition Services Agreement" beginning on page
36. Although those discussions were sometimes held at the same meetings or during the same calls as discussions of the merger, Mr. Benson made it clear that the discussion of the transition services agreement was entirely separate from the negotiation of the merger agreement.

U.S. EXPLORATION'S REASONS FOR THE MERGER

         U.S. Exploration's board of directors has unanimously determined that the merger is advisable and in the best interests of U.S. Exploration's shareholders and has unanimously adopted and approved the merger agreement. The board unanimously recommends that the U.S. Exploration shareholders vote "FOR" the merger agreement. In making those determinations, the board of directors considered the following factors, which the board considered to be the positive material factors in its decision to recommend the approval of the merger agreement:

         o        The fact that the consideration to be received by U.S.
                  Exploration shareholders in the merger will consist entirely of cash.

         o The value of the merger consideration to be received by our shareholders in the merger, which represents a premium of approximately 45% over

                  $1.95, the average of the daily closing prices of our common stock on the AMEX over the 12-month period ended September 17, 2003.

         o The historically low trading volumes in U.S. Exploration's stock, which make it unlikely that our shareholders could achieve liquidity other than through a sale of the company.

         o The board's belief that, based on the auction process conducted by management with the assistance of McDonald Investments, it was unlikely that another buyer would be able to provide a superior value to the shareholders.

         o The board's belief that, after extensive negotiations with Holdings and its advisors, the company has obtained the highest price that Holdings is willing to pay.

         o The opinion provided to the board by McDonald Investments as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of U.S. Exploration common stock of the consideration to be received by them in the merger, as described below under "Opinion of U.S. Exploration's Financial Advisor" on page 18.

         o The terms and conditions of the merger agreement, including the likelihood of satisfying the conditions to the closing of the merger, the fact that the merger agreement does not preclude the U.S. Exploration board of directors in the exercise of its fiduciary duties from accepting a bona fide offer which is more favorable to the U.S. Exploration shareholders, and the fact that Holdings has deposited $2 million in escrow as earnest money for the transaction.

         o Our business and financial prospects if we were to remain a small, publicly traded company, particularly in light of increased regulatory costs in the wake of the Sarbanes-Oxley Act of 2002.

         o The fact that Colorado law entitles U.S. Exploration shareholders to exercise dissenters' rights if the merger is completed.

         The board also considered the following risks and other potentially negative factors concerning the merger:

         o Our shareholders would not have the opportunity to benefit from any future increases in the value of U.S. Exploration.

         o Holdings is a financial buyer that will not have any significant assets other than the $2 million placed in escrow unless the merger is completed, and U.S. Exploration's remedy for any breach of the merger agreement by

                  Holdings is therefore effectively limited to termination of the agreement and collection of the escrow amount.

         o Although commitments from equity and debt funding sources sufficient to complete the merger have been received by Holdings and the merger is not conditioned upon such funding of Holdings, the funding may not be received by Holdings for reasons beyond the control of Holdings or U.S. Exploration, in which case the merger would not be completed.

         o The cash consideration to be received by U.S. Exploration shareholders will be taxable to them.

         o If U.S. Exploration receives a superior offer prior to the merger, it would be required to pay Holdings a termination fee of approximately $2.13 million and certain other fees and expenses in order to accept that offer. The same termination fee and other fees and expenses would be payable if there is another offer for U.S. Exploration pending at the time of the special meeting, the shareholders do not approve the merger, and, within 12 months after the shareholders meeting, U.S. Exploration is sold to the party that made that offer.

         However, in the board's view, these factors were substantially outweighed by the positive factors discussed above. Based upon its consideration of all of the factors described above, the board arrived at its determination to approve and adopt the merger agreement and recommend that the shareholders of U.S. Exploration approve the merger agreement.

         In view of the circumstances and the wide variety of factors considered in connection with its evaluation of the merger agreement, the board of directors found it impracticable to assign relative weights to the factors considered in reaching its decision. Individual directors may have given different weights to different factors. Our board viewed its position and recommendations as being based on the totality of the information presented and considered by it.

U.S. EXPLORATION HOLDINGS, INC.'S REASONS FOR THE MERGER

         Holdings is acquiring U.S. Exploration because Holdings' owners believe that U.S. Exploration could be an attractive investment as a private company.

OPINION OF U.S. EXPLORATION'S FINANCIAL ADVISOR

         The board of directors of U.S. Exploration retained McDonald Investments to act as its exclusive financial advisor in connection with the proposed merger. In connection with this engagement, the board of directors requested that McDonald Investments render an opinion to the board of directors as to the fairness, from a financial point of view, to the holders of the issued and outstanding shares of the company's common stock of the consideration to be received by those holders pursuant to the merger agreement. On

September 19, 2003, at a meeting of the board of directors to evaluate the proposed merger, McDonald Investments delivered to the board an oral opinion, which opinion was confirmed in writing by delivery of a written opinion dated the same date, to the effect that, as of the date of its opinion, and based upon and subject to the assumptions, limitations and qualifications contained in its opinion, the consideration to be received pursuant to the merger agreement is fair, from a financial point of view, to the shareholders of U.S. Exploration.

         THE FULL TEXT OF THE WRITTEN OPINION OF MCDONALD INVESTMENTS DATED SEPTEMBER 19, 2003 IS ATTACHED TO THIS DOCUMENT AS ANNEX B AND INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE. WE URGE YOU TO READ THAT OPINION CAREFULLY AND IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN IN ARRIVING AT THAT OPINION.

         McDonald Investments was retained to serve as an advisor to the U.S. Exploration board of directors and not as an advisor to or agent of any shareholder of U.S. Exploration. McDonald Investments' opinion was prepared for the board of directors in its evaluation of the merger and is limited to the fairness, as of the date of its opinion, from a financial point of view, of the consideration to be received by the shareholders pursuant to the merger and does not address U.S. Exploration's underlying business decision to effect the merger or any other terms of the merger. McDonald Investments' opinion does not constitute a recommendation to any shareholder of U.S. Exploration as to how that shareholder should vote at the U.S. Exploration special meeting of shareholders held in connection with the merger.

         McDonald Investments did not recommend the amount of the merger consideration to be paid in the merger. The merger consideration was determined in negotiations between U.S. Exploration and Holdings, in which McDonald Investments advised the U.S. Exploration board of directors. No restrictions or limitations were imposed by the board of directors on McDonald Investments with respect to the investigations made or the procedures followed by McDonald Investments in rendering its opinion.

         In rendering its opinion, McDonald Investments reviewed, among other things:

         o The merger agreement, including the exhibits and schedules to the merger agreement.

         o        Certain publicly available information concerning U.S.
                  Exploration, including the Annual Reports on Form 10-K of U.S. Exploration for each of the years in the three-year period ended December 31, 2002, and the Quarterly Reports on Form 10-Q of U.S. Exploration for the quarters ended March 31, 2003, and June 30, 2003.

         o Certain other internal information, primarily financial and engineering in nature, including projections, concerning the business and operations of

                  U.S. Exploration furnished to McDonald Investments by U.S. Exploration for purposes of McDonald Investments' analysis.

         o Certain publicly available information concerning the trading of, and the trading market for, the U.S. Exploration common stock.

         o Certain publicly available information concerning the principals and financing sources of Holdings.

         o Certain publicly available information with respect to certain other companies that McDonald Investments believed to be comparable to U.S. Exploration and the trading markets for those other companies' securities.

         o Certain publicly available information concerning the nature and terms of certain other transactions that McDonald Investments considered relevant to its inquiry.

         McDonald Investments also met with certain officers and employees of U.S. Exploration to discuss the businesses and prospects of U.S. Exploration, as well as other matters that McDonald Investments believed were relevant, and considered such other data and information that McDonald Investments judged necessary to render its opinion.

         You should note that, in its review and analysis and in arriving at its opinion, McDonald Investments assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or otherwise reviewed by or discussed with it or publicly available and assumed and relied upon the representations and warranties of U.S. Exploration and Holdings contained in the merger agreement. McDonald Investments was not engaged to, and did not independently attempt to, verify any of that information. McDonald Investments also relied upon the management of U.S. Exploration as to the reasonableness and achievability of the financial and operating projections and the assumptions and bases for the projections provided to it, and assumed that those projections were reasonably prepared and reflect the best currently available estimates and judgments of U.S. Exploration's management. McDonald Investments was not engaged to assess the reasonableness or achievability of those projections or the assumptions on which they were based and expresses no view as to those projections or assumptions. McDonald Investments did not conduct a physical inspection or appraisal of any of the assets, properties or facilities of U.S. Exploration, nor was it furnished with any evaluation or appraisal.

         McDonald Investments was not asked to, and did not, offer any opinion as to the material terms of the merger agreement or the form of the transaction as a merger. In rendering its opinion, McDonald Investments assumed that the final executed form of the merger agreement did not differ in any material respect from the draft that it examined and that the conditions to the merger as set forth in the merger agreement would be satisfied and that the merger would be consummated on a timely basis in the manner contemplated by the merger agreement.

         McDonald Investments' opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date of its opinion. McDonald Investments' opinion does not address any matters after the date of its opinion. Although subsequent developments may affect its opinion, McDonald Investments does not have any obligation to update, revise or reaffirm its opinion.

         The following is a brief summary of the analyses performed by McDonald Investments to arrive at its opinion. This summary is not intended to be an exhaustive description of the analyses performed by McDonald Investments, but includes all material factors considered by McDonald Investments in rendering its opinion. McDonald Investments drew no specific conclusions from any of these analyses, but subjectively factored its observations from these analyses into its qualitative assessment of the relevant facts and circumstances.

         Each analysis performed by McDonald Investments is a common methodology utilized in determining valuations. Although other valuation techniques may exist, McDonald Investments believes that the analyses described below, when taken as a whole, provided the most appropriate analyses for McDonald Investments to arrive at its opinion.

         Historical Stock Trading Analysis. McDonald Investments reviewed the historical performance of U.S. Exploration common stock based on an historical analysis of closing prices and trading volumes for the one-month, three-month, six-month, 12-month, two-year and five-year periods ended September 17, 2003, as well as the period since U.S. Exploration's initial public offering in July 1992. McDonald Investments noted that the average closing price for U.S. Exploration common stock within these periods ranged from $1.71 to $2.86, with the lowest average closing price being the five-year average and the highest average closing price being the most recent one-month average.

         The following chart summarizes these prices and the volume of trading of U.S. Exploration common stock.

                         UNITED STATES EXPLORATION, INC.
                     SUMMARY OF PRICE AND VOLUME - SINCE IPO

                                                        Average              Daily Close
                                        Average          Daily        ---------------------------
Period                                   Close          Volume           High             Low
------                                -----------     -----------     -----------     -----------

Latest Month                          $      2.86          12,382     $      3.05     $      2.55
Last Three Months                            2.83          10,616            3.07            2.40
Last Six Months                              2.43          14,266            3.21            1.50
Last 12 Months                               1.95          12,025            3.21            1.10
Last Two Years                               1.85           9,911            3.21            1.10
Last Five Years                              1.71          10,894            4.00             .50
Since IPO (July 30, 1992)                    2.23          16,274            8.19             .50

         McDonald Investments also reviewed the distribution of the closing prices of U.S. Exploration's common stock for the prior five-year period compared to the $2.82 per share value of the merger consideration, and that information is set forth in the following chart.

                                                    Trading Volume                         Trading Days
                                                     at or Below                           at or Below
             Prior Period                        $2.82 Consideration                   $2.82 Consideration
             ------------                        -------------------                   -------------------

            Last Five Years                             84.4%                                 93.9%

         Comparable Public Company Analysis. McDonald Investments reviewed and compared the financial performance of U.S. Exploration to the financial performance of eight publicly traded companies that McDonald Investments considered to be comparable to U.S. Exploration based on U.S. Exploration's participation in the exploration and production industry. The comparable companies included:

o        Cimarex Energy Co.

o        Clayton Williams Energy Inc.

o        Equity Oil Co.

o        Goodrich Petroleum Co.

o        Patina Oil & Gas Corp.

o        Petroleum Development Corp.

o        Range Resources Corp.

o        St. Mary Land and Exploration Co.

         McDonald Investments calculated the following ratios for each of the comparable companies: equity value to forecasted 2003 and 2004 cash flow; enterprise value to projected 2003 and 2004 EBITDAX; enterprise value to proved reserves; enterprise value to proved developed reserves; enterprise value to second quarter 2003 average daily production; and enterprise value to SEC PV-10. Enterprise value is defined as equity value plus the book value of debt and liquidation or market value of preferred stock, less cash and cash equivalents. EBITDAX is defined as net income, plus income tax expense, interest expense, depreciation, depletion and amortization (DD&A), and exploration expense. SEC PV-10 is defined as estimated future net revenues (after tax) from proved reserves, discounted to present value at 10%. Cash flow is defined as net income, plus DD&A, deferred taxes and other non-cash items. The closing price used for all companies analyzed was September 17, 2003.

         In order to remove unusually low or unusually high ratios based on this analysis, McDonald Investments then determined a range of ratios for each of these metrics by using the comparable company in the 25th percentile as the low end of the range and the comparable company in the 75th percentile as the high end of the range. McDonald Investments then applied the ratio at the low end of the range and the ratio at the high end of the range for each of these metrics to the relevant data for U.S. Exploration to calculate an implied range of prices per share for U.S. Exploration common stock. The following table sets forth the results of these analyses:

                                                                                  Implied Share    Implied Share
                                                                                     Price             Price
Comparable Public Companies                                Selected Range             Low              High
---------------------------                            ----------------------     -------------    -------------
Share Price / 2003E Cash Flow Per Share                    3.73x - 4.60x          $       2.13     $       2.62

Share Price / 2004E Cash Flow Per Share                    3.45x - 4.62x                  2.29             3.06

Enterprise Value / 2003E EBITDAX                           3.37x - 5.88x                  1.91             3.34

Enterprise Value/ 2004E EBITDAX                            4.42x - 6.15x                  2.90             4.04

Enterprise Value / Proved Reserves ($/Mcfe)                $1.26 - $1.62                  4.77             6.08

Enterprise Value /Proved Developed
   Reserves ($/Mcfe)                                       $1.74 - $1.98                  3.33             3.79

Enterprise Value / Average Daily Production
   ($/Mcfe)                                             $4,167.2 - $6,209.7               2.55             3.80

Enterprise Value / SEC PV-10                               91.7% - 150.7%                 2.50             4.11

         No company utilized in the comparable public company analysis is identical to U.S. Exploration. McDonald Investments made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of U.S. Exploration. Mathematical analysis (such as determining the mean, median or average) is not itself a meaningful method of using publicly traded comparable company data.

         Comparable Asset Transaction Analysis. Using available information, McDonald Investments reviewed all asset transactions in the exploration and production industry completed since January 1, 1998 that had enterprise values ranging from $25 million to $200 million, with greater than 50% of proved reserves in the form of natural gas, which are set forth below. These transactions were chosen based on U.S. Exploration's participation in the exploration and production industry, the comparable size of the transactions and the recent period in which the transactions were completed.

Target                                                  Acquiror
------                                                  --------
MarkWest Hydrocarbon, Inc.                              XTO Energy, Inc.
The Williams Companies, Inc.                            Petroleum Development Corp.
Undisclosed                                             Energen Corporation

Target                                                  Acquiror
------                                                  --------
El Paso Corporation                                     Sacramento Municipal Utility District
Questar Corp.                                           Red Willow Production Co./Southern Ute
                                                           Indian Tribe
J.M. Huber Corp.                                        XTO Energy, Inc.
CMS Energy Corp.                                        Marathon Oil Company/XTO Energy, Inc.
The Williams Companies, Inc.                            Bill Barrett Corporation
EnerVest Management Co. LC/GE Capital                   Texaco, Inc.
Kansas City Power & Light Co.                           Barrett Resources Corp.
KLT Gas Inc./Kansas City Power & Light                  Evergreen Resources Inc.
Abraxas Pet. Corp./Abraxas Wamsutter, LP                Samson Resources Co.
Koch Industries, Inc.                                   Peoples Energy Corporation
Undisclosed Private Company                             Barrett Resources Corp.
Yates Petroleum Co.                                     Phillips Petroleum Co.
Cross Timbers Oil Co.                                   Vastar Resources Inc.
MCN Energy Group Inc.                                   The Williams Companies Inc.
Burlington Res. Coal Seam Gas Royalty                   Dominion Resources, Inc.
   Trust
Union Pacific Resources Group Inc.                      EnerVest Management Co. LC
Snyder Oil Corp.                                        Ballard Petroleum LLC
Conoco Inc.                                             The Coastal Corporation
Abraxas Petroleum Corp.                                 Abraxas Wamsutter, LP/GE Capital
Union Pacific Resources Group Inc.                      United States Exploration, Inc.
Amoco Corp.                                             Conoco Inc.

         For each of these transactions, McDonald Investments calculated the ratio of the enterprise value of the transaction to each of the target company's proved reserves and average daily production. In order to remove unusually low or unusually high ratios based on this analysis, McDonald Investments then determined a range of ratios for each of these metrics by using the comparable asset transaction in the 25th percentile as the low end of the range and the comparable asset transaction in the 75th percentile as the high end of the range. McDonald Investments then applied the ratio at the low end of the range and the ratio at the high end of the range for each of these metrics to the proved reserves and second quarter 2003 average daily production of U.S. Exploration to calculate an implied range of prices per share for U.S. Exploration common stock. The following table sets forth the results of these analyses:

                                                                 Implied        Implied Share
                                                               Share Price          Price
Comparable Asset Transactions            Selected Range            Low              High
-----------------------------         --------------------     ------------     ------------

Enterprise Value/ Proved
   Reserves ($/Mcfe)                     $0.58 - $1.10         $       2.19     $       4.16

Enterprise Value / Average
   Daily Production ($/Mcfe)          $2,902.9 - $5,253.1              1.77             3.22


         Comparable Corporate Transaction Analysis. Using available information, McDonald Investments reviewed corporate transactions in the exploration and production industry completed since January 1, 1998, that had enterprise values ranging from $25 million to $200 million, with greater than 50% of proved reserves in the form of natural gas. These transactions were chosen based on U.S. Exploration's participation in the exploration and production industry, the comparable size of the transactions and the recent period in which the transactions were completed:

Target                                                  Acquiror
------                                                  --------
PetroCorp Inc.                                          Unit Corporation
National Energy Group, Inc.                             America Real Estate Partners
Carbon Energy Corporation                               Evergreen Resources, Inc.
Bravo Natural Resources                                 Patina Oil & Gas Corp.
Mallon Resources Corp.                                  Black Hills Corp.
Athanor Resources, Inc.                                 Nuevo Energy Company
Focus Energy                                            Chesapeake Energy Corp.
Canaan Energy Corp.                                     Chesapeake Energy Corp.
Sapient Energy Corp.                                    Chesapeake Energy Corp.
Richland Petroleum Corp.                                Provident Energy Trust
DevX Energy, Inc.                                       Comstock Resources, Inc.
Synergy Oil & Gas, Inc.                                 Penn Virginia Corp.
Energy Search Inc.                                      EOG Resources Inc.
Texoil, Inc.                                            Ocean Energy, Inc.
Classic Resources Inc.                                  3TEC Energy Corp.
Southern Mineral Corp.                                  PetroCorp Inc.
River Gas Corporation                                   Phillips Petroleum Co.
Columbus Energy Corp.                                   Key Production Company, Inc.
Michael Petroleum Corp.                                 Cargill Inc./El Paso Energy Corporation

Target                                                  Acquiror
------                                                  --------
Costilla Energy, Inc.                                   Louis Dreyfus Natural Gas Corp.
Belden & Blake Corp.                                    North Coast Energy Inc.
Home-Stake Oil & Gas Co.                                Cortez Oil & Gas, Inc.
Sheridan Energy                                         Calpine Corp.
XPLOR Energy, Inc.                                      Harken Energy Corp.
Marbel Energy Corporation                               FirstEnergy Corporation
Burlington Resources Coal Seam Gas                      Devon Energy Corp.
   Royalty Trust
HarCor Energy, Inc.                                     Seneca Resources Corp.

         For each of these transactions McDonald Investments calculated the ratio of the enterprise value of the transaction to the target company's proved reserves, average daily production and last twelve months' (LTM) EBITDAX. In order to remove unusually low or unusually high ratios based on this analysis, McDonald Investments then determined a range of ratios for each of these metrics by using the comparable corporate transaction in the 25th percentile as the low end of the range and the comparable corporate transaction in the 75th percentile as the high end of the range. McDonald Investments then applied the ratio at the low end of the range and the ratio at the high end of the range for each of these metrics to the proved reserves, second quarter 2003 average daily production and LTM EBITDAX of U.S. Exploration to calculate an implied range of prices per share for U.S. Exploration common stock. The following table sets forth the results of these analyses:

           Comparable
           Corporate                                               Implied Share    Implied Share
          Transactions                        Selected Range         Price Low        Price High
          ------------                       -----------------     -------------    ------------
Enterprise Value / Proved Reserves
   ($/Mcfe)                                     $0.80-$1.17        $       3.03     $       4.42
Enterprise Value / Average Daily
   Production ($/Mcfe)                       $3,247.4-$5,182.7             1.98             3.17
Enterprise Value / LTM EBITDAX                  3.91x-7.99x                1.74             3.58

         Discounted Cash Flow Analysis. McDonald Investments performed a discounted cash flow, or net asset value (NAV), analysis based on the projected future production and cash flows of U.S. Exploration's reserves, as prepared by Netherland, Sewell & Associates, Inc., independent reservoir engineers specialized in estimating oil and gas reserves. McDonald Investments used projected New York Mercantile Exchange (NYMEX) forward pricing for oil and natural gas as of September 18, 2003. Projected cash flows were adjusted for corporate costs including general and administrative costs and projected future cash taxes. These adjusted cash flows were discounted to present value at a rate of 10%, which is consistent with industry standard and similar to a calculated weighted average cost of capital for an exploration and production company with a capitalization comparable in size to that of U.S. Exploration. This present value was adjusted for applicable assets and liabilities as reflected in the June 30, 2003 balance sheet of U.S. Exploration.

         McDonald Investments used two basic scenarios to project cash flows: an unrisked case, giving full weight to all proved reserve categories; and a risked case, applying risk factors to each reserve category consistent with those experienced in Wattenberg field development. Additionally, McDonald Investments analyzed alternate cases where synergies in general and administrative costs were realized in order to estimate the value of potential cost savings to a buyer. Based on this analysis, McDonald Investments calculated an implied equity value and implied equity value per share for U.S. Exploration under these four scenarios. The following table sets forth the results of this analysis:

        Scenario                           Implied Equity Value                Equity Value per Share
        --------                           --------------------                ----------------------

Unrisked (No Synergies)                       $66.7 million                            $3.52
Unrisked (Synergies)                          $68.5 million                            $3.62
Risked (No Synergies)                         $38.5 million                            $2.04
Risked (Synergies)                            $40.3 million                            $2.14

         Conclusion. The summary set forth above describes the principal elements of the presentation made by McDonald Investments to the U.S. Exploration board of directors on September 19, 2003. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, the opinion is not readily susceptible to summary description. Each of the analyses conducted by McDonald Investments was carried out in order to provide a different perspective on the merger and add to the total mix of information available. McDonald Investments did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, McDonald Investments considered the results of the analyses in light of each other and ultimately reached its opinion based upon the results of all analyses taken as a whole. McDonald Investments did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, support its determination. Accordingly, notwithstanding the separate factors summarized above, McDonald Investments believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, McDonald Investments made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by McDonald Investments are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by the analyses.

         Miscellaneous. The board of directors of U.S. Exploration agreed to cause U.S. Exploration to pay McDonald Investments a transaction fee in connection the financial advisory services provided to the board of directors, a significant portion of which is contingent upon the consummation of the merger. Based on current estimates, the transaction fee will be approximately $900,000. The board of directors also agreed, subject to certain exceptions, to cause U.S. Exploration to reimburse McDonald Investments for its reasonable out-of-pocket expenses, and to indemnify McDonald Investments and related persons against liabilities in connection with its engagement, including liabilities under federal securities laws. The terms of the fee arrangement with McDonald Investments were negotiated at arm's-length between the board of directors and McDonald Investments.

         In the ordinary course of its business, McDonald Investments may actively trade the securities of U.S. Exploration for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

         McDonald Investments, as part of its investment banking business, is customarily engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The board of directors selected McDonald Investments based on its experience in transactions similar to the merger and its reputation in the brokerage and investment communities.

HEDGE TRANSACTION

         To minimize the company's exposure to fluctuations in oil and gas commodity prices, on September 22, 2003, U.S. Exploration entered into "swap" transactions with its principal lender, the Bank of Oklahoma, to hedge commodity prices with respect to declining volumes of its proved producing oil and gas reserves. The production volumes subject to the hedge initially represent approximately 75% of the company's proved producing oil and approximately 75% of the company's proved producing gas, but decline over the term of the hedge based on the projected decline curve for the company's currently producing wells. Under these hedging transactions, the company will receive monthly payments from the Bank of Oklahoma equal to the quantity of oil hedged for that month times specified prices ranging from $26.78 to $25.83 per barrel of oil for the period October 1, 2003 through December 31, 2004 and the company will make monthly payments to the Bank of Oklahoma equal to the hedged quantity of oil for that month times the prevailing market price at such time for NYMEX Light Sweet Crude West Texas Intermediate Futures Contracts. With respect to natural gas, the company will receive monthly payments from the Bank of Oklahoma equal to the quantity of gas hedged for that month times specified prices ranging from $4.08 per million Btu to $3.815 per million Btu for the period October 1, 2003 through December 31, 2005 and the company will make monthly payments to the Bank of Oklahoma equal to the hedged quantity of gas for that month times the Colorado Interstate Gas index price published in the first issue of "Inside F.E.R.C.'s Gas Market Report" for that month. The agreements governing the hedge transactions contain provisions which may result in early termination upon certain defaults by either party and upon bankruptcy of either party. Upon early termination of the agreements governing the hedge transactions, the value of the agreements at such time is required to be paid to the other party. The value of these agreements to the company or to the hedge counterparty depends upon the market price of the underlying commodities. If the market price of the commodities increases, the company could have significant liability upon termination of such agreements.

         These hedging transactions are purely financial in nature. The company will continue to sell its oil and gas to third-party purchasers under its historical arrangements or other arrangements negotiated in the future.

         The company entered into hedging transactions in part to satisfy a condition to the commitment of Wells Fargo Bank to provide a pre-determined level of debt financing to Holdings in connection with the merger, which was in turn a condition to the commitments of Lime Rock and GCP. If the company enters into another commitment or agreement to hedge interest rates or commodity prices or modifies the Bank of Oklahoma hedge without the consent of Holdings, the merger agreement provides that Holdings would have the right to terminate the merger agreement, and the company would be obligated to pay a termination fee and certain expenses of Holdings upon such termination. See "The Merger Agreement--Termination" on page 46, "--Termination Fee" on page 47, and "--Expenses" on page 48.

EFFECTS OF THE MERGER

         As a result of and after the merger:

         o U.S. Exploration will become a subsidiary of Holdings. You will no longer own any interest in U.S. Exploration.

         o Each share of U.S. Exploration common stock (other than shares held by U.S. Exploration shareholders who have properly dissented from the merger) will be cancelled and converted into the right to receive a cash payment of $2.82, without interest.

         o U.S. Exploration's common stock will be delisted from the American Stock Exchange and U.S. Exploration will no longer be required to file any periodic and other reports with the SEC.

TREATMENT OF STOCK OPTIONS AND OTHER STOCK-BASED COMPENSATION

         U.S. Exploration has several stock option plans for employees and directors. U.S. Exploration also has a Directors' Fee Stock Plan pursuant to which non-employee directors are awarded shares of the company's common stock as fees for attending meetings of the board and board committees. Under the merger agreement and agreements that the company has entered into with the holders of options to purchase shares of the company's common stock, all outstanding options will be cancelled at the effective time of the merger, and the company will pay cash to each option holder in an amount equal to the positive difference, if any, between $2.82 and the exercise price of the holder's options for each share underlying the options, less applicable withholding taxes. In addition, the company has amended the Directors' Fee Stock Plan to provide that each non-employee director will receive $2.82 in cash in lieu of each share of U.S. Exploration common stock that would otherwise be issued under the Plan for meetings of the board and board committees from January 1, 2003 through the date of the merger agreement. The aggregate amount of payments to directors and officers in cancellation of outstanding options will be approximately $403,500, and the aggregate amount of payments to directors in lieu of stock under the Directors' Fee Stock Plan will be approximately $42,500.

         The following table reflects the aggregate payments to be made to directors and officers of U.S. Exploration in cancellation of options and in lieu of shares issuable under the Directors' Fee Stock Plan upon the consummation of the merger.

                         Cancellation of   Directors' Fee       Total
       Name                   Options        Stock Plan        Payments
       ----              ---------------   --------------    ------------

Thomas W. Gamel            $  86,314.19     $      8,500     $  94,814.19

Robert J. Malone              86,314.19           11,000        97,314.19

Richard L. Robinson           86.314.19           11,500        97,814.19

Bruce A. Hocking                     --           11,500        11,500.00

F. Michael Murphy             72,250.00               --        72,250.00

Shirley Kovar                 72,250.00               --        72,250.00

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following discussion summarizes certain United States federal income tax consequences of the merger that are generally applicable to holders of U.S. Exploration common stock and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision whether to vote in favor of the merger agreement. The discussion is based upon the Internal Revenue Code of 1986, as amended (which we refer to as the Code), existing and proposed Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, all as of the date of this proxy statement, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. This discussion does not address all aspects of federal income taxation that may be important to a shareholder based on such holder's particular circumstances and does not address any aspect of state, local or foreign tax laws.

         The following discussion is generally only applicable to those holders of U.S. Exploration common stock who hold their shares as "capital assets" within the meaning of Section 1221 of the Code (generally, assets held for investment) and may not apply to holders who acquired U.S. Exploration common stock pursuant to the exercise of employee stock options or other compensation arrangements with U.S. Exploration, holders that are subject to special tax treatment (such as foreign persons, broker-dealers, insurance companies, tax-exempt organizations, financial institutions, certain holders subject to the alternative minimum tax provisions of the Code and regulated investment companies), or holders that hold U.S. Exploration common stock as part of a "straddle," "hedge" or "conversion transaction."

         Consequences to Holders of U.S. Exploration Common Stock. Receipt of cash for shares of U.S. Exploration common stock in the merger will be a taxable transaction for United States federal income tax purposes. Consequently, subject to the limitations and qualifications referred to in this section, the merger will generally result in the following United States federal income tax consequences to the U.S. Exploration shareholders who hold their stock as a capital asset:

         o A U.S. Exploration shareholder who receives cash for his or her common stock in the merger will generally recognize capital gain or loss in an amount measured by the difference between the cash received by the holder and the holder's tax basis in his or her shares of U.S. Exploration common stock.

         o The capital gain or loss will generally be long-term capital gain or loss if the holder has held his or her U.S. Exploration common stock for more than one year.

         o A holder of U.S. Exploration common stock who exercises dissenters' rights and receives a cash payment for his or her stock generally will recognize capital gain or loss in an amount measured by the difference between the holder's tax basis in the stock and the amount of cash received.

         Backup Withholding and Information Reporting. Payments of cash to a holder surrendering shares of U.S. Exploration common stock may be subject to information reporting and "backup" withholding at a rate of 28% of the cash payable to the holder. Backup withholding will not apply, however, to a holder who furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal to be sent to shareholders after the merger, who provides a certificate of foreign status on Form W-8 or who is otherwise exempt from backup withholding. Any amounts withheld from payments to a holder under the backup withholding rules generally will be allowed as a credit against the holder's United States federal income tax liability.

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF THE MERGER AGREEMENT. U.S. EXPLORATION SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

DISSENTERS' RIGHTS

         Under Article 113 of the Colorado Business Corporation Act, U.S. Exploration shareholders have the right to dissent from the merger and obtain payment in cash of the "fair value" of their shares of U.S. Exploration common stock. For that purpose, "fair value" means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger except to the extent that exclusion would be inequitable.

         Article 113 is set forth in its entirety as ANNEX C to this proxy statement and the following discussion, which is not a complete statement of
Article 113, is qualified in its entirety by reference to the full text thereof. Because the right to demand payment of the "fair value" of shares of U.S. Exploration common stock depends on strict compliance with Article 113, if you wish to exercise that right you should review the text of Article 113 carefully. In addition, if you wish to exercise such right you should consider consulting your attorney with respect to compliance with these statutory procedures.

         If you wish to assert dissenters' rights, you must (a) deliver to U.S. Exploration, before the vote on the merger is taken at the special meeting, written notice of your intention to demand payment for your shares if the merger is effectuated and (b) not vote your shares in favor of the merger. The address to which your notice of intention to demand payment should be mailed is:

                  United States Exploration, Inc.
                  1560 Broadway, Suite 1900
                  Denver, Colorado 80202
                  Attention: F. Michael Murphy

         A VOTE IN FAVOR OF THE MERGER, IN PERSON OR BY PROXY, WILL CONSTITUTE A WAIVER OF YOUR RIGHT TO EXERCISE DISSENTERS' RIGHTS. PROXIES THAT ARE PROPERLY SIGNED AND DATED BUT THAT DO NOT HAVE VOTING INSTRUCTIONS WILL BE VOTED FOR THE MERGER. The mere delivery of a proxy directing a vote against the merger, or a purported objection to the merger submitted on a proxy, does not constitute, and will not be treated by U.S. Exploration as, written notice of your intention to exercise dissenter's rights within the meaning of Article 113. It is a condition to the obligation of Holdings to consummate the merger that holders of not more than 10% of the outstanding shares of the company's common stock exercise dissenters' rights.

         If the merger is approved by the U.S. Exploration shareholders at the special meeting, no later than 10 days after the special meeting U.S. Exploration will give a written dissenters' notice to all shareholders who gave notice of their intent to dissent before the vote and did not vote in favor of the merger. The notice will:

         o Be accompanied by a form of payment demand that requires the dissenting shareholder to certify whether or not the shareholder acquired beneficial ownership of the shares before the date of the first announcement of the merger to the news media or to shareholders, which date will be provided in the notice, and state an address to which payment is to be made.

         o State the effective date or proposed effective date of the merger.

         o State where the payment demand and the share certificates representing the shares as to which dissenters' rights are exercised must be sent.

         o Set a date by which U.S. Exploration must receive the payment demand (not less than 30 days after the date that the notice from U.S. Exploration is given) and by which such share certificates must be deposited.

         o Be accompanied by a copy of Article 113 of the Colorado Business Corporation Act.

         A U.S. Exploration shareholder who is given a dissenters' notice and who wishes to perfect dissenters' rights must cause U.S. Exploration to receive a payment demand by the date set forth in the dissenters' notice and deposit the certificates representing the shares of U.S. Exploration stock as to which dissenters' rights are being exercised in accordance with the dissenters' notice. Any shareholder who does not deliver a payment demand and deposit share certificates by the date set forth in the dissenters' notice is not entitled to payment for that shareholder's shares of U.S. Exploration common stock under
Article 113.

         Upon receipt of a demand for payment from a dissenting shareholder, U.S. Exploration will, except as described below, pay each dissenter who has complied with Article 113 the amount that U.S. Exploration estimates to be the "fair value" of the dissenter's shares, plus accrued interest. Certain financial statements of U.S. Exploration and other information as provided in Article 113 must accompany that payment.

         If the dissenter was not the beneficial owner of the shares before the date of the first announcement of the merger to news media or to shareholders, U.S. Exploration may, in lieu of making payment to the dissenter, make a written offer to pay the amount that U.S. Exploration estimates to be the "fair value" of such dissenters' shares in full satisfaction of the shareholder's payment demand. In that event, no payment would be due unless and until the dissenter accepted that offer or the "fair value" was finally determined as described below.

         If a dissenting shareholder believes that the amount paid or offered by U.S. Exploration is less than the "fair value" of that shareholder's shares of U.S. Exploration common stock, that shareholder may, within 30 days after U.S. Exploration made or offered payment, give written notice to U.S. Exploration of that shareholder's estimate of the "fair value" of that shareholder's shares of U.S. Exploration common stock and the interest due and may demand payment of that estimate (less any payment previously made by U.S. Exploration) or reject the offer and demand payment of the "fair value" of the shares and interest due. A DISSENTING SHAREHOLDER WAIVES THE RIGHT TO DEMAND PAYMENT OF THAT ESTIMATE UNLESS THAT SHAREHOLDER GIVES U.S. EXPLORATION WRITTEN NOTICE OF THAT ESTIMATE WITHIN THAT 30-DAY PERIOD.

         If a dissenting shareholder and U.S. Exploration cannot resolve a demand for payment, U.S. Exploration will, within 60 days after receiving the payment demand, petition the district court of the City and County of Denver, Colorado to determine the "fair value" of that shareholder's shares and accrued interest. If U.S. Exploration does not commence that proceeding within that 60-day period, it must pay that shareholder the amount demanded.

         U.S. Exploration would be required to pay the filing fees and other court costs of the judicial proceeding, except that, if the court finds that the dissenting shareholder acted arbitrarily, vexatiously or not in good faith, it may order the dissenting shareholder to pay U.S. Exploration's costs in the proceeding. The court may assess the fees and expenses of the attorneys and experts of the dissenter against U.S. Exploration if it finds that U.S. Exploration did not substantially comply with the requirements described above or may require either party to pay the fees and expenses of the attorneys and experts for the other party if it finds that such party acted arbitrarily, vexatiously or not in good faith with respect to the matters described above.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

         When considering the U.S. Exploration board of directors' recommendation to vote FOR the merger agreement, you should be aware that some of U.S. Exploration's directors and executive officers have interests in the merger that are different from or in addition to your interests as a U.S. Exploration shareholder. The U.S. Exploration board of directors was aware of these interests and specifically considered them before approving and adopting the merger agreement. These interests are discussed below.

         Cash Payments in Cancellation of Options. Under the merger agreement, all outstanding options to purchase U.S. Exploration common stock must be cancelled prior to the effective time of the merger. As more fully described above under "The Merger - Treatment of Stock Options and Other Stock-Based Compensation" beginning on page 30, U.S. Exploration has entered into an agreement with each option holder, including directors Thomas W. Gamel, Robert J. Malone and Richard L. Robinson, and officers F. Michael Murphy, Chief Financial Officer, Vice President, Secretary and Treasurer, and Shirley Kovar, Vice President - Land, whereby the option holder will surrender all of his or her options for cancellation at the effective time of the merger and will receive a cash payment equal to the positive difference, if any, between $2.82 and the exercise price of the options for each share underlying the options. Options with an exercise price over $2.82 will be cancelled without payment. Total payments to directors and officers for cancellation of options will be approximately $403,500.

         Retention Bonuses. The board of directors has authorized the company to pay retention bonuses to its employees in amounts not to exceed $300,000 in the aggregate for all persons. These payments will be made at the effective time of the merger in recognition of the continued service of certain of the company's officers and employees through the completion of the merger. Mr. Murphy and Ms. Kovar will receive retention bonuses if they continue to serve as officers of the company through the effective time of the merger. Bruce D. Benson, the company's Chairman, Chief Executive Officer and President, will not receive a retention bonus.

         Directors' Fees. Under the terms of the company's Directors' Fee Stock Plan, the company's non-employee directors, Thomas W. Gamel, Robert J. Malone, Richard L. Robinson and Bruce A. Hocking, are entitled to receive shares of the company's common stock as payment of fees for attending meetings of the board and board committees. As more fully described above under "The Merger - Treatment of Stock Options and Other Stock-Based Compensation" beginning on page 30, the company has amended the Directors' Fee Stock Plan to provide that each non-employee director will receive a cash payment at the effective time of the merger in lieu of shares of stock that would otherwise be issued under the Plan for meetings from January 1, 2003 through the date of the merger agreement. The amount of the payment will equal $2.82 for each share that would have been issued. Total payments to non-employee directors in lieu of shares under the Plan will be approximately $42,500. Directors' fees for meetings held after the date of the merger agreement are payable only in cash.

         Indemnification of Directors and Officers. U.S. Exploration's articles of incorporation and bylaws and indemnification agreements previously entered into with its officers and directors obligate it to indemnify its officers and directors against claims brought against them in their capacities as such and any related expenses. In the merger agreement, Holdings and U.S. Exploration as the surviving corporation agree to fulfill those obligations after the merger with respect to any claims brought against current and former directors and officers in respect of periods prior to the merger. In addition, Holdings and U.S. Exploration as the surviving corporation have agreed in the merger agreement to purchase and pay in full at the closing for "tail" coverage for three years after the merger, provided that the cost of the tail coverage does not exceed 175% of the annual premium for the current policy. See "Indemnification of Directors, Officers, Employees and Agents of U.S. Exploration; Directors' and Officers' Insurance" on page 44.

         Transition Services Agreement. Historically, we have shared certain facilities and personnel with Benson Mineral Group, Inc., a private company owned by Mr. Benson, pursuant to a Cost and Expense Sharing Agreement. Under the terms of the merger agreement, all of our employees will be terminated effective as of the effective time of the merger. Although Holdings may re-hire certain of those employees after the merger, other employees, including our Chief Financial Officer and Vice President-Land, are expected to become employees of Benson Mineral Group. In addition, Benson Mineral Group will continue to own or license certain office equipment and software that has been used for the benefit of the company under the Cost and Expense Sharing Agreement.

         Holdings was formed to acquire U.S. Exploration and has no existing facilities, operations or personnel. Accordingly, Holdings will be required to hire personnel and acquire equipment and software to replace the personnel, equipment and software that will remain with Benson Mineral Group. In order to facilitate a smooth transition in those functions, Holdings required, as a condition to its obligations under the merger agreement, that Benson Mineral Group enter into a transition services agreement with the company at the effective time of the merger. A copy of the transition services agreement appears as Annex II to the merger agreement, which is attached as ANNEX A to this proxy statement.

         Under the transition services agreement, BMG will make certain of its employees (including Mr. Murphy and Ms. Kovar, each of whom is currently employed by the company) and facilities available to U.S. Exploration for a period of 90 days following the merger. Those employees will continue to perform the same functions for U.S. Exploration as the surviving corporation that they have historically performed for the company prior to the merger and will assist the new personnel hired by U.S. Exploration in transitioning into those functions. The specified employees of BMG will initially devote the same amount of time to U.S. Exploration as the surviving corporation that they devoted to the company prior to the merger, with the time commitment reduced incrementally over the 90-day term of the agreement. Benson Mineral Group will be an independent contractor to U.S. Exploration under the agreement. U.S. Exploration will pay Benson Mineral Group a specified fee for the services of its employees based on the estimated cost to Benson Mineral Group of providing services, including salary, benefits, rent, systems, supplies and other costs. The fee is not intended to provide a profit to Benson Mineral Group. Based on current estimates, Benson Mineral Group will be paid approximately $91,000 over the term of the transition services agreement.

                              THE MERGER AGREEMENT

         The following is a brief description of the material provisions of the merger agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached as ANNEX A to this proxy statement and is incorporated herein by reference. You are urged to read the entire merger agreement carefully.

GENERAL; MERGER CONSIDERATION

         Pursuant to the merger agreement, and on the terms and conditions set forth therein, at the effective time of the merger, Mergerco will be merged with and into U.S. Exploration, and U.S. Exploration will continue as the surviving corporation. Each share of U.S. Exploration common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by U.S. Exploration shareholders who have properly dissented from the merger) will be converted into the right to receive $2.82 in cash, without interest. As a result of the merger, U.S. Exploration will become a subsidiary of Holdings. Because this is a cash merger, upon consummation of the merger you will no longer own shares of U.S. Exploration common stock and you will not acquire any securities of or other interest in Holdings.

CLOSING; EFFECTIVE TIME

         The closing will take place as soon as reasonably practicable following the satisfaction or waiver of the conditions to the closing set forth in the merger agreement. At the closing, U.S. Exploration and Mergerco will cause articles of merger to be filed with the Colorado Secretary of State. The merger will become effective at the time the articles of merger are filed with the Colorado Secretary of State.

         We expect the closing to occur promptly after the U.S. Exploration shareholders meeting. However, it could be delayed if any of the conditions to the closing have not been fulfilled at that time. If the closing has not occurred on or before January 31, 2004, either party may terminate the merger agreement, unless that party's breach of the merger agreement has caused the delay.

SURRENDER OF CERTIFICATES FOR PAYMENT

         Prior to the effective time of the merger, Holdings will designate a bank or trust company to act as payment agent to receive the funds necessary to make payments to U.S. Exploration shareholders upon surrender of their certificates representing shares of U.S. Exploration common stock. After the merger, Holdings will send, or will cause the payment agent to send, to current U.S. Exploration shareholders a letter of transmittal to be used in submitting U.S. Exploration stock certificates to the payment agent. Payments will be made upon surrender of a certificate to the payment agent together with a signed letter of transmittal, duly executed. No interest will be paid on any amount payable upon surrender of the certificates.

PAYMENT TO OTHER THAN REGISTERED HOLDER

         If payment of the merger consideration is to be made to a person other than the registered holder, the surrendered certificate must be properly endorsed or must be otherwise in proper form for transfer. Additionally, the person who is to receive payment must pay any transfer and other taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the certificate surrendered.

TRANSFERS OF U.S. EXPLORATION COMMON STOCK AFTER THE MERGER

         At the effective time of the merger, the stock transfer books of U.S. Exploration will be closed. Thereafter, there will be no further transfers of shares of U.S. Exploration common stock.

REPRESENTATIONS AND WARRANTIES

         Each party makes representations and warranties to the other in the merger agreement relating to, among other things:

         o        its corporate organization and standing;

         o        the authorization and enforceability of the merger agreement;

         o the absence of conflicts with or defaults under organizational documents, debt instruments, other contracts and applicable laws and judgments; and

         o fees of brokers and other advisors in connection with the merger.

         U.S. Exploration makes a variety of other representations and warranties relating to, among other things:

         o        its capital structure;

         o        its subsidiaries;

         o documents filed with the Securities and Exchange Commission, including this proxy statement;

         o        the absence of certain changes since December 31, 2002;

         o        the absence of undisclosed liabilities;

         o        tax matters;

         o title to its properties, the status of its oil, gas and mineral leases and the accuracy of information concerning its oil and gas production and imbalances in gas production previously furnished to Holdings and Mergerco;

         o        intellectual property matters;

         o its compliance with employee benefit laws and other employee benefit matters;

         o        labor matters;

         o governmental and regulatory licenses and permits necessary for the conduct of its business and ownership of its assets;

         o        its compliance with applicable laws;

         o        environmental matters;

         o        legal proceedings;

         o        its material contracts;

         o        its accounting controls;

         o the absence of any material inaccuracy in the factual information concerning proved reserves furnished by the company to Netherland, Sewell & Associates, Inc. for the preparation of a reserve report that was delivered to Holdings; and

         o the impact of the execution of the merger agreement and consummation of the merger on certain agreements with and benefits payable to employees, officers and directors of the company.

         Holdings and Mergerco also represent and warrant that:

         o Holdings has received commitments from lenders and equity investors to provide the financing necessary to consummate the merger;

         o the completion of those financing arrangements will not render U.S. Exploration insolvent;

         o Mergerco has not incurred any obligations or liabilities, engaged in any business or activities or entered into any agreement or arrangement other than in connection with the merger agreement; and

         o they have experience and knowledge concerning the oil and gas industry and that, except for the representations and warranties in the merger agreement, neither U.S. Exploration nor any other person has made any representations or warranties as to the accuracy or completeness of any information or materials relating to U.S. Exploration furnished or made available to Holdings or Mergerco.

         Because U.S. Exploration will be a subsidiary of Holdings after the merger, neither party will have any remedy for breach of a representation or warranty if the merger is consummated. As a practical matter, the only functions of the representations and warranties in the merger agreement are to provide information about the parties and to allow either party to terminate the merger agreement if, prior to the merger, there is a material breach of a representation or warranty of the other party that is not cured after notice.

CONDUCT OF U.S. EXPLORATION'S BUSINESS PRIOR TO THE MERGER

         Under the merger agreement, U.S. Exploration has agreed that from the date of the merger agreement until the effective time of the merger, except as otherwise set forth in the merger agreement, U.S. Exploration will in all material respects conduct its operations in a manner consistent with past practice and will use commercially reasonable efforts to preserve intact in all material respects its business organization, keep available the services of its current officers and key employees and preserve in all material respects the good will of those having advantageous business relationships with it. U.S. Exploration will also keep Holdings advised of developments in the operation of its business and will consult with Holdings in advance of making any material decision or expenditure. U.S. Exploration has also agreed that, prior to the effective time of the merger, it will not, except in the ordinary course of business in connection with certain planned drilling operations, take any of the actions listed below without the consent of Holdings.

         o Issue, sell or pledge additional shares of its stock or securities convertible into shares of its stock, or any rights, warrants or options to acquire any such shares or other convertible securities, other than shares issuable pursuant to currently outstanding options or other rights disclosed in the merger agreement.

         o Purchase or otherwise acquire any of its outstanding securities.

         o Declare or pay any dividend or distribution on its shares of stock.

         o Purchase any property or asset with a cost in excess of $50,000 (except pursuant to certain agreements or arrangements in effect on the date of the merger agreement ).

         o Sell, dispose of or encumber any property or asset with a price in excess of $50,000 (except pursuant to certain agreements or arrangements in effect on the date of the merger agreement).

         o        Amend its articles of incorporation or bylaws.

         o Other than the payment of retention bonuses described herein, increase the compensation of any of its directors, officers or key employees, pay any employee benefit to any director, officer or key employee which is not required or permitted by any existing plan, agreement or arrangement, commit itself to additional employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any director, officer or key employee, or, with certain exceptions, amend any such plan, agreement or arrangement.

         o Except in the ordinary course of business and consistent with past practice and subject to certain exceptions, incur any indebtedness for borrowed money, issue debt securities or assume, guarantee or endorse the obligations of any other person or make any loans, advances or capital contributions to, or investments in, any other person.

         o Change its accounting principles, practices or methods (except as required by law or generally accepted accounting principles).

         o Enter into, amend, renew (except for automatic renewals) or terminate any material contract.

         o Settle any claim, action or proceeding, subject to certain exceptions.

         o Cause any insurance policy naming it as a beneficiary, loss-payable payee or additional insured to be cancelled or terminated, other than expirations of policies in accordance with their terms.

         o        Make any election with respect to taxes.

         o Make any payment or loan to, or enter into, amend or waive any right under any contract with, any director, officer or employee of the company or of any affiliate of the company, or any entity in which any such person or a member of their family holds a material interest or serves as a director, officer, employee, partner, member, executor or trustee, with certain exceptions.

         o Make any capital expenditures in excess of $50,000 in the aggregate or enter into any agreement contemplating capital expenditures in excess of $50,000.

         o Agree or commit to do anything that would be precluded by the foregoing.

CONDITIONS OF THE MERGER

         The obligation of U.S. Exploration to complete the merger is subject to the following conditions:

         o The representations and warranties of Holdings must be true and correct in all material respects as of the date of the merger agreement and as of the closing date.

         o Holdings must have performed in all material respects its covenants under the merger agreement.

         The obligations of Holdings and Mergerco to complete the merger are subject to the following conditions:

         o The representation and warranties of U.S. Exploration must be true and correct in all material respects as of the date of the merger agreement and as of the closing date, provided that this condition will be deemed to have been fulfilled unless the facts and circumstances causing the inaccuracy in the representations and warranties have had or are reasonably likely to have a material adverse effect on U.S. Exploration.

         o U.S. Exploration must have executed and delivered all agreements and instruments required under the merger agreement.

         o U.S. Exploration must have performed in all material respects its covenants under the merger agreement.

         o There must not have been any change in or effect on the business of U.S. Exploration that is or would be materially adverse to its results of operations, properties, condition or business, other than as a result of general economic, industry or financial market conditions, the announcement of the merger agreement and the transactions contemplated by the merger agreement, or acts or omissions of U.S. Exploration required or contemplated by the merger agreement.

         o All necessary notices, consents, approvals, orders, authorizations, declarations and filings described in the merger agreement shall have been given, obtained or made, except such as would not have a material adverse effect on U.S. Exploration.

         o Each director and officer of U.S. Exploration must have resigned as of the effective time of the merger and executed a release in the form approved by the parties.

         o The aggregate number of shares of U.S. Exploration common stock which have exercised dissenters' rights may not exceed 10% of the total number of outstanding shares of U.S. Exploration common stock.

         o Benson Mineral Group, Inc. must have executed a transition services agreement in which Benson Mineral Group will agree to make certain of its employees (some of whom are currently officers of U.S. Exploration) available to provide services to U.S. Exploration as the surviving corporation for a period of 90 days to ensure an orderly transition following the merger.

         The obligations of both parties to complete the merger are subject to the following additional conditions:

         o The merger agreement must have been approved by the requisite vote of the holders of U.S. Exploration common stock.

         o No injunction prohibiting the merger shall have been entered and no litigation seeking to prohibit the merger shall be pending or threatened.

         o The company must have obtained any approval and made any filing, registration or notification required by any governmental authority or necessary to prevent the termination of any material right, privilege, license or agreement.

AGREEMENT NOT TO SOLICIT OTHER OFFERS

         Under the merger agreement, U.S. Exploration has agreed not to (a) take any action to solicit, initiate or encourage any offer for a merger or other business combination involving U.S. Exploration or the acquisition of any equity interest in, or a substantial portion of the assets of, U.S. Exploration, other than the transactions contemplated by the merger agreement (an Acquisition Proposal), (b) engage in negotiations with, or disclose any nonpublic information relating to U.S. Exploration or allow access to its properties, books or records to, any person that may be considering making, or has made an Acquisition Proposal, (c) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of U.S. Exploration or (d) enter into any agreement with respect to an Acquisition Proposal.

         However, the merger agreement does not prevent U.S. Exploration's board of directors from furnishing nonpublic information to, or allowing access to its properties, books or records to, or entering into discussions or an agreement with, any person in connection with a bona fide, unsolicited, written Acquisition Proposal, if (a) U.S. Exploration has notified Holdings of the Acquisition Proposal, (b) the board of directors determines in good faith, based on information then available to it, that the Acquisition Proposal for at least a majority of the outstanding common stock or substantially all of the assets of U.S. Exploration is or may be more favorable from a financial point of view to U.S. Exploration's shareholders than the merger with Mergerco, after taking into account the likelihood that the transaction will be consummated on the terms set forth in the offer, all legal, financial, regulatory and other aspects of the proposal, and any other relevant factors permitted under applicable law (a Superior Proposal), (c) the board of directors determines in good faith that that such action is necessary to comply with its fiduciary duties to U.S. Exploration's shareholders under Colorado law and (d) prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person, the board of directors receives from such person an executed confidentiality agreement with substantially the same terms as in the confidentiality agreement between Holdings and U.S. Exploration.

         Furthermore, the merger agreement does not prevent the board of directors from (a) making any disclosure to its shareholders if, in the good faith judgment of the board of directors, failure to do so would be inconsistent with its obligations under applicable law or (b) if a bona fide, unsolicited, written Acquisition Proposal is received, informing U.S. Exploration's shareholders that it no longer believes that the merger is advisable and no longer recommends approval of the merger, or approving or recommending a Superior Proposal.

         U.S. Exploration has agreed to promptly notify Holdings after receipt of any Acquisition Proposal or any request for nonpublic information relating to U.S. Exploration or for access to the properties, books or records of U.S. Exploration by any person that has made an Acquisition Proposal or any request for any nonpublic information from any person, and to keep Holdings informed of the status and details of any such Acquisition Proposal, indication or request. U.S. Exploration has also agreed that it will not take any action with respect to such proposal or inquiry for three business days after delivery of such notice to Holdings in order to allow Holdings to make such adjustments in the terms and conditions of the merger agreement as would enable U.S. Exploration to proceed with the merger with Holdings on such adjusted terms.

         U.S. Exploration has agreed to immediately, as of the date of the merger agreement, terminate any existing activities, discussions or negotiations with any parties with respect to any proposed transaction involving an Acquisition Proposal from a party other than Holdings. U.S. Exploration has also agreed to use its reasonable efforts to cause any such party in possession of confidential information about U.S. Exploration that was provided by or on behalf of U.S. Exploration to return or destroy all such information.

EMPLOYEE MATTERS

         Under the merger agreement, U.S. Exploration will terminate all of its employees as of the effective time of the merger. Holdings may offer employment to certain of U.S. Exploration's former employees in its sole discretion.

         U.S. Exploration will terminate its participation in or freeze all employee benefit plans at or prior to the effective time of the merger. Any former employee who is employed by U.S. Exploration following the merger will be offered participation in each medical and other welfare plan of Holdings which provides substantially similar benefits as prior to the merger, on the same terms and to the same extent as similarly situated employees of Holdings.

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF U.S. EXPLORATION; DIRECTORS' AND OFFICERS' INSURANCE

         The merger agreement provides that Holdings and U.S. Exploration as the surviving corporation will indemnify each present and former director, officer, employee or agent of U.S. Exploration from and against any claims arising out of or in connection with activities in such capacity, or on behalf of, or at the request of U.S. Exploration, to the fullest extent permitted under Colorado law and under U.S. Exploration's articles of incorporation or bylaws or any contract in effect on the date of the merger agreement. U.S. Exploration as the surviving corporation will also advance expenses incurred with respect to the foregoing, as they are incurred, to the extent permitted under applicable law, if the party on whose behalf the expenses are advanced undertakes in writing to repay such advances if it is ultimately determined that such party is not entitled to indemnification.

         Holdings will cause U.S. Exploration as the surviving corporation to purchase and pay for in full "tail" coverage for a period of three years after the merger under the company's current directors' and officers' liability insurance policy, as long as the cost of the tail coverage does not exceed 175% of the annual premium of the current policy.

NOTIFICATION OF CERTAIN MATTERS

         The merger agreement requires that U.S. Exploration give prompt notice to Holdings, and that Holdings give prompt notice to U.S. Exploration, of any breach of a representation or warranty in the merger agreement or any material failure of U.S. Exploration or Holdings, as the case may be, to comply with or satisfy any covenant, condition or agreement in the merger agreement, or of any other fact, event or circumstances that could materially and adversely affect the likelihood of completing the merger.

OTHER COVENANTS IN THE MERGER AGREEMENT

         U.S. Exploration and Holdings have made the additional covenants and agreements in the merger agreement listed below.

         o U.S. Exploration will afford Holdings and its representatives reasonable access during reasonable business hours to the company's books, records and other information concerning its business or assets, subject to the terms of a confidentiality agreement between the parties.

         o U.S. Exploration, Holdings and Mergerco will obtain the prior approval of the other before issuing any press release, making any public statements or mailing any communications with respect to the merger.

         o U.S. Exploration will not enter into any commitment or agreement to hedge interest rates or commodity prices, and will not amend or terminate the Bank of Oklahoma hedge (described under "The Merger - Hedge Transaction" on page 28), without the prior written consent of Holdings.

         o U.S. Exploration, Holdings and Mergerco will take all steps necessary to cause any dispositions of U.S. Exploration common stock resulting from the merger by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, to be exempt from those reporting requirements.

         o U.S. Exploration will cause the Cost and Expense Sharing Agreement with Benson Mineral Group, Inc. to be terminated as of the effective time of the merger.

         o U.S. Exploration will comply with specified regulatory requirements applicable to certain of its wells prior to the consummation of the merger.

TERMINATION

         U.S. Exploration and Holdings can terminate the merger agreement by mutual consent at any time prior to the closing. In addition, either U.S. Exploration or Holdings can terminate the merger agreement if:

         o The shareholders of U.S. Exploration do not approve the merger agreement at the special meeting.

         o A final and non-appealable restraining order, injunction or other order has been issued by any court or governmental body that prohibits, prevents or materially restrains the consummation of the transactions contemplated by the merger agreement and the terminating party has used reasonable commercial efforts to remove or vacate the order.

         o The merger does not occur by January 31, 2004, unless the failure of the merger to occur by that date was primarily attributable to a breach of any representation, warranty or covenant under the merger agreement by the party attempting to terminate the merger agreement.

         o The consummation of the merger would be illegal or otherwise prohibited under any law or regulation.

         Holdings can terminate the merger agreement at any time prior to the closing if:

         o U.S. Exploration's board of directors withdraws, modifies or qualifies its recommendation that shareholders approve the merger agreement and the merger in a manner adverse to the interests of Holdings or fails to call or convene the special meeting of shareholders for the purpose of considering the merger, or resolves to do any of the foregoing.

         o U.S. Exploration has breached any representation, warranty or covenant contained in the merger agreement which resulted in the nonfulfillment of a condition to the obligations of Holdings or Mergerco, U.S. Exploration has been notified of the breach, and either the breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after the notice.

         o U.S. Exploration enters into a commitment or agreement to hedge interest rates or commodity prices other than the Bank of Oklahoma hedge or modifies the Bank of Oklahoma hedge without the consent of Holdings.

         o Indemnification claims are made against U.S. Exploration under the Asset Purchase and Sale Agreement dated April 9, 1998 between U.S. Exploration and Union Pacific Resources Company that exceed or would reasonably be expected to exceed $250,000 and such claims have not been resolved to the reasonable satisfaction of Holdings.

         U.S. Exploration can terminate the merger agreement:

         o At any time prior to the closing, if Holdings or Mergerco has breached any representation, warranty or covenant contained in the merger agreement which resulted in the nonfulfillment of a condition to the obligations of U.S. Exploration, Holdings has been notified of the breach, and either the breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after the notice of breach.

         o        At any time prior to approval of the merger by the U.S.
                  Exploration shareholders, if after it has received a Superior Proposal and complied with the applicable provisions of the merger agreement, U.S. Exploration's board of directors determines in good faith after considering the advice of outside legal counsel that it is obligated by its fiduciary duties under applicable law to terminate the merger agreement and pursue the Superior Proposal.

TERMINATION FEE

         Under the merger agreement, U.S. Exploration is obligated to pay Holdings a termination fee equal to 4% of the aggregate merger consideration, or approximately $2.13 million, if the merger agreement is terminated under any one of the following circumstances (unless Holdings or Mergerco is in material breach of the merger agreement):

         o        Holdings terminates the merger agreement because U.S.
                  Exploration's board of directors has withdrawn, modified or qualified its recommendation of the merger agreement in a manner adverse to the interests of Holdings or failed to call or convene the special meeting of shareholders for the purpose of considering the merger, or resolved to do any of the foregoing, or because U.S. Exploration has entered into an agreement or commitment for another hedge or modified the Bank of Oklahoma hedge without the consent of Holdings.

         o U.S. Exploration terminates the merger agreement after it has received a Superior Proposal and its board of directors determines, in good faith after considering the advice of outside legal counsel, that it is obligated by its fiduciary duties under applicable law to terminate the merger agreement and pursue the Superior Proposal.

         o The merger agreement is terminated by either party because the shareholders of U.S. Exploration do not approve it, an Acquisition Proposal (other than from Holdings) is pending at the time of the special meeting and, within 12 months after the special meeting, U.S. Exploration consummates an acquisition transaction with the party that made the Acquisition Proposal.

EXPENSES

         The merger agreement generally provides that each party will bear its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement. However, U.S. Exploration must pay the out-of-pocket expenses reasonably incurred by Holdings in connection with its performance of the merger agreement and the transactions contemplated by the merger agreement, including financing commitment fees and expenses, if U.S. Exploration is required to pay the termination fee or if U.S. Exploration's shareholders fail to approve the merger agreement at the special meeting, unless Holdings or Mergerco was in material breach of the merger agreement. See "The Merger Agreement - Termination" and "The Merger Agreement--Termination Fee."

EARNEST MONEY

         Holdings has deposited $2 million in cash in an escrow account as earnest money for the transaction. If U.S. Exploration terminates the merger agreement either because the merger has not occurred on or before January 31, 2004 and all of the conditions to Holdings' obligations to close have been fulfilled or because of Holdings' or Mergerco's breach of a representation, warranty or covenant under the merger agreement, U.S. Exploration will be entitled to receive the earnest money. If the merger is completed or if the merger agreement is terminated for any other reason, the earnest money will be released to Holdings.

REGULATORY APPROVALS

Consummation of the merger does not require any governmental or regulatory approvals.

                                VOTING AGREEMENTS

         Simultaneously with the execution of the merger agreement, each of the company's directors, in their capacities as shareholders of U.S. Exploration, and Dale M.

Jensen, the company's largest shareholder, who collectively own approximately 48% of the outstanding shares of the company's common stock, entered into voting agreements for the benefit of Holdings. The form of voting agreement appears as Annex III to the merger agreement, which appears as Annex A to this proxy statement. Under the terms of the voting agreements, each such shareholder agrees, among other things, to vote his shares of U.S. Exploration common stock in favor of the merger agreement and against any action or agreement that would impede, interfere with or discourage the transactions contemplated by the merger agreement at any meeting of U.S. Exploration shareholders. Each shareholder also agrees to grant Holdings an irrevocable proxy to vote his shares if the shareholder fails to vote in accordance with the voting agreement. In addition, each shareholder agrees, subject to certain exceptions, not to transfer any shares of the company's common stock during the term of the voting agreement. The voting agreements will automatically terminate if the merger agreement is terminated or when the merger is completed.

                   PRINCIPAL SHAREHOLDERS OF U.S. EXPLORATION

         The table below sets forth as of September 30, 2003 certain information regarding beneficial ownership of U.S. Exploration common stock with respect to
(i) each person or entity known to U.S. Exploration to beneficially own 5% or more of the outstanding shares of U.S. Exploration common stock, (ii) each director, (iii) each executive officer and (iv) all directors and executive officers of U.S. Exploration as a group. Shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days are treated as outstanding for the purpose of computing the beneficial ownership of the person who holds the options, but not for the purpose of computing the percentage ownership of any other person or group. To the company's knowledge, the shareholders listed below have sole voting and investment power, except as otherwise noted. All information is based upon filings with the Securities and Exchange Commission or upon information provided to the company.

                                    Number of Shares            Percent
       Name and Address            Beneficially Owned           Owned(1)
--------------------------------   ------------------          ----------
Bruce D. Benson                             3,236,500(2)            17.27%
1560 Broadway, Suite 1900
Denver, CO 80202

Thomas W. Gamel                               609,042(2)(3)          3.21%
700 Broadway, Suite 800
Denver, CO 80202

Shirley Kovar                                  75,200(4)             0.40%
1560 Broadway, Suite 1900
Denver, CO 80202

                                    Number of Shares            Percent
       Name and Address            Beneficially Owned           Owned(1)
--------------------------------   ------------------          ----------
Robert J. Malone                              473,959(2)(5)          2.50%
334 Monroe St
Denver, CO 80206

F. Michael Murphy                             200,000(6)             1.06%
1560 Broadway, Suite 1900
Denver, Colorado 80202

Richard L. Robinson                           468,959(2)(7)          2.47%
646 Bryant
Denver, CO 80202

Dale M. Jensen                              4,886,370(2)(8)         26.07%
26796 N. 98th Way
Scottsdale, AZ 85255

Butte, Inc.                                 1,282,818                6.85%
P.O. Box 1328
Cheyenne, WY 82003

Donald Dillon                               1,282,818(9)             6.85%
6600 South 56th Street
Lincoln, NE 68516

Bruce A. Hocking                                5,120(2)(10)         0.03%
5757 S. 34th Street, #100
Lincoln, NE 68516

Directors and Executive Officers            5,068,255(11)           25.69%
as a Group (7 persons)

----------

      (1) Based on 18,739,939 shares outstanding as of September 30, 2003 and, in the case of each individual or group, the number of shares that such individual has, or the members of such group have, the right to acquire within 60 days after that date.

      (2) Simultaneously with the execution of the merger agreement, Messrs. Benson, Gamel, Malone, Robinson, Jensen and Hocking each entered into voting agreements for the benefit of Holdings. The terms of the voting agreements are described under "Voting Agreements" on page 48. As a consequence of entering into the voting agreements, each of Messrs. Benson, Gamel, Malone, Robinson, Jensen and Hocking may be deemed to share voting power with Holdings with respect to the shares beneficially owned by such person in connection with the merger.

      (3) Includes (a) 106,288 shares held indirectly through a corporation of which Mr. Gamel has voting control and (b) 238,733 shares underlying options that are currently exercisable.

      (4) Includes 75,200 shares underlying options that are currently exercisable.

      (5) Includes (a) 6,000 shares held by spouse, (b) 10,000 shares held jointly with spouse and (c) 238,733 shares underlying options that are currently exercisable.

      (6) Includes 200,000 shares underlying options that are currently exercisable.

      (7) Includes 238,733 shares underlying options that are currently exercisable.

      (8) Includes 391,000 shares as to which Mr. Jensen has an irrevocable proxy.

      (9) Includes 1,282,818 shares owned by Butte, Inc. (which is owned by Lancaster Ventures, LLC, of which Mr. Dillon is a member).

      (10) Includes 375 shares held in a retirement plan for the benefit of Mr. Hocking and 450 shares held in a retirement plan for the benefit of Mr. Hocking's spouse.

      (11) Includes an aggregate of 991,399 shares underlying options that are currently exercisable.

                  DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

         If the merger is completed, you will no longer own shares of U.S. Exploration common stock, and U.S. Exploration will not solicit proxies for an annual meeting in 2004. If the merger is not completed, U.S. Exploration currently anticipates that it will hold the 2004 annual meeting of shareholders on or around June 30, 2004. If the merger is not completed, shareholder proposals intended for inclusion in the proxy statement and proxy relating to U.S. Exploration's 2004 annual meeting of shareholders must be received by U.S. Exploration in writing at its executive offices on or before February 27, 2004. If a shareholder desires to present a proposal for consideration at the 2004 annual meeting of shareholders which is not timely submitted for inclusion in U.S. Exploration's proxy materials and the shareholder fails to notify U.S. Exploration by April 15, 2004 of such proposal, the management proxies may use their discretionary voting authority when the proposal is raised at the annual meeting without any discussion of the matter in the proxy statement. The name and address of the company's Secretary are: F. Michael Murphy, Secretary, United States Exploration, Inc., 1560 Broadway, Suite 1900, Denver, Colorado 80202.

                          WHERE YOU CAN FIND ADDITIONAL
                       INFORMATION ABOUT U.S. EXPLORATION

         U.S. Exploration files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. U.S. Exploration's filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at www.sec.gov.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         Statements contained in this proxy statement that do not relate to historical facts are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual future results or events may differ materially from those expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on such statements.

NO PERSON HAS BEEN AUTHORIZED BY U.S. EXPLORATION TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY U.S. EXPLORATION.

                                     ANNEX A

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                         dated as of September 22, 2003

                                      among

                        UNITED STATES EXPLORATION, INC.,

                             DGL ACQUISITION CORP.,

                                       and

                               DGL MERGERCO, INC.

================================================================================

                                TABLE OF CONTENTS

                                                                               Page
                                                                               ----
SECTION 1 DEFINITIONS......................................................     A-5

SECTION 2 THE MERGER.......................................................    A-11
    2.1    Basic Structure.................................................    A-11
    2.2    Conversion of Shares............................................    A-11
    2.3    Dissenting Shares...............................................    A-11
    2.4    Stock Options; Directors Plan...................................    A-12
    2.5    Shareholder Approval............................................    A-13
    2.6    Surrender and Payment...........................................    A-14
    2.7    Earnest Money...................................................    A-15
    2.8    Closing.........................................................    A-15

SECTION 3 REPRESENTATIONS AND WARRANTIES OF UXP............................    A-15
    3.1    Due Incorporation and Good Standing.............................    A-15
    3.2    Authorization of Transaction....................................    A-16
    3.3    Charter Documents...............................................    A-16
    3.4    No Conflicting Agreements; Consents.............................    A-16
    3.5    Capitalization..................................................    A-16
    3.6    Subsidiaries....................................................    A-17
    3.7    Company Filings; Proxy Statement................................    A-17
    3.8    Absence of Changes; Operation in the Ordinary Course............    A-17
    3.9    No Undisclosed Liabilities......................................    A-17
    3.10   Taxes...........................................................    A-18
    3.11   Properties......................................................    A-18
    3.12   Intellectual Property...........................................    A-19
    3.13   Plans...........................................................    A-20
    3.14   Labor Relations.................................................    A-20
    3.15   Licenses, etc...................................................    A-20
    3.16   Compliance with Laws............................................    A-20
    3.17   Environmental Matters...........................................    A-21
    3.18   Litigation......................................................    A-22
    3.19   Material Contracts..............................................    A-22
    3.20   Accounting Controls.............................................    A-22
    3.21   Reserve Report..................................................    A-23
    3.22   Certain Agreements..............................................    A-23
    3.23   Brokers, Finders, etc...........................................    A-23

SECTION 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO............    A-23
    4.1    Due Incorporation and Good Standing.............................    A-23
    4.2    Authorization of Transaction....................................    A-24
    4.3    No Conflicting Agreements; Consents.............................    A-24
    4.4    Solvency........................................................    A-24

    4.5    No Prior Activities.............................................    A-24
    4.6    Financing.......................................................    A-24
    4.7    Independent Evaluation..........................................    A-25
    4.8    Brokers, Finders, etc...........................................    A-25

SECTION 5 CERTAIN COVENANTS................................................    A-25
    5.1    Conduct of Business Pending the Closing Date....................    A-25
    5.2    Access to Information...........................................    A-28
    5.3    Consents........................................................    A-28
    5.4    Announcements...................................................    A-28
    5.5    Risk Management.................................................    A-29
    5.6    No Solicitation; Subsequent Determination.......................    A-29
    5.7    Indemnification and Insurance...................................    A-30
    5.8    Performance by Mergerco.........................................    A-31
    5.9    Employee Matters................................................    A-31
    5.10   Notification of Certain Matters.................................    A-32
    5.11   Section 16 Matters..............................................    A-32
    5.12   Certain Contracts...............................................    A-32
    5.13   Other Actions...................................................    A-32

SECTION 6 CONDITIONS PRECEDENT.............................................    A-33
    6.1    Conditions Precedent to Obligations of UXP......................    A-33
    6.2    Conditions Precedent to Obligations of Parent and Mergerco......    A-33
    6.3    Conditions Precedent to the Obligations of Each Party...........    A-34

SECTION 7 TERMINATION......................................................    A-35
    7.1    Right to Terminate..............................................    A-35
    7.2    Effect of Termination...........................................    A-36
    7.3    Termination Fee.................................................    A-37
    7.4    Disposition of Escrow...........................................    A-37

SECTION 8 MISCELLANEOUS....................................................    A-38
    8.1    Survival........................................................    A-38
    8.2    Jurisdiction; Venue.............................................    A-38
    8.3    Amendments and Supplements......................................    A-38
    8.4    Governing Law...................................................    A-38
    8.5    Notices.........................................................    A-39
    8.6    Entire Agreement, Assignability, Etc............................    A-39
    8.7    Exclusivity of Representations..................................    A-40
    8.8    Counterparts....................................................    A-40
    8.9    Headings; Terms.................................................    A-40
    8.10   Waivers.........................................................    A-40
    8.11   Severability....................................................    A-40
    8.12   Expenses........................................................    A-40
    8.13   Construction....................................................    A-41
    8.14   Incorporation of Disclosure Schedule............................    A-41

                                     ANNEXES

Annex I           -        Plan of Merger

Annex II          -        Transition Agreement

Annex III         -        Voting Agreement

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 22, 2003, is entered into by and among United States Exploration, Inc., a Colorado corporation ("UXP"), DGL Acquisition Corp., a Delaware corporation ("Parent"), and DGL Mergerco, Inc., a Colorado corporation ("Mergerco").

                                    RECITALS

         A. The respective Boards of Directors of UXP, Parent and Mergerco have determined that the merger of Mergerco with and into UXP (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and the plan of merger attached hereto as ANNEX I (the "Plan of Merger"), would be advisable and in the best interests of their respective shareholders, and have approved the Plan of Merger and the Merger, pursuant to which each outstanding share of UXP Common Stock will, except as otherwise provided herein, be converted into the right to receive a cash payment.

         B. The Board of Directors of UXP has resolved to recommend that the holders of the outstanding shares of UXP Common Stock approve this Agreement and the Merger and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein.

         C. In furtherance thereof, the Boards of Directors of UXP, Parent and Mergerco have approved this Agreement and the Merger in accordance with Colorado law and upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT

         In consideration of the premises and the mutual covenants set forth herein, and intending to be legally bound hereby, UXP, Parent and Mergerco agree as follows:

                                    SECTION 1
                                   DEFINITIONS

         As used in this Agreement, the following terms have the indicated meanings:

         "Acquisition Proposal" means any offer or proposal for a merger or other business combination involving UXP or the acquisition of an equity interest in, or a substantial portion of the assets of, UXP, other than the transactions contemplated or permitted by this Agreement.

         "Affiliate" means, as to a designated Person, another Person that controls, is controlled by or is under common control with the designated Person, and control means the power, directly or indirectly, by stock ownership, contract, family relationship, employment, position or otherwise, to significantly influence the business decisions of another Person.

         "Agreement" has the meaning given in the Preamble.

         "Alternative Transaction" has the meaning given in Section 2.5.2.

         "Background Materials" has the meaning given in Section 4.7.

         "Bank of Oklahoma Hedge" has the meaning given in Section 5.5.

         "Business Day" means any day on which banking institutions in Denver, Colorado are open for business.

         "Certificates" has the meaning given in Section 2.6.1.

         "Charter Documents" means the articles or certificate of incorporation and bylaws of a corporation.

         "Closing" has the meaning given in Section 2.8

         "Closing Date" has the meaning given in Section 2.8

         "COBRA" has the meaning given in Section 3.13.5.

         "Code" means the United States Internal Revenue Code of 1986, as amended.

         "Company Filings" has the meaning given in Section 3.7.

         "Company Stock Option" has the meaning given in Section 2.4.1.

         "Confidentiality Agreement" has the meaning given in Section 5.2.

         "Cost and Expense Sharing Agreement" means the Cost and Expense Sharing Agreement dated August 7, 1997, between UXP and Benson Mineral Group, Inc., as amended by the letter agreement dated December 21, 2000 and the Amendment to Cost and Expense Sharing Agreement dated March 1, 2001.

         "Defensible Title" means such title of UXP in and to the Leases and Wells that, subject to and except for the Permitted Encumbrances: (i) entitles UXP to receive a share of revenues from the Leases and Wells not less than the Net Revenue Interest described in Section 3.11.1 of the UXP Disclosure Schedule;
(ii) obligates UXP to bear a share of the costs and expenses relating to the Leases and Wells not greater than the Working Interest described in Section
3.11.1 of the UXP Disclosure Schedule; and (iii) is free and clear of material liens, encumbrances, mortgages and claims and any defects that would create a material impairment of use and enjoyment of or loss of interest in the affected Lease or Well.

         "Dissenting Shares" has the meaning given in Section 2.3.

         "Effective Time" has the meaning given in Section 2.1.

         "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         "Environmental Laws" means any United States federal, state or local laws, regulations, orders, decrees, permits, authorizations, or agency requirements relating to (1) pollution, protection, or restoration of the environment, health or safety (in each case relating to the environment) including, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, the Clean Water Act and the Clean Air Act or (2) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

         "ERISA" has the meaning given in Section 3.13.2.

         "Escrow Account" has the meaning given in Section 2.7.

         "Escrow Agent" has the meaning given in Section 2.7.

         "Escrow Date" has the meaning given in Section 2.7.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations of the SEC thereunder.

         "Exchange Agent" has the meaning given in Section 2.6.1.

         "Exchange Agreement" means the Exchange Agreement dated July 15, 2003 between UXP and Kerr-McGee Rocky Mountain Corporation.

         "Exploration Agreement" has the meaning given in Section 3.11.1.

         "Financial Statements" has the meaning given in Section 3.7.1.

         "Hazardous Substances" means any material, chemical, compound, mixture, hazardous substance or hazardous waste listed in, classified by, or regulated under any Environmental Law.

         "Indemnified Persons" has the meaning given in Section 5.7.1.

         "Intellectual Property" means all intellectual property rights pertaining to the business of UXP, including all (i) trademarks, tradenames, service marks or other trade rights, whether or not registered, and all pending applications for any such registrations; (ii) copyrights, copyrightable materials or pending applications therefor; (iii) trade secrets; (iv) inventions, discoveries, designs, and drawings; (v) computer software, including all source and object codes and manuals; and (vi) patents and patent applications.

         "Knowledge" of UXP means the actual knowledge that any of the Chief Executive Officer, Chief Financial Officer or Vice President Land has or would have had after reasonable investigation. For that purpose, reasonable investigation shall mean, with respect to matters for which a particular officer does not have direct operational responsibility, inquiry of employees responsible for the applicable area of operations or subject matter.

         "Leases" means oil, gas and mineral leasehold interests and other leasehold interests, subleases, mineral servitudes, licenses, concessions, working interests, farmout or farmin rights, royalties, overriding royalties or other non-working or carried interests, operating rights or other rights and interests described or referred to in Section 3.11.1 of the UXP Disclosure Schedule, including, without limitation, all right, title, and interest of UXP in all pooled or unitized areas in which the Leases are included, to the extent that such rights and interests arise from and are associated with the Leases or Wells, and all right, title and interest owned by UXP in, under or derived from all or any presently existing unitization, pooling, operating, communitization or other agreements, whether voluntary or involuntary, or formed under orders, regulations, rules or declaration or other official acts of any governmental authority.

         "Material Adverse Effect" means any change in or effect on the business of UXP that is or would be materially adverse to the results of operations, properties, condition (financial or otherwise) or business of UXP, except for changes or effects resulting from or in connection with (i) general economic, industry (whether affecting the oil and gas industry nationally or in the Rocky Mountain region) or financial market conditions, (ii) the announcement or expectation of the transactions contemplated hereby or (iii) acts or omissions of UXP required or contemplated by this Agreement.

         "Material Contracts" has the meaning given in Section 3.19.

         "Merger" has the meaning given in the Recitals.

         "Mergerco" has the meaning given in the Preamble.

         "Merger Consideration" means $2.82 per share of UXP Common Stock.

         "Net Revenue Interest" means UXP's interest in a Lease or Well, after deducting all lessors' royalties, overriding royalties, production payments, net profits interests and other interests or burdens on or that are measured by or are payable out of the production of hydrocarbons produced therefrom or the proceeds realized from the sale or other disposition thereof.

         "Option Plans" has the meaning given in Section 2.4.

         "Parent" has the meaning given in the Preamble.

         "Parent Expenses" has the meaning give in Section 7.3.1.

         "Parent Plan" has the meaning given in Section 5.9.1(ii).

         "Permitted Encumbrances" means: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens, and operator's liens and other similar liens arising in the ordinary course of business and securing amounts not yet delinquent or being contested in good faith and for which appropriate accruals have been made; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that do not, individually or in the aggregate, materially adversely affect the value, operation or use of property subject thereto for its current and anticipated purposes; (e) lessor's royalties, overriding royalties, nonparticipating royalties, net profits interests, carried interests, production payments, reversionary interests, and other burdens, if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of UXP in any Well or Lease to an amount less than the Net Revenue Interest for such Well or Lease set forth in Section 3.11.1 of the UXP Disclosure Schedule, and does not obligate UXP to bear costs and expenses relating to any Well or Lease in a proportion greater than the Working Interest of UXP for such Well or Lease as set forth in Section 3.11.1 of the UXP Disclosure Schedule (unless the actual Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Section 3.11.1 of the UXP Disclosure Schedule in at least the same proportion as the proportion that such costs and expenses required to be borne is greater than such Working Interest); (f) easements, rights-of-way, servitudes, permits, licenses, surface leases, and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; conditions, covenants or other restrictions, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways, and other easements and rights-of-way on, over, or in respect of any lands which will not materially interfere with the operation or use of any of the affected Leases; (g) farmout and farmin agreements, participation agreements, joint operating agreements (including operators' liens granted therein), division orders, pooling agreements, unitization orders or agreements, and hydrocarbon sales agreements entered into in the ordinary course of business to the extent that such orders and agreements do not operate to reduce the Net Revenue Interest of UXP in any Well or Lease to an amount less than the Net Revenue Interest for such Well or Lease set forth in Section 3.11.1 of the UXP Disclosure Schedule and do not obligate UXP to bear costs and expenses relating to any Well or Lease in a proportion greater than the Working Interest of UXP for such Well or Lease as set forth in Section 3.11.1 of the UXP Disclosure Schedule (unless the actual Net Revenue Interest for such Well or Lease is greater than the Net Revenue Interest set forth in Section 3.11.1 of the UXP Disclosure Schedule in at least the same proportion as the proportion that such costs and expenses required to be borne is greater than such Working Interest);
(h) all liens, contracts, agreements, instruments, obligations, defects, and irregularities affecting the Wells and Leases that, individually or in the aggregate, are not such as to materially and adversely interfere with the operation or use, if any, of Wells or Leases, do not prevent UXP from receiving the proceeds of production from any of the Wells or Leases, do not reduce the Net Revenue Interest of UXP for any Well or Lease below that set forth in
Section 3.11.1 of the UXP Disclosure Schedule, and do not obligate UXP to bear costs and expenses of any Well or Lease in an amount greater than the Working Interest of UXP for such Well or Lease as set forth in Section 3.11.1 of the UXP Disclosure Schedule (unless the actual Net Revenue Interest for such Well or Lease is greater than the Net Revenue Interest set forth in Section 3.11.1 of the UXP Disclosure Schedule in at least the same proportion as the proportion that such costs and expenses required to be borne is greater than such Working Interest); (i) any liens created by law or reserved in oil, gas, and/or mineral leases for royalty, bonus, or rental, or securing compliance with the terms of such leases; (j) traditional rights of reassignment requiring notice and/or the reassignment of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest or operating right;
(k) rights reserved to or vested in any governmental authority by statute or regulation to control or regulate any Lease in any manner, and (l) any defect, irregularity, deficiency in title or other matter that a reasonable and prudent operator, experienced and knowledgeable in the domestic oil and gas business, would not consider a material impairment of UXP's title in a Lease or Well.

         "Person" means an individual and any corporation, partnership, trust, limited liability company, association, governmental authority or other entity.

         "Plan of Merger" has the meaning given in the Recitals.

         "Plans" has the meaning given in Section 3.13.1.

         "Proxy Statement" has the meaning given in Section 2.5.1(ii).

         "Reserve Report" has the meaning given in Section 3.21.

         "Risk Management Decision" has the meaning given in Section 5.5.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the regulations of the SEC thereunder.

         "Special Meeting" has the meaning given in Section 2.5.1(i).

         "Subsequent Determination" has the meaning given in Section 5.6(iii).

         "Superior Proposal" means any unsolicited bona fide Acquisition Proposal for at least a majority of the outstanding UXP Common Stock or substantially all of UXP's assets by a third party on terms that the Board of Directors of UXP determines in its good faith judgment, after receiving the advice of its financial advisors, to be more favorable from a financial point of view to UXP's shareholders than the Merger, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

         "Tax" means any federal, state or local tax or any foreign tax (including, without limitation, any net income, gross income, profits, premium, estimated, excise, sales, value added, services, use, occupancy, gross receipts, franchise, license, ad valorem, real property, personal property, severance, production, capital levy, production, stamp, transfer, withholding, employment, unemployment, social security (including FICA), payroll or property tax, customs duty, or any other governmental charge or assessment), together with any interest, addition to tax, or penalty.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Termination Date" has the meaning given in Section 7.1.2.

         "Termination Fee" has the meaning given in Section 7.3.1.

         "Transition Agreement" means an agreement between UXP and Benson Mineral Group, Inc. substantially in the form attached hereto as ANNEX II.

         "UPRC" has the meaning given in Section 3.11.1.

         "UXP" has the meaning given in the Preamble.

         "UXP Common Stock" means the common stock, $.0001 par value, of UXP.

         "UXP Disclosure Schedule" has the meaning given in the introductory language to Section 3.

         "Voting Agreement" means a Voting Agreement substantially in the form attached hereto as ANNEX III.

         "Wells" means those oil or natural gas wells (whether producing, not producing, abandoned or temporarily abandoned), water source wells, and water and other types of injection or disposal wells and systems located on the Leases, including, without limitation, the wells described and identified in
Section 3.11.1 of the UXP Disclosure Schedule.

         "Working Interest" means UXP's interest in a Lease or Well, before deducting any lessors' royalties, ownership royalties, production payments, net profit interests and other interests or burdens on or that are measured by or payable out of the production of hydrocarbon produced therefrom or the proceeds realized from the sale or other disposition thereof.

                                    SECTION 2
                                   THE MERGER

         2.1 BASIC STRUCTURE. On the terms and subject to the conditions set forth in this Agreement, Mergerco, as the disappearing corporation, will be merged with and into UXP, as the surviving corporation, all as more specifically provided in the Plan of Merger. After the Merger, Parent will own all of the issued and outstanding stock of UXP. On the Closing Date, UXP and Mergerco will cause articles of merger in the form required by Colorado law to be filed with the Colorado Secretary of State. The Merger will become effective upon such filing (the "Effective Time").

         2.2 CONVERSION OF SHARES. In the Merger, each share of UXP Common Stock outstanding at the Effective Time (other than shares held by Parent or Mergerco and Dissenting Shares) shall be converted into the right to receive an amount of cash equal to the Merger Consideration. Each outstanding share of UXP Common Stock which is held by Parent or Mergerco and any issued shares of UXP Common Stock held in the treasury of UXP shall be canceled and retired and no payment shall be made with respect thereto. Each share of the common stock of Mergerco outstanding at the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of UXP Common Stock.

         2.3 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of UXP Common Stock outstanding immediately prior to the Effective Time and held by holders who comply with all of the relevant provisions of Section 7-113-101 et seq. of the

Colorado Business Corporation Act ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration and shall be purchased and paid for in accordance with Section 7-113-101 et. seq. of the Colorado Business Corporation Act. If, after the Effective Time, any such holder fails to perfect or withdraws or otherwise loses such right, each of such holder's shares of UXP Common Stock shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest. UXP shall give Parent prompt notice of any demands received by UXP for appraisal of shares of UXP Common Stock, and, prior to the Effective Time, Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, UXP shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

         2.4      STOCK OPTIONS; DIRECTORS PLAN.

                  2.4.1 SETTLEMENT OF STOCK OPTIONS. As soon as practicable following the date of this Agreement, UXP (or, if appropriate, any committee administering any stock option or compensation plan or arrangement) shall take such actions as are required (including, if necessary, entering into agreements with individual optionees) to provide that upon the consummation of the Merger, each holder of a then outstanding stock option or other right to purchase or otherwise acquire shares of UXP Common Stock granted under any stock option or compensation plan or arrangement of UXP (a "Company Stock Option"), whether or not then exercisable, shall: (i) if such Company Stock Option is in-the-money (based on the Merger Consideration), upon surrender thereof to UXP or its designee, receive from UXP the excess, if any, of the Merger Consideration over the exercise price per share for each share of UXP Common Stock covered by such Company Stock Option, net of any applicable tax withholding, or (ii) if such Company Stock Option is not in-the-money (based on the Merger Consideration), surrender such Company Stock Option to UXP for cancellation. Subject to the terms and conditions set forth herein, UXP and such committee shall further take all actions necessary to cause each stock option or compensation plan or arrangements of UXP providing for the granting of Company Stock Options ("Option Plans") to terminate at the Effective Time.

                  2.4.2 DIRECTORS FEE STOCK PLAN. The UXP Board of Directors shall take such actions as are required to terminate UXP's Directors Fee Stock Plan effective at the Effective Time and to otherwise amend the Directors Fee Stock Plan as required to carry out the provisions of this Section 2.4.2. In lieu of issuing additional shares of UXP Common Stock under the Directors Fee Stock Plan, UXP shall pay to each of its outside directors, as of the earlier of such director's resignation, other termination of service, or the Effective Time, (i) for all meetings of the Board of Directors or any Committee thereof on or before the date of this Agreement, an amount of cash equal to the product of the Merger Consideration multiplied by the number of shares of UXP Common Stock to which such Director would otherwise be entitled pursuant to the Directors Fee Stock Plan if such Director had resigned on the last trading day before the date of this Agreement and (ii) for all meetings of the Board of Directors or any Committee thereof after the date of this Agreement and prior to the Effective Time, directors' fees in cash at the rates in effect prior to the date of this Agreement.

         2.5      SHAREHOLDER APPROVAL.

                  2.5.1 SPECIAL MEETING; PROXY STATEMENT. UXP, acting through its Board of Directors, shall in accordance with applicable law and its Charter
Documents:

                  (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the date of this Agreement for the purpose of considering and taking action upon this Agreement and the Merger;

                  (ii) except as expressly permitted by Section 5.6, include in the proxy or information statement (the "Proxy Statement") with respect to the Special Meeting the recommendation of its Board of Directors that its shareholders vote in favor of the approval and adoption of this Agreement, the Plan of Merger, the Merger and the transactions contemplated hereby; and

                  (iii) use its reasonable best efforts (a) to obtain and furnish the information required to be included by it in the Proxy Statement,
(b) to file the Proxy Statement with the SEC as promptly as is practicable, after consultation with and review by, Parent and its advisors, (c) after consultation with the other parties hereto, respond as promptly as is reasonably practicable to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, (d) cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time, and (e) subject to the fiduciary duties of its Board of Directors under applicable laws, to obtain the necessary approval and adoption of this Agreement, the Plan of Merger, the Merger and the transactions contemplated hereby by its shareholders.

Any information in the Proxy Statement or any amendment or supplement thereto relating to Parent, its stockholders or Affiliates, or Mergerco or the sources or status of the financing for the Merger shall be subject to the prior approval of Parent, which approval shall not be unreasonably withheld or delayed, and UXP shall not file or disseminate the Proxy Statement without such consent.

                  2.5.2 NO WITHDRAWAL OR MODIFICATION OF RECOMMENDATION. Neither the Board of Directors of UXP nor any committee thereof will, except as expressly permitted by Section 5.6, (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent or Mergerco, the approval or recommendation of the Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any transaction involving an Acquisition Proposal from a party other than Parent or Mergerco (an "Alternative Transaction"), or (iii) cause UXP to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Transaction.

                  2.5.3 VOTING BY PARENT. Parent, as the sole shareholder of Mergerco, hereby consents to the adoption of this Agreement by Mergerco and agrees that such consent shall be treated for all purposes as a vote duly taken at a meeting of the shareholders of Mergerco held for this purpose.

         2.6      SURRENDER AND PAYMENT.

                  2.6.1 EXCHANGE AGENT. Prior to the Effective Time, Parent shall appoint an agent who shall be reasonably acceptable to UXP (the "Exchange Agent") for the purpose of exchanging certificates representing shares of UXP Common Stock ("Certificates") for the payments contemplated in Section 2.2. As of the Effective Time, Parent shall deposit with the Exchange Agent the Merger Consideration to be paid in respect of each outstanding share of UXP Common Stock other than shares owned by Parent, Mergerco or UXP and Dissenting Shares. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of shares of UXP Common Stock at the Effective Time (other than those beneficially owned by Parent, Mergerco or UXP and other than Dissenting Shares) a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of Certificates to the Exchange Agent).

                  2.6.2 SURRENDER OF CERTIFICATES. As promptly as practicable after surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, the holder of such Certificate shall be paid in exchange therefor cash in the amount that the holder of such Certificate is entitled to receive under Section 2.2 and such Certificate shall be canceled. No interest shall be paid or accrued in respect of the Merger Consideration. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of Parent or UXP as the surviving corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.6.2, each Certificate (other than Certificates representing shares held by Parent or Mergerco and Dissenting Shares) shall represent for all purposes solely the right to receive the Merger Consideration, without interest.

                  2.6.3 LIMITATIONS. After the Effective Time, holders of UXP Common Stock shall cease to be, and shall have no rights as, shareholders of UXP, and there shall be no transfers of shares of UXP Common Stock on the stock transfer books of UXP as the surviving corporation. If, after the Effective Time, Certificates are presented to the Exchange Agent or UXP as the surviving corporation, they shall be canceled and exchanged for cash as provided in this
Section 2.6, subject to applicable law in the case of Dissenting Shares.

                  2.6.4 UNCLAIMED FUNDS. Any portion of the funds made available to the Exchange Agent which remain unclaimed by the shareholders of UXP on the date 180 days after the Effective Time shall be repaid to the surviving corporation, upon demand, and any shareholder of UXP who has not theretofore surrendered a Certificate pursuant to Section 2.6.2 shall thereafter look only to UXP as a general creditor for payment of the Merger Consideration, without interest. Any amounts remaining unclaimed by holders of shares of UXP Common Stock immediately prior to the time when the amounts would otherwise escheat to or become property of any governmental authority shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

                  2.6.5 WITHHOLDING RIGHTS. Each of the surviving corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Section 2.2, and shall pay to the appropriate taxing authority, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the surviving corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of UXP Common Stock in respect of which the surviving corporation or Parent, as the case may be, made such deduction and withholding.

                  2.6.6 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the surviving corporation, the posting by such person of a bond, in such reasonable amount as the surviving corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by Section 2.2.

         2.7 EARNEST MONEY. Upon the execution of this Agreement, Parent has deposited in an escrow account (the "Escrow Account") at Colorado Business Bank N.A. (the "Escrow Agent") its promissory note in the principal amount of $2,000,000, payable on or before October 6, 2003 (the "Escrow Note"). On or before October 6, 2003, Parent will deposit in the Escrow Account, in substitution for the Escrow Note, $2,000,000 in cash.

         2.8 CLOSING. As soon as reasonably practicable after the satisfaction or waiver of all of the conditions precedent set forth in Section 6, the closing of the Merger (the "Closing") shall be held at the Denver, Colorado offices of Davis Graham & Stubbs LLP, or at such other place as Parent and UXP may agree upon (the date upon which the Closing occurs being referred to as the "Closing Date").

                                    SECTION 3
                      REPRESENTATIONS AND WARRANTIES OF UXP

         In order to induce Parent and Mergerco to enter into this Agreement, UXP represents and warrants, except as set forth in the Company Filings or as set forth in the disclosure schedule delivered by UXP to Parent on the date hereof (the "UXP Disclosure Schedule"), as follows:

         3.1 DUE INCORPORATION AND GOOD STANDING. UXP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado and is duly qualified to do business and is in good standing as a foreign corporation in the jurisdictions set forth in Section 3.1 of the UXP Disclosure Schedule, which are all of the jurisdictions where such qualification is required and where the failure to be qualified would have a Material Adverse Effect. UXP has the requisite corporate power and authority to own its assets and carry on its business as presently conducted and to enter into and perform its obligations under this Agreement.

         3.2 AUTHORIZATION OF TRANSACTION. This Agreement has been duly authorized, validly executed and delivered by UXP and constitutes the legal, valid and binding obligation of UXP, enforceable in accordance with its terms, subject to bankruptcy and other laws affecting creditors' rights generally and to general principles of equity.

         3.3 CHARTER DOCUMENTS. The copies of the Charter Documents of UXP previously provided to Parent are true and complete and reflect all amendments through the date hereof.

         3.4 NO CONFLICTING AGREEMENTS; CONSENTS. The execution, delivery and performance by UXP of this Agreement and each of the other agreements or instruments to be delivered pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (whether with the passage of time, the giving of notice or both) result in (i) a violation of any law, statute, rule, regulation, order, judgment or decree of any court or any governmental authority or body having jurisdiction over UXP or any of its assets; or (ii) a breach of or default under or the acceleration of any obligation under any material agreement, instrument, lease, contract, mortgage, deed or license to which UXP is a party or by which UXP or any of its assets are bound or affected; or (iii) assuming the approval of the shareholders of UXP as contemplated by Section 2.5, a violation of or a conflict with any Charter Document of UXP. Except for the approval of the Merger by the shareholders of UXP as contemplated by Section 2.5, compliance with any applicable requirements of the Exchange Act, compliance with the rules of the American Stock Exchange and the filing of articles of merger pursuant to Colorado law, no notice to, or consent, approval, order or authorization of, or declaration or filing with, any governmental authority or other Person is required to be obtained or made by UXP in connection with the execution, delivery and performance of or the consummation of the transactions contemplated by this Agreement, except where any of the foregoing, individually or in the aggregate, does not and would not reasonably be expected (i) to have a Material Adverse Effect or (ii) to prevent or materially delay the consummation of the Merger. UXP is subject to no agreement that includes a preferential right in any Person to purchase any Lease or Well that would be triggered by the execution of this Agreement or the consummation of the Merger.

         3.5 CAPITALIZATION. The authorized capital stock of UXP consists of 500,000,000 shares of UXP Common Stock, $.0001 par value, of which 18,739,939 shares are issued and outstanding and 139,590 shares are held in treasury as of the date hereof, and 100,000,000 shares of preferred stock, $.01 par value, of which (i) 250,000 shares have been designated the 1994 Series A Convertible Preferred Stock, none of which are issued and outstanding as of the date hereof,
(ii) 104,000 shares have been designated the 1994 Series B Convertible Preferred Stock, none of which are issued and outstanding as of the date hereof, (iii) 4,000,000 shares have been designated the 1996 Series C Convertible Preferred Stock, none of which are issued and outstanding as of the date hereof, and (iv) the remainder are undesignated, none of which are issued and outstanding as of the date hereof. All of the outstanding UXP Common Stock is duly authorized, validly issued, fully paid and nonassessable. Section 3.5 of the UXP Disclosure Schedule reflects all outstanding options, warrants, convertible securities or other rights to purchase, subscribe for or otherwise acquire any capital stock of UXP from UXP, including the shares of UXP Common Stock issuable pursuant to the Directors' Fee Stock Plan as of the date set forth therein. The outstanding UXP Common Stock was not issued in violation of the preemptive rights of any Person.

         3.6 SUBSIDIARIES. Except for joint ventures, operating agreements and similar arrangements set forth in Section 3.6 of the UXP Disclosure Schedule, UXP does not own, directly or indirectly, any capital stock, any partnership, equity or other ownership interest in, or any security issued by, any other corporation, organization, association, entity, business enterprise or other Person.

         3.7      COMPANY FILINGS; PROXY STATEMENT.

                  3.7.1 COMPANY FILINGS. Since January 1, 2000, UXP has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act or the Exchange Act (the "Company Filings"), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of the Company Filings, including without limitation any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited and unaudited financial statements of UXP included in the Company Filings (the "Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as stated in such financial statements and except as permitted by applicable SEC regulations) and fairly present the consolidated financial position of UXP as of the dates thereof and the results of operations, cash flows, and changes in shareholders' equity of UXP for the periods presented therein, subject, in the case of unaudited financial statements, to normal year-end audit adjustments. UXP has made available to Parent and Mergerco all of the Company Filings.

                  3.7.2 PROXY STATEMENT. The Proxy Statement and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of UXP, and at the time such shareholders vote on approval and adoption of this Agreement, Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this 3.7(b) will not apply to statements or omissions included in the Proxy Statement based upon information furnished to UXP in writing by Parent specifically for use therein.

         3.8 ABSENCE OF CHANGES; OPERATION IN THE ORDINARY COURSE. Since December 31, 2002, UXP has conducted its business only in the ordinary and usual course, and there has not occurred any event or change having or reasonably likely to have a Material Adverse Effect. Since June 30, 2003, UXP has not taken any other action which, if it had been taken after the date hereof, would have required the consent of Parent under any of clauses (i) through (ix), (xi),
(xiii) or (xiv) of Section 5.1.2 hereof.

         3.9 NO UNDISCLOSED LIABILITIES. Except for liabilities and obligations (i) disclosed in Section 3.9 of the UXP Disclosure Schedule, (ii) disclosed in the Company Filings, or (iii) incurred in connection with the Merger, UXP has no liabilities or obligations of any nature, whether accrued, contingent or otherwise, that have, or would be reasonably likely to have, a Material Adverse Effect.

         3.10 TAXES. UXP has furnished correct and complete copies of US federal income tax returns that have been filed by it for all periods commencing on or after January 1, 1997. UXP has filed all Tax Returns that it has been required to file. All such Tax Returns were correct and complete in all material respects. All Taxes that have become due and payable from UXP have been paid, except for taxes which are payable by third parties for which UXP has not been billed and for which appropriate reserves or accruals have been made on the Financial Statements. UXP is not currently the beneficiary of any extension of time within which to file any Tax Return. UXP has not received notice from an authority in any jurisdiction where it does not file Tax Returns that it may be subject to taxation by that jurisdiction. UXP has withheld and paid all Taxes required to have been withheld and paid in connection with material amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. There is no dispute, audit, investigation, proceeding or claim concerning any liability with respect to Taxes of UXP either (i) claimed or raised by any government authority in writing or (ii) as to which UXP has Knowledge based upon contact with any agent of such authority. UXP has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. UXP has not been a member of an affiliated group filing a consolidated federal Income Tax Return (or any other consolidated, combined or unitary Income Tax Return), except as the common parent entity of such group. UXP has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will be non-deductible under Code section 162, 280G or 404. There has been no change in the accounting methods of UXP with respect to which any amounts are reportable under Code Section 481. UXP has not entered into any transaction that is being accounted for as an installment sale under Code Section 453. UXP is not a party to any tax sharing agreements. Prior to the Effective Time, none of UXP's net operating losses are subject to limitations under Code Section 382 or to separate return year limitations, aside from any limitations arising as a result of the Merger. Neither UXP nor any property of UXP is part of an arrangement that constitutes a partnership for purposes of Subchapter K of Chapter 1 of Subtitle A of the Code ("Subchapter K"), unless an effective election has been made to exclude such arrangement from the application of Subchapter K.

         3.11     PROPERTIES.

                  3.11.1 TITLE. Section 3.11.1 of the UXP Disclosure Schedule sets forth a brief description of all Leases and Wells in which UXP owns an interest and specifies UXP's interests in the Leases and Wells. UXP has good and Defensible Title to its interests in the Leases and Wells forming the basis for the proved reserves to which value is assigned in the Reserve Report that are attributable to such interests and to all other assets, real and personal, reflected in the most recent balance sheet in the Company Filings filed prior to the date of this Agreement as owned by UXP, other than equipment sold or otherwise disposed of (and replaced if necessary) in the ordinary course of business and oil, gas and other liquid products produced from the Wells in the ordinary course of business, in each case since the date of such balance sheet. UXP has met all of its commitments under the Exploration Agreement with Union Pacific Resources Company ("UPRC") dated April 9, 1998, as amended (the "Exploration Agreement"), during the initial term and the first three option terms thereof and has validly elected to extend that agreement pursuant to its terms for a fourth option term ending November 30, 2003. UXP has completed drilling all of the required commitment wells under the Exploration Agreement to extend the Exploration Agreement to the fifth option term. UXP has the right to earn interests in the acreage covered by the Exploration Agreement, (i) to the extent that UPRC has interests in such acreage and (ii) subject to the terms and conditions of the Exploration Agreement. The locations to which proved undeveloped reserves are assigned in the Reserve Report that are covered by the Exploration Agreement and for which UXP does not currently have a Lease are available to be earned pursuant to the Exploration Agreement, and the interests in such locations forming the basis for such proved undeveloped reserves are the interests that UXP has the right to earn under the Exploration Agreement; provided, however, that UXP makes no representation or warranty as to UPRC's title to or interest in any such location.

                  3.11.2 STATUS OF LEASES. All Leases, which Leases are set forth in Section 3.11.1 of the UXP Disclosure Schedule, are in full force and effect, are valid and enforceable and grant the rights purported to be granted thereby. No material amount of the royalties, rentals and other payments due under the Leases is past due. UXP has not been notified in writing and has no Knowledge of a material breach or default by it under any Lease, which claim of breach or default has not been resolved. To the Knowledge of UXP, no event has occurred or failed to occur which constitutes, or which, with the giving of notice or the passage of time or both, would constitute, a default, violation or breach under any material Lease.

                  3.11.3 CALLS ON PRODUCTION; TAKE-OR-PAY DELIVERIES. Except as set forth in Section 3.11.3 of the UXP Disclosure Schedule, there are no calls on UXP's oil or gas production and UXP has no obligation to deliver oil or gas pursuant to any take-or-pay, prepayment or similar arrangement without receiving full payment therefor.

                  3.11.4 GAS IMBALANCES. Section 3.11.4 of the UXP Disclosure Schedule sets forth UXP's imbalances in gas production as provided to it by the operators of the wells to which the imbalances relate as of the dates set forth therein. UXP does not have any other imbalances in gas production that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

                  3.11.5 HEDGING. UXP is not a party to or bound by any future, hedge, swap, collar, put, call, floor, cap, option or other contract intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of hydrocarbons as of the date hereof other than the Bank of Oklahoma Hedge.

         3.12 INTELLECTUAL PROPERTY. UXP does not own any patents, patent applications, trademarks or trademark applications or copyrights or copyright applications. The computer software listed in Section 3.12 of the UXP Disclosure
Schedule is licensed by UXP. All other computer software used in the conduct of UXP's business is owned or licensed by Benson Mineral Group, Inc. and is made available to UXP under the Cost and Expense Sharing Agreement. No person or entity has notified UXP that its use of any Intellectual Property infringes on the rights of any person or entity. No claims are pending or, to UXP's Knowledge, threatened that it is infringing upon the rights of any person or entity with regard to any intellectual property.

         3.13     PLANS.

                  3.13.1 IDENTIFICATION. All material plans, agreements, policies and arrangements, whether or not reduced to writing, to which UXP contributes or is obligated to contribute, or under which UXP has or may have any liability for premiums or benefits, and which benefit any active, former or retired employee, outside director, consultant or other independent contractor who provides or provided services to or for the benefit of UXP, are listed in
Section 3.13 of the UXP Disclosure Schedule (the "Plans"). UXP has delivered to Parent a true and complete copy of the most recent plan document for each of the Plans, the most recent determination letters issued by the Internal Revenue Service with respect to the Plans and the most recent Form 5500s for the Plans.

                  3.13.2 ERISA; CODE. No circumstance exists and no event has occurred with respect to any Plan maintained or formerly maintained by UXP, or to which UXP is or has been required to contribute, that would subject UXP to material liability, or its assets to any material lien, under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the Code, nor will the transactions contemplated by this Agreement give rise to any such liability or lien.

                  3.13.3 CODE SECTION 401(a). Each Plan that is required or intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption.

                  3.13.4 TITLE IV OF ERISA. No Plan currently or previously maintained or contributed to by UXP is covered by Title IV of ERISA or subject to the minimum funding standards of ERISA Section 302.

                  3.13.5 RETIREE OBLIGATIONS. Except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), UXP has no obligations for retiree health or life insurance benefits under any Plan.

         3.14 LABOR RELATIONS. There is no claim, including any claim relating to unlawful discrimination or sexual harassment, pending or, to the Knowledge of UXP, threatened against UXP by any current or former employee. UXP is not a party to any collective bargaining agreement or other labor union contract applicable to individuals employed by UXP, nor, to the Knowledge of UXP, are there any activities or proceedings of any labor union to organize any such employees.

         3.15 LICENSES, ETC. UXP has all material governmental and regulatory licenses and permits necessary for the conduct of its business as presently conducted or the ownership of its assets. UXP has not received any written notice and has no Knowledge that any proceeding or investigation is pending or threatened that would have the effect of revoking or limiting any licenses, authorizations, orders, approvals, or permits, nor to the Knowledge of UXP do reasonable grounds for any of the foregoing exist.

         3.16 COMPLIANCE WITH LAWS. Except with respect to Environmental Laws, UXP and, to the Knowledge of UXP, its officers and employees acting in their roles as such:

                  (i) are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to UXP or to the employees conducting the business of UXP, including, without limitation, the Sarbanes-Oxley Act of 2002;

                  (ii) have received, since January 1, 2000, no written notice and have no Knowledge of an assertion by any governmental authority that UXP is not in compliance with any of the statutes, regulations, or ordinances that such governmental authority enforces that has not been fully resolved without continuing liability to UXP; and

                  (iii) since January 1, 2000, have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law, regulation or rule, with any applicable governmental authority, which reports, registration statements and amendments, as of their respective dates, complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed.

         3.17     ENVIRONMENTAL MATTERS.

                  3.17.1 CONDITION OF PROPERTIES. There is no condition existing on any real property or other asset owned, leased or operated by UXP or resulting from operations conducted by UXP (or, to UXP's Knowledge, any other Person) thereon that would reasonably be expected to give rise to any liability to UXP under Environmental Laws or constitute a violation of any Environmental Laws, and UXP is otherwise in compliance in all material respects with all applicable Environmental Laws.

                  3.17.2 ENVIRONMENTAL LITIGATION. Neither UXP, any real property or other asset owned, leased or operated by UXP, nor the operations conducted thereon or in relation thereto by UXP nor, to the Knowledge of UXP, any former real property or other assets owned, leased or operated by UXP, are subject to any pending or, to the Knowledge of UXP, threatened action, suit, investigation, inquiry or proceeding relating to any Environmental Laws by or before any court or other governmental authority.

                  3.17.3 ENVIRONMENTAL PERMITS. All material permits, notices and authorizations, if any, required to be obtained or filed by UXP in connection with the operation or use of any real property or other asset owned, leased or operated by UXP, including without limitation, past or present treatment, storage, disposal, handling, or release of a Hazardous Substance or solid waste into the environment, have been duly obtained or filed, and UXP is in compliance in all material respects with the terms and conditions of all such permits, notices and authorizations.

                  3.17.4 HAZARDOUS SUBSTANCES. Hazardous Substances have not been released, disposed of or arranged to be disposed of by UXP, in a manner or to a location that would reasonably be expected to give rise to liability under, any Environmental Laws.

                  3.17.5 ASSUMED ENVIRONMENTAL LIABILITIES. UXP has not assumed, contractually or, to the Knowledge of UXP, by operation of law, any liabilities or obligations of third parties under any Environmental Laws, except in connection with the acquisition of assets or entities associated therewith.

                  3.17.6 ENVIRONMENTAL INDEMNIFICATION. Except with respect to joint operating agreements, UXP is not subject to any environmental indemnification obligation regarding businesses currently or formerly owned or operated by UXP or regarding properties currently or formerly owned or leased by UXP.

                  3.17.7 ENVIRONMENTAL ASSESSMENTS. UXP has made available to Parent all material site assessments, compliance audits, and other similar studies in its possession, custody or control relating to (i) the environmental conditions on, under or about the properties or assets currently or formerly owned, leased, operated or used by UXP, or any predecessor in interest thereto and (ii) any Hazardous Substances used, managed, handled, transported, treated, generated, stored, discharged, emitted, or otherwise released by UXP or any other Person on, under, about or from any of the properties or assets currently or formerly owned or leased by, or otherwise in connection with the use or operation of any of the properties or assets owned or leased by, UXP;

                  3.17.8 NOTICES. UXP has not received any written notice, and has no Knowledge of any other communication, whether from a governmental authority, citizen's group, employee or otherwise, alleging that it is liable under or not in compliance with any Environmental Law.

         3.18 LITIGATION. There is no litigation, suit, action, proceeding or investigation pending or, to the Knowledge of UXP, threatened against UXP.

         3.19 MATERIAL CONTRACTS. Section 3.19 of the UXP Disclosure Schedule sets forth a true and complete list of all material agreements to which UXP is a party (the "Material Contracts"). The term Material Contracts does not include the Leases. Without limiting the generality of the foregoing, the Material Contracts include, and Section 3.19 of the UXP Disclosure Schedule specifically identifies: (i) all agreements relating to indebtedness for borrowed money, all leases capitalized for financial reporting purposes and all agreements relating to an obligation to pay the deferred purchase price of goods or services, other than trade payables arising in the ordinary course of business, (ii) all leases of real property (other than the Leases) and each lease of personal property requiring payments by the Company in excess of $5,000 per year (other than capitalized leases); (iii) all agreements requiring capital expenditures in excess of $50,000 individually; (iv) any non-competition agreements or any other agreements or obligations which purport to limit in any material respect the manner in which, or the localities in which, all or any substantial portion of the business of UXP is conducted; (v) all operating agreements under which UXP is the operator or which are applicable to Wells in which the value of UXP's interest exceeds $50,000, based on the discounted present value of estimated future net revenues therefrom as specified in the Reserve Report; and (vi) any agreement with any officer, director, or beneficial owner of five percent or more of the outstanding voting securities of UXP or any Affiliate of any such officer, director or beneficial owner. All Material Contracts are valid and in full force and effect on the date hereof. UXP has not committed or failed to perform any act which, with or without notice, lapse of time or both, constitutes or would constitute a material default under the provisions of any Material Contract.

         3.20 ACCOUNTING CONTROLS. UXP has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of UXP Board of Directors, that (1) all material transactions are executed in accordance with management's general or specific authorization; (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principals consistently applied with respect to any criteria applicable to such statements, (3) access to the material property and assets of UXP is permitted only in accordance with management's general or specific authorization; and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

         3.21 RESERVE REPORT. UXP has delivered to Parent a copy of the oil and gas reserve report for UXP dated June 11, 2003, prepared by Netherland, Sewell & Associates, Inc. as of April 1, 2003 (the "Reserve Report"). UXP has no Knowledge of any facts that would make the factual, noninterpretive information provided by UXP to Netherland, Sewell & Associates, Inc. on which the estimates of proved reserves and future net cash flows from proved reserves in the Reserve Report were based (in each case, to the extent that value was assigned to such proved reserves in the Reserve Report), inaccurate in any material respect at the time provided. OTHER THAN AS EXPRESSLY SET FORTH IN THIS SECTION 3.21, UXP MAKES NO REPRESENTATION OR WARRANTY, AND HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY, THAT THE RESERVE ESTIMATES, COST AND CASH FLOW ESTIMATES, PRICE ESTIMATES OR PRODUCTION OR FLOW RATE ESTIMATES CONTAINED IN THE RESERVE REPORT, OR IN ANY SUPPLEMENT THERETO OR UPDATE THEREOF, ARE COMPLETE, ACCURATE OR NOT MISLEADING, SUCH ESTIMATES BEING PREDICTIONS AS TO FUTURE EVENTS WHICH ARE INHERENTLY SUBJECT TO INCOMPLETENESS, INACCURACY AND UNCERTAINTY.

         3.22 CERTAIN AGREEMENTS. Except as contemplated by Section 2.4, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any of UXP's employees, officers or directors under any Plan, agreement or otherwise, other than payments of the Merger Consideration, (ii) increase any benefits otherwise payable to any of its employees, officers or directors under any Plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

         3.23 BROKERS, FINDERS, ETC. Except for the fees and expenses paid and payable to McDonald Investments, Inc. under the engagement agreement previously provided to Parent, the consummation of the transactions contemplated hereby will not, as a result of any action taken by or on behalf of UXP, give rise to any valid claim against UXP, Parent or Mergerco for any brokerage or finder's commission, fee or similar compensation.

                                    SECTION 4
              REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

         In order to induce UXP to enter into this Agreement, Parent and Mergerco jointly and severally represent and warrant as follows:

         4.1 DUE INCORPORATION AND GOOD STANDING. Parent and Mergerco are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware and Colorado, respectively. Each of Parent and Mergerco has the requisite corporate power and authority to own its assets and carry on its business as presently conducted and to enter into and perform its obligations under this Agreement.

         4.2 AUTHORIZATION OF TRANSACTION. This Agreement has been duly authorized, validly executed and delivered by Parent and Mergerco and constitutes the legal, valid and binding obligation of Parent and Mergerco, enforceable in accordance with its terms, subject to bankruptcy and other laws affecting creditors rights' generally and to general principles of equity.

         4.3 NO CONFLICTING AGREEMENTS; CONSENTS. The execution, delivery and performance by each of Parent and Mergerco of this Agreement and each of the other agreements or instruments to be delivered pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (whether with the passage of time, the giving of notice or both) result in (i) a violation of any law, statute, rule, regulation, order, judgment or decree of any court or any governmental agency or body having jurisdiction over Parent or Mergerco or any of their assets, (ii) a breach of or default under or the acceleration of any obligation under any material agreement, instrument, lease, contract, mortgage, deed or license to which Parent or Mergerco is a party or by which Parent or Mergerco or any of their assets are bound or affected, or (iii) a violation of or a conflict with their respective Charter Documents. Except for compliance with applicable requirements of the Exchange Act and the filing of articles of merger pursuant to Colorado law, no notice to, or consent, approval, order or authorization of, or declaration or filing with, any governmental authority or other Person is required to be obtained or made by Parent or Mergerco in connection with the execution, delivery and performance of or the consummation of the transactions contemplated by this Agreement.

         4.4 SOLVENCY. Based on the assumption that UXP's representations and warranties in this Agreement are true and correct in all material respects on the date hereof and will be true and correct in all material respects at the Closing, at the Effective Time and after giving effect to the Merger, the financing for the Merger, and the use of the proceeds from such financing: (i) the fair value and present fair saleable value of UXP's assets would exceed its stated liabilities (including identified contingent liabilities), (ii) UXP should be able to pay its debts as they become absolute and mature and (iii) the capital remaining in UXP should not be unreasonably small capital for the business in which UXP is engaged, as management of UXP has indicated that such business is now conducted and as management of Parent has indicated that such business is proposed to be conducted following the consummation of the Merger.

         4.5 NO PRIOR ACTIVITIES. Except for obligations or liabilities incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Mergerco has not incurred any obligations or liabilities, engaged in any business or activities or entered into any agreements or arrangements with any Person.

         4.6 FINANCING. Parent has written commitments (subject to certain conditions set forth in such commitments) to obtain sufficient funds to consummate the transactions contemplated by this Agreement. Parent has previously provided UXP with copies of signed financing commitments for the full amount payable in the Merger. Parent shall keep UXP fully informed with respect to the status and details of such financing and shall give UXP prompt notice of any adverse change with respect to such financing.

         4.7 INDEPENDENT EVALUATION. Parent and Mergerco are experienced and knowledgeable in the oil and gas business and are aware of its risks. Parent and Mergerco have been afforded the opportunity to examine materials made available by UXP with respect to UXP (the "Background Materials"). The Background Materials include files, or copies thereof, that UXP has used in its normal course of business and other information about UXP that UXP has compiled or generated; however, Parent and Mergerco acknowledge and agree that, except for the representations and warranties of UXP contained in this Agreement, neither UXP nor any other person has made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Background Materials or as to any other information relating to UXP furnished to Parent or Mergerco or their representatives by or on behalf of UXP. In entering into this Agreement, Parent and Mergerco acknowledge and affirm that each has relied and will rely solely on the terms of this Agreement, the UXP Disclosure Schedule, and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction.

         4.8 BROKERS, FINDERS, ETC. Except for the fees and expenses paid and payable to Petrie Parkman & Co., the consummation of the transactions contemplated hereby will not, as a result of any action taken by or on behalf of Parent or Mergerco, give rise to any valid claim against UXP, Parent or Mergerco for any brokerage or finder's commission, fee or similar compensation.

                                    SECTION 5
                                CERTAIN COVENANTS

         5.1      CONDUCT OF BUSINESS PENDING THE CLOSING DATE.

                  5.1.1 CONSULTATION. From the date of this Agreement to the Effective Time, UXP shall keep Parent advised on a reasonably current basis of developments in the operation of UXP's business and shall consult with Parent in advance with respect to all material decisions and expenditures during that period, to the extent reasonably practicable in the circumstances.

                  5.1.2 ORDINARY COURSE OF BUSINESS. Except as contemplated by this Agreement or as disclosed in Section 5.1.2 of the UXP Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, UXP shall in all material respects conduct its operations according to its ordinary and usual course of business and consistent with past practice, and UXP shall use commercially reasonable efforts to preserve intact in all material respects the business organization of UXP, keep available the services of its current officers and key employees, and preserve in all material respects the good will of those having advantageous business relationships with it; provided that UXP shall not be required to make any payments or enter into or amend any contractual arrangements or understandings to satisfy the foregoing obligations. Without limiting the generality of the foregoing, and except as contemplated by this Agreement or as disclosed in Section 5.1.2 of the UXP Disclosure Schedule, prior to the Effective Time, UXP will not, without the prior written consent of
Parent:

                  (i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, additional shares of its capital stock or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, including pursuant to the Directors Fee Stock Plan, other than shares of UXP Common Stock issuable pursuant to currently outstanding options or other rights disclosed in Section
3.5 of the UXP Disclosure Schedule;

                  (ii) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any of its outstanding securities;

                  (iii) declare or pay any dividend or distribution on the UXP Common Stock;

                  (iv) except pursuant to agreements or arrangements in effect on the date hereof and disclosed in Section 3.19 of the UXP Disclosure Schedule, purchase or otherwise acquire any property or asset or group of related properties and assets with a cost in excess of $50,000, in one transaction or a series of related transactions;

                  (v) except pursuant to agreements or arrangements in effect on the date hereof and disclosed in Section 3.19 of the UXP Disclosure Schedule, sell or otherwise dispose of or encumber (other than Permitted Encumbrances) any property or asset or group of related properties and assets with a price in excess of $50,000 in one transaction or a series of related transactions;

                  (vi) subject to the rights of the shareholders of UXP under applicable law, adopt any amendments to the Charter Documents of UXP;

                  (vii) (a) increase the compensation of any of its directors, officers or key employees, (b) pay or agree to pay any pension, retirement allowance or other employee benefit to any director, officer or key employee which is not required or permitted by any existing plan, agreement or arrangement disclosed in Section 3.13 or 3.19 of the UXP Disclosure Schedule,
(c) commit itself to any additional pension, employment, severance, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any director, officer or key employee, whether past or present, except for insurance policy renewals in the ordinary course or (d) except as required by applicable law or as disclosed in Section 5.1.2 of the UXP Disclosure Schedule, amend any such plan, agreement or arrangement;

                  (viii) except in the ordinary course of business and consistent with past practice, (a) except for borrowings on its credit line with Bank of Oklahoma, N.A. (not to exceed $2.5 million at any time outstanding after the date of this Agreement, excluding any outstanding amounts relating to the Bank of Oklahoma Hedge and any outstanding amounts resulting from the payment of amounts due McDonald Investments, Inc. under the engagement agreement described in Section 3.23.), incur any amount of indebtedness for borrowed money or issue any amount of debt securities or assume, guarantee or endorse the obligations of any other person, other than endorsements of negotiable instruments in the ordinary course of business, or (b) make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees in amounts of less than $500 in the aggregate that are in compliance with the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder);

                  (ix) implement or adopt any change in the accounting principles, practices or methods used by UXP, other than as may be required by generally accepted accounting principles, the Exchange Act or other applicable law or regulation;

                  (x)      except pursuant to contracts disclosed in Section
3.19 of the UXP Disclosure Schedule that renew automatically, enter into, amend, renew or terminate any Material Contract;

                  (xi) settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages which was settled for an amount, individually or in the aggregate for all such settlements, not more than $50,000 and which would not reasonably be expected to establish an adverse precedent or reasonable basis for subsequent settlements or require any change in material business practices;

                  (xii) cause any insurance policy naming it as a beneficiary, loss-payable payee or additional insured to be cancelled or terminated, other than expirations of policies in accordance with their terms;

                  (xiii) make any election with respect to Taxes; provided that UXP shall elect to capitalize intangible drilling costs under Section 59(e) of the Code for 2002;

                  (xiv) make any payment of cash or other consideration to, or make any loan (other than customary advances to employees for expenses) to or on behalf of, or enter into, amend or grant a consent or waiver under, or fail to enforce, any contract with, any person (or family member of such person) (1) that directly or indirectly, controls, or is under common control with, UXP or any of its Affiliates; (2) that serves as a director, officer, employee, partner, member, executor, or trustee of UXP or any of its Affiliates; (3) that has, or is a member of a group having, direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least five percent of the outstanding voting power or equity securities or other equity interests representing at least five percent of the outstanding equity interests in UXP or any of its Affiliates; or
(4) in which any person (or family member of such person) that falls under (1),
(2) or (3) above directly or indirectly holds a material interest or serves as a director, officer, employee, partner, member, executor, or trustee (or in any other similar capacity);

                  (xv) make any capital expenditures in excess of $50,000 in the aggregate or enter into any agreement contemplating capital expenditures in excess of $50,000; or

                  (xvi) agree or commit to do, or enter into any contract regarding, anything that would be precluded by clauses (i) through (xv).

Upon receiving any request for a consent under this Section 5.1.2, Parent will promptly consider the request and discuss it with UXP's officers and will advise UXP whether or not Parent consents to the proposed action within a reasonable time, taking into account the nature and urgency of the proposed action. Parent shall not unreasonably withhold any requested consent, taking into account not only the interests of UXP, but also the effect of the proposed action or omission on Parent's financing commitments described in Section 4.6 or on its proposed operation of UXP following the Effective Time. All requests for such a consent shall be addressed to and considered by Steven D. Durrett, the President of Parent. Failure of Parent to respond to a written request for consent within five Business Days of receipt, or sooner if UXP is contractually obligated to respond in a shorter period of time and notifies Parent of such shorter period at the time of the request, shall be deemed consent.

                  5.1.3 PLANNED OPERATIONS. Section 5.1.3 of the UXP Disclosure Schedule summarizes the planned drilling operations of UXP during the period between the date of this Agreement and the Effective Time based on the currently anticipated timing of the Merger. For all purposes of this Agreement, Parent shall be deemed to have consented to those operations and to all expenditures, purchases and agreements made or entered into by UXP in the ordinary course of business in connection with such operations.

         5.2 ACCESS TO INFORMATION. UXP shall afford Parent, its accountants, counsel and other representatives reasonable access during reasonable business hours prior to the Closing Date to (i) all of UXP's financial statements, properties, books, contracts, commitments and records, and
(ii) all other information concerning the business or the assets of UXP as Parent may reasonably request. Information obtained by Parent pursuant to this
Section 5.2 shall be subject to the provisions of the confidentiality agreement between UXP and Parent dated September 22, 2003 (the "Confidentiality Agreement"), which agreement remains in full force and effect except insofar as such provisions would expressly prohibit Parent from taking any of the actions contemplated by this Agreement. No investigation by Parent of the business and affairs of UXP shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

         5.3 CONSENTS. UXP will use reasonable commercial efforts to, and Parent and Mergerco will each cooperate in good faith with UXP to, obtain the consents, authorizations, approvals or notices listed in Section 3.4 of the UXP Disclosure Schedule. Without limiting the generality of the foregoing, Parent agrees upon the reasonable request of UXP to provide financial and other information to any person from whom a consent is required.

         5.4 ANNOUNCEMENTS. Promptly following the execution of this Agreement, UXP and Parent shall issue a joint press release announcing the transactions contemplated hereby, which shall be reasonably acceptable to UXP and Parent. Following that release and prior to the consummation of the Merger, except as required by law or the rules or listing agreement of the American Stock Exchange, UXP, Parent and Mergerco will not, with respect to the transactions contemplated hereby, issue any press release or make any public statements or mail any communications or, with respect to UXP, letters to its shareholders generally, except with the prior approval of the other party or as otherwise permitted by this Agreement. With respect to any communication believed to be required by law or the rules or listing agreement of the American Stock Exchange, the party making such communication agrees to use its best efforts to provide a copy of the text of such communication to the other party prior to its release and to afford the other party a reasonable opportunity to comment thereon.

         5.5 RISK MANAGEMENT. On the date of this Agreement, at the request of Parent, UXP has entered into the hedging arrangements with Bank of Oklahoma, N.A. described in Section 5.5 of the UXP Disclosure Schedule (the "Bank of Oklahoma Hedge"). During the period from the date of this Agreement until the Effective Time, UXP shall not enter into any commitment or agreement to hedge interest rates or commodity prices other than the Bank of Oklahoma Hedge, and shall not amend or modify the Bank of Oklahoma Hedge, without the advance written consent of Parent; provided, however, that if the Board of Directors of UXP determines, by a majority vote of its members, after taking into account the possible effects of such determination on the transactions contemplated by this Agreement, that it is obligated by its fiduciary duties to cause UXP to enter into another hedge or to amend or modify the Bank of Oklahoma Hedge, and Parent has refused to consent to such hedge, amendment or modification in its sole discretion, then UXP may enter into such other hedge or amend or modify the Bank of Oklahoma Hedge (a "Risk Management Decision").

         5.6 NO SOLICITATION; SUBSEQUENT DETERMINATION. From the date hereof until the Closing or the termination hereof, UXP shall not, and shall cause its officers, directors, employees, representatives or other agents of UXP not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or inquiry or proposal with respect thereto,
(ii) engage in negotiations or discussions concerning any Acquisition Proposal with, or provide or disclose any nonpublic information relating to UXP or afford access to the properties, books or records of UXP to, any Person that may be considering making, or has made, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of UXP or (iv) enter into any agreement with respect to an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent UXP or the Board of Directors of UXP at any time prior to the consummation of the Merger from:

                  (i) furnishing nonpublic information to, or affording access to the properties, books or records of UXP to, or entering into negotiations with, any Person who has made a bona fide, unsolicited, written Acquisition Proposal received after the date hereof, if (a) UXP has notified Parent of the Acquisition Proposal as provided below, (b) UXP's Board of Directors determines in good faith that, based on the information then available to it, such Acquisition Proposal is or may be a Superior Proposal; (c) UXP's Board of Directors concludes in good faith that providing such information or engaging in such discussions or negotiations is required in order to discharge the directors' fiduciary duties to UXP and its shareholders in accordance with Colorado law; and (d) prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, UXP's Board of Directors receives from such Person an executed confidentiality agreement with substantially the same terms as the Confidentiality Agreement;

                  (ii) making any disclosure to its shareholders if, in the good faith judgment of the UXP Board of Directors, failure so to disclose would be inconsistent with its obligations under applicable law;

                  (iii) if a bona fide, unsolicited, written Acquisition Proposal is received, informing the shareholders of UXP that it no longer believes that the Merger is advisable and no longer recommends approval of the Merger (a "Subsequent Determination"), or approving or recommending an Alternative Transaction based on that unsolicited Acquisition Proposal if (a) such Acquisition Proposal is a Superior Proposal; and (b) UXP's Board of Directors concludes in good faith that such action is necessary to comply with its fiduciary duties to UXP and its shareholders in accordance with Colorado law.

Notwithstanding anything in the forgoing to the contrary, any determination required to be made by UXP's Board of Directors in clauses (i) - (iii) shall be made (A) by a majority vote and (B) if such determination is with regard to the directors' duties under Colorado law, after considering the advice of outside legal counsel to UXP.

UXP will promptly (within 24 hours) notify Parent after receipt of any Acquisition Proposal or any request for nonpublic information relating to UXP or for access to the properties, books or records of UXP by any Person that has made an Acquisition Proposal and will keep Parent fully informed of the status and details of any such Acquisition Proposal, indication or request. Such written notice shall specify the material terms and conditions of the Acquisition Proposal, identify the Person making the Acquisition Proposal and state whether the Board of Directors of UXP intends to make, or is considering making, a Subsequent Determination. Notwithstanding any other provision of this Agreement, before reaching a final determination that an Acquisition Proposal is a Superior Proposal or taking any action with respect to an Acquisition Proposal under clause (iii) above or under Section 7.1.4(ii), UXP shall give Parent at least three business days to respond to the Acquisition Proposal after notifying Parent that, in the absence of any further action by Parent, UXP's Board of Directors would consider such Acquisition Proposal to be a Superior Proposal. During such three-business-day period, UXP shall provide Parent the opportunity to propose adjustments to the terms and conditions of this Agreement and the final determination by UXP's Board of Directors as to whether such Acquisition Proposal is a Superior Proposal shall take such proposed adjustments into account.

UXP also agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than the Parent, with respect to any of the foregoing. UXP will use its reasonable efforts to cause any persons (and their agents and/or advisors) in possession of any UXP confidential information provided with respect to any Acquisition Proposal to return or destroy all such information. Nothing contained in this Section 5.6 or any other provision of this Agreement will prohibit UXP or the UXP Board of Directors from notifying any third party that contacts UXP on an unsolicited basis after the date hereof concerning an Acquisition Proposal of UXP's obligations under this Section 5.6.

         5.7      INDEMNIFICATION AND INSURANCE.

                  5.7.1 INDEMNIFICATION. After the Effective Time, UXP and Parent shall indemnify and hold harmless each present and former employee, agent, director or officer of UXP (the "Indemnified Persons") from and against any and all claims arising out of or in connection with activities in such capacity, or on behalf of, or at the request of, UXP, to the fullest extent permitted under Colorado law and in addition, to the fullest extent provided in UXP's Charter Documents or any contract or other arrangement in effect at the date hereof, which obligations shall survive the Merger. Without limiting the foregoing, UXP shall advance expenses incurred with respect to the foregoing, as they are incurred, to the fullest extent permitted under applicable law, provided that the person on whose behalf the expenses are advanced undertakes in writing (which need not be secured) to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Parent agrees that, following the Effective Time, all provisions of its Charter Documents and any related policies and procedures relating to the indemnification of its current and former employees, agents, directors an officers shall extend and apply to the persons who are or were employees, agents, directors or officers of UXP at or before the Effective Time. Any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the Colorado Business Corporation Act or the Charter Documents shall initially be made by independent counsel reasonably acceptable to both the Indemnified Party and UXP, subject to the right of either party to seek a judicial determination of that or any other matter relating to an Indemnified Person's right to indemnification.

                  5.7.2 PROCEDURE. Any Indemnified Person wishing to claim indemnification under Section 5.7.1, upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify UXP thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), UXP shall have the right to assume the defense thereof and, following written notice of such assumption to the Indemnified Person, neither Parent nor UXP shall be liable to such Indemnified Person for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof; provided that, if the defense of an Indemnified Person by UXP is reasonably likely to present a conflict of interest for counsel retained by UXP, the Indemnified Person shall be entitled to defend using counsel reasonably satisfactory to UXP and UXP shall be responsible for the costs of defense incurred by the Indemnified Person. The Indemnified Person will cooperate in the defense of any such matter and UXP shall not be liable for any settlement effected without its prior written consent. UXP shall not have any obligation hereunder to any Indemnified Person when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by applicable law.

                  5.7.3 INSURANCE. At the Effective Time, UXP as the surviving corporation shall, and Parent shall cause UXP as the surviving corporation to, purchase and pay for in full "tail" coverage covering a period of three years after the Effective Time under UXP's current directors' and officers' liability insurance policy, provided that the cost of the tail coverage shall not exceed 175% of the annual premium for the current policy.

         5.8 PERFORMANCE BY MERGERCO. Parent shall cause Mergerco to perform all of Mergerco's obligations under this Agreement.

         5.9      EMPLOYEE MATTERS.

                  5.9.1    EMPLOYMENT; COVERAGE.

                  (i) UXP will terminate all of its employees as of the Effective Time. Immediately after the Effective Time, UXP as the surviving corporation, in its sole discretion, may offer to hire any of UXP's former employees.

                  (ii) With respect to each individual who is employed by UXP immediately after the Effective Time, Parent shall permit such individual to participate in an employee welfare plan sponsored by Parent or any affiliate of parent (a "Parent Plan") which provides substantially similar benefits as prior to the Effective Time, on the same terms and to the same extent as similarly situated employees of Parent; provided, that such employee shall (x) not be subject to any preexisting condition provision or waiting period under any Parent Plan which provides medical, dental, vision or prescription drug benefits; and (y) be credited with prior service with UXP for all purposes related to eligibility and vesting under any Parent Plan in which such employee participates.

                  (iii) UXP will terminate its participation in or freeze all Plans at or prior to the Effective Time.

                  5.9.2 COBRA. With respect to any employee of UXP as of the date hereof who is not employed by UXP immediately after the Effective Time, the surviving corporation shall be responsible for making available, at such former employee's expense, continuation coverage to such employee (and his or her dependents), as required under COBRA. Further, with respect to any former employee of UXP (or their dependents) who is receiving continuation coverage under COBRA as of the Effective Time, the surviving corporation shall be responsible to maintain such continuation coverage in compliance with COBRA.

         5.10 NOTIFICATION OF CERTAIN MATTERS. Between the date hereof and the Effective Time, UXP shall give prompt notice to Parent, and Parent shall give prompt notice to UXP, of (i) any fact or the occurrence or non-occurrence of any event or circumstance which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate without regard to the use of "material," "materiality," "Material Adverse Effect" or other similar qualifiers; (ii) any material failure of UXP or Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; or (iii) any fact, event or circumstance not covered by (i) above that could materially and adversely affect the likelihood of consummating the transactions contemplated by this Agreement.

         5.11 SECTION 16 MATTERS. Prior to the Effective Time, Parent, Mergerco and UXP shall take all such steps as may be required to cause any dispositions of capital stock of UXP resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to UXP to be exempt under Rule 16b-3 promulgated under the Exchange Act.

         5.12 CERTAIN CONTRACTS. Prior to the Effective Time, UXP shall cause the contracts listed in Section 5.12 of the UXP Disclosure Schedule to be terminated (effective prior to or as of the Effective Time) without any penalty or other adverse consequences to Parent or the surviving corporation.

         5.13 OTHER ACTIONS. Prior to the Closing, UXP will take the other actions described in Section 5.13 of the UXP Disclosure Schedule.

                                    SECTION 6
                              CONDITIONS PRECEDENT

         6.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF UXP. The obligations of UXP to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, prior to or contemporaneously with the Closing, of the following conditions, compliance with which, or the occurrence of which, may be waived in whole or in part by UXP in writing:

                  6.1.1 REPRESENTATIONS; COVENANTS; CERTIFICATE. The representations and warranties of Parent and Mergerco contained in Section 4, if qualified by a reference to materiality or similar qualifiers, shall be correct and complete, and if not so qualified, shall be correct and complete in all material respects, as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except that representations and warranties that are made as of a specific date shall be correct and complete only as of such date). Parent and Mergerco each shall have complied in all material respects (without giving duplicative effect to any materiality qualifier contained in such covenant) with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Each of Parent and Mergerco shall have delivered to UXP a certificate, dated the Closing Date and signed by its President or a Vice President, to the effect that the conditions set forth in this Section 6.1.1 have been fulfilled.

                  6.1.2 OTHER AGREEMENTS. Parent and Mergerco shall have executed and delivered each of the other agreements and instruments to be delivered by them pursuant to this Agreement.

         6.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGERCO. The obligations of Parent and Mergerco to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, prior to or contemporaneously with the Closing, of the following conditions, compliance with which, or the occurrence of which, may be waived in whole or in part by Parent in writing:

                  6.2.1 REPRESENTATIONS; COVENANTS; CERTIFICATE. The representations and warranties of UXP contained in Section 3, if qualified by a reference to materiality or similar qualifiers, shall be correct and complete, and if not so qualified, shall be correct and complete in all material respects, as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except that representations and warranties that are made as of a specific date shall be correct and complete only as of such date and except for changes in the number of outstanding shares of UXP Common Stock upon the exercise of options, warrants, securities or other rights to purchase, subscribe for or otherwise acquire any shares of UXP Common Stock as disclosed in Section 3.5 of the UXP Disclosure Schedule); provided that this condition shall be deemed satisfied unless the facts and circumstances causing such representations and warranties to be incorrect or incomplete, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect. UXP shall have complied in all material respects (without giving duplicative effect to any materiality qualifier contained in such covenant) with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. UXP shall have delivered to Parent a certificate, dated the Closing Date and signed by its President or a Vice President, to the effect that the conditions set forth in this Section 6.2.1 have been fulfilled.

                  6.2.2 ADVERSE CHANGES. From the date hereof to the Closing Date, UXP shall not have suffered or incurred any Material Adverse Effect.

                  6.2.3 OTHER AGREEMENTS. UXP shall have executed and delivered each of the other agreements and instruments to be delivered by it pursuant to this Agreement.

                  6.2.4 REQUIRED CONSENTS. All notices, consents, approvals, orders, authorizations, declarations and filings described in Section 3.4 of the UXP Disclosure Schedule, if any, shall have been given, obtained or made; provided that the failure to give, obtain or make one or more of the foregoing shall not result in the nonfulfillment of this condition unless such failure would reasonably be expected to have a Material Adverse Effect.

                  6.2.5 VOTING AGREEMENTS. Upon or before the execution and delivery of this Agreement by UXP, each of the directors of UXP and Dale M. Jensen shall have executed and delivered to Parent a Voting Agreement.

                  6.2.6 RELEASES. Each of the directors and officers of UXP as of the date of this Agreement shall have resigned effective as of the Effective Time and executed a release in the form for directors and officers approved by UXP and Parent prior to signing this Agreement.

                  6.2.7 DISSENTERS' RIGHTS. The aggregate number of shares of UXP Common Stock, which are entitled to vote at the Special Meeting and are Dissenting Shares shall not exceed ten percent (10%) of the total number of issued and outstanding shares of UXP Common Stock held of record as of the record date for the Special Meeting and entitled to vote on the Merger at such meeting.

                  6.2.8 TRANSITION AGREEMENT. Benson Mineral Group, Inc. shall have executed and delivered to Parent the Transition Agreement; provided that this condition shall apply only if Parent has caused UXP, as the surviving corporation, to execute and deliver to Benson Mineral Group, Inc. the Transition Agreement.

         6.3 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the additional conditions that (i) no temporary restraining order, preliminary or permanent injunction or other order by any United States federal or state court or governmental body prohibiting, preventing or materially restraining the consummation of the transactions contemplated by this Agreement shall have been issued and shall not have expired or been withdrawn or reversed; it being agreed that the parties shall use their commercially reasonable efforts to cause any such temporary restraining order, preliminary or permanent injunction or other order to be vacated or lifted as promptly as possible; (ii) there shall be no pending or threatened litigation or other proceeding seeking to prohibit, prevent or materially restrict or impose any material limitations on the consummation of such transactions; (iii) the shareholders of UXP shall have adopted this Agreement and approved the Merger in accordance with applicable law and the Charter Documents of UXP; and (iv) all approvals and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Merger, and for the prevention of any termination of any material right, privilege, license or agreement of either Parent or UXP, shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding in this clause (iv) shall be deemed obtained or made if it shall be subject to any condition or restriction the effect of which, together with any other such conditions or restrictions, could reasonably be expected to have a Material Adverse Effect on the surviving corporation or Parent after the Effective Time.

                                    SECTION 7
                                   TERMINATION

         7.1 RIGHT TO TERMINATE. The parties may terminate this Agreement as follows:

                  7.1.1 MUTUAL CONSENT. Parent and UXP may terminate this Agreement by mutual written consent at any time prior to the consummation of the Merger.

                  7.1.2 MUTUAL TERMINATION RIGHTS. Either UXP or Parent may terminate this Agreement if (i) the Effective Time shall not have occurred on or before January 31, 2004 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this clause (i) shall not be available to any party whose breach of any representation, warranty or covenant under this Agreement has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (ii) the condition set forth in clause (i) of Section 6.3 is not fulfilled and the restraining order, injunction or order has become final or nonappealable; provided that the terminating party has used reasonable commercial efforts to remove or vacate such restraining order, injunction or other order; (iii) the shareholders of UXP do not approve this Agreement and the Merger at the Special Meeting or any adjournment or postponement thereof (provided that such meeting may not be adjourned or postponed to any date later than five business days prior to the Termination
Date) or (iv) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited.

                  7.1.3 TERMINATION RIGHTS OF PARENT. Parent may terminate this Agreement at any time prior to the Closing:

                  (i) if UXP's Board of Directors shall have (a) failed to include in the Proxy Statement its recommendation without modification or qualification that the shareholders of UXP approve this Agreement and the Merger, (b) withdrawn, modified or qualified its recommendation of this Agreement or the Merger in a manner adverse to the interests of Parent or Mergerco, (c) failed to call and convene the Special Meeting in accordance with
Section 2.5 or (d) resolved to do any of the foregoing; or

                  (ii) if UXP has breached any representation, warranty or covenant contained in this Agreement, which breach would result in the nonfulfillment of one or more of the conditions to the obligations of Parent and Mergerco set forth in Section 6.2, Parent has notified UXP of the breach, and either such breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after the notice of breach; or

                  (iii)    if a Risk Management Decision shall have been made;
or

                  (iv) if any indemnification claim or claims have been made against the Company under the Asset Purchase and Sale Agreement dated as of April 9, 1998 between the Company and UPRC that exceed or would reasonably be expected to exceed $250,000 and such indemnification claim or claims have not been resolved to the reasonable satisfaction of Parent.

                  7.1.4    TERMINATION RIGHTS OF UXP. UXP may terminate this
Agreement:

                  (i) at any time prior to the Closing, if Parent or Mergerco has breached any representation, warranty or covenant contained in this Agreement, which breach would result in the nonfulfillment of one or more of the conditions to the obligations of UXP set forth in Section 6.1, UXP has notified Parent of the breach, and either such breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after the notice of breach; or

                  (ii) at any time prior to the approval of the Merger and this Agreement by the shareholders of UXP, if (x) UXP has received a Superior Proposal, (y) UXP has complied with all of its obligations under Section 5.6, and (z) a majority of UXP's Board of Directors determines in good faith to terminate this Agreement and pursue a transaction that constitutes a Superior Proposal, after concluding that such action is necessary to comply with its fiduciary duties to the shareholders of UXP under applicable law and after considering the advice of outside legal counsel to UXP; provided that, if any of the conditions to UXP's obligations to consummate the transactions contemplated by this Agreement under Section 6.1 or 6.3 has not been fulfilled or waived as of the date that such shareholder approval is obtained, then UXP's right to terminate under this clause (ii) shall continue until the satisfaction or waiver of such condition; or

                  (iii) if Parent fails to substitute $2,000,000 in cash for the Escrow Note as required by Section 2.7 on or before October 6, 2003.

                  7.1.5 NOTICE OF TERMINATION. The party desiring to exercise a right to terminate this Agreement pursuant to Sections 7.1.2, 7.1.3 or 7.1.4 shall do so by giving written notice of termination to the other party, specifying the Section and the particular clause under which the termination is being effected. UXP agrees to notify Parent promptly if it elects not to enter into a written agreement with the third party that presented the Superior Proposal resulting in a notice of termination from UXP pursuant to Section 7.1.4(ii).

         7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.1, no party hereto (or any of its officers or directors) shall have any liability or further obligation to any other party to this Agreement, except as provided in Sections 7.3 and 8.1 and except that nothing herein will relieve any party from liability for any willful breach of this Agreement giving rise to such termination. For that purpose, any failure or refusal of either party to consummate the Merger shall constitute a willful breach unless (i) such party has terminated or has the right to terminate this Agreement as provided in this Section 7 or (ii) a condition to the obligation of such party under Section 6 has not been fulfilled (other than a condition that, by its terms, was not to be fulfilled until after the date that this Agreement was terminated).

         7.3      TERMINATION FEE.

                  7.3.1 UPON TERMINATION. If (i) Parent shall terminate this Agreement pursuant to clause (i) or (iii) of Section 7.1.3 or (ii) UXP shall terminate this Agreement pursuant to clause (ii) of Section 7.1.4, then, in either case, UXP shall pay to Parent, within five Business Days of such termination, a fee, in cash and without setoff, in an amount equal to 4% of the aggregate Merger Consideration (the "Termination Fee") (it being understood that such fee is not intended as liquidated damages), plus the out-of-pocket expenses reasonably incurred by Parent in connection with its performance of this Agreement and the transactions contemplated hereby and related hereto, including, without limitation, financing commitment fees and expenses (the "Parent Expenses"); provided that, in each case, neither Parent nor Mergerco is in material breach of this Agreement.

                  7.3.2 UPON SUBSEQUENT TRANSACTION. If (a) this Agreement is terminated by either party pursuant to clause (iii) of Section 7.1.2, (b) an Acquisition Proposal (other than by Parent) is pending at the time of the Special Meeting and (c) within 12 months after the Special Meeting, UXP shall consummate an Alternative Transaction with the Person who made such Acquisition Proposal, then UXP shall pay to Parent on demand an amount in cash equal to the Termination Fee; provided that no such amount shall be payable if (i) either Parent or Mergerco was in material breach of this Agreement on the date of such termination or (ii) the Termination Fee and Parent Expenses were paid under
Section 7.3.1. Whether or not the Termination Fee becomes payable, upon a termination by either party pursuant to clause (iii) of Section 7.1.2, UXP shall promptly pay to Parent the Parent Expenses upon receipt of a statement thereof; provided that the Parent Expenses shall not be payable if either Parent or Mergerco was in material breach of this Agreement on the date of such termination or the Parent Expenses were paid under Section 7.3.1.

                  7.3.3 ENFORCEMENT. UXP acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Mergerco would not enter into this Agreement. Accordingly, if UXP fails promptly to pay any amount due to Parent pursuant to this Section 7.3, it shall also pay any costs and expenses incurred by Parent or Mergerco in connection with a legal action to enforce this Agreement that results in a judgment against UXP for such amount. If Parent or Mergerco does not prevail in any such legal action, Parent and Mergerco shall pay any costs and expenses incurred by UXP in connection with such legal action.

         7.4      DISPOSITION OF ESCROW.

                  7.4.1 AT CLOSING. If the Closing occurs, Parent shall be entitled to instruct the Escrow Agent as to the disposition of all amounts and items then on deposit in the Escrow Account.

                  7.4.2 UPON TERMINATION. In the event that this Agreement is terminated as provided in Section 7.1:

                           (a)      If the termination is by mutual consent
pursuant to Section 7.1.1, by Parent pursuant to clause (i) of Section 7.1.2, by any party pursuant to clause (ii), (iii) or (iv) of Section 7.1.2, by Parent pursuant to Section 7.1.3, or by UXP pursuant to clause (ii) of Section 7.1.4, Parent shall be entitled to withdraw all amounts and items then on deposit in the Escrow Account; and

                           (b)      If the termination is by UXP pursuant to
clause (i) of Section 7.1.2 at a time when all of the conditions to Parent's obligations to consummate the transactions contemplated by this Agreement had been satisfied (or that UXP had tendered performance which would have the effect of satisfying such conditions) or by UXP pursuant to clause (i) or (iii) of
Section 7.1.4, UXP shall be entitled to withdraw all amounts and items then on deposit in the Escrow Account and retain such items as liquidated damages.

                  7.4.3 JOINT INSTRUCTIONS. When a party becomes entitled to instruct the Escrow Agent as to the disposition of or to withdraw the contents of the Escrow Account under this Section 7.4, the other parties shall join in joint written instructions to the Escrow Agent as necessary to allow such disposition or withdrawal.

                                    SECTION 8
                                  MISCELLANEOUS

         8.1 SURVIVAL. The representations, warranties, covenants and agreements made in this Agreement or in any instrument, agreement, certificate or other document delivered pursuant to this Agreement shall not survive the Closing or any termination of this Agreement except that (i) the Confidentiality Agreement shall survive the execution and any termination of this Agreement,
(ii) the provisions of Sections 2.3, 2.6, 5.7, 5.8, and 5.9 shall survive the Closing, (iii) Section 2.7, Section 7.1.5 (last sentence), Section 7.2 and
Section 7.3 shall survive any termination of this Agreement and (iv) the provisions of this Section 8 shall survive the Closing and any termination of this Agreement.

         8.2 JURISDICTION; VENUE. Each of the parties hereto (i) agrees that any legal action or proceeding with respect to any dispute that arises out of this Agreement or any of the transactions contemplated hereby shall be brought in the state or federal courts of appropriate subject matter jurisdiction in Denver, Colorado and (ii) hereby submits itself to the exclusive personal jurisdiction of such courts. Each party waives any objection to venue in any such court.

         8.3 AMENDMENTS AND SUPPLEMENTS. At any time prior to the Closing Date, this Agreement may be amended or supplemented by a written instrument signed by Parent, Mergerco and UXP; provided that, notwithstanding the provisions of this Section 8.3, after the adoption of this Agreement by the shareholders of UXP, without the affirmative vote of the holders of shares of UXP Common Stock representing a majority of the votes that may be cast by the holders of all then outstanding shares of UXP Common Stock, UXP will not (i) enter into any amendment to this Agreement that would alter or change any of the terms and conditions of this Agreement if such alteration or change would materially adversely affect the holders of shares of UXP Common Stock, or (ii) waive any condition set forth in Section 6.1 or 6.3 if such waiver would materially adversely affect the holders of shares of UXP Common Stock

         8.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to any choice of law or conflict of laws rule or provision that would cause the application of the domestic substantive laws of any other jurisdiction.

         8.5 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by telecopy, hand delivery or reputable overnight courier. The telecopier numbers and addresses of the parties set forth below shall be used for the delivery of notices unless and until a party changes its telecopier number or address for such purposes by notice to the other parties. Each such notice or other communication shall be deemed received for all purposes (i) if given by telecopy, when transmission of the telecopy is confirmed by the sender's telecopier, (ii) if given by reputable overnight courier, one business day after being delivered to the courier or
(iii) if given by any other means, when actually received.

         To UXP:

                  United States Exploration, Inc.
                  1560 Broadway, Suite 1900
                  Denver, Colorado 80202
                  Attn: Bruce D. Benson, Chief Executive Officer
                         and President
                  Telecopier: (303) 863-1932

         With a copy to:

                  Sherman & Howard, L.L.C.
                  633 Seventeenth Street, Suite 3000
                  Denver, Colorado 80202
                  Attn: Andrew L. Blair, Jr.
                  Telecopier: (303) 298-0940

         To Parent or Mergerco:

                  DGL Acquisition Corp.
                  DGL Mergerco, Inc.
                  100 N. 27th Street, Suite 450
                  Billings, Montana 59101
                  Attn: Steven D. Durrett, President
                  Telecopier: (406) 294-5992

         With a copy to:

                  Davis Graham & Stubbs LLP
                  1550 Seventeenth Street, Suite 500
                  Denver, Colorado 80202
                  Attention: Ronald R. Levine, II
                  Telecopier: (303) 893-1379

         8.6 ENTIRE AGREEMENT, ASSIGNABILITY, ETC. This Agreement (including the UXP Disclosure Schedule) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the transactions and matters contemplated hereby, (ii) are not intended to confer any right or remedies upon any Person other than the parties hereto and the shareholders of UXP, provided that the Indemnified Persons shall be third party beneficiaries of the obligations of UXP and Parent under Section 5.7, and (iii) shall not be assignable by either party without the prior written consent of the other party.

         8.7 EXCLUSIVITY OF REPRESENTATIONS. UXP has not and shall not be deemed to have made to Parent or Mergerco any representation or warranty other than as expressly made by UXP in Section 3. Parent and Mergerco have not and shall not be deemed to have made to UXP any representation or warranty other than as expressly made by Parent and Mergerco in Section 4.

         8.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument. The signatures of the parties on this Agreement may be delivered by facsimile and any such facsimile signature shall be deemed an original.

         8.9 HEADINGS; TERMS. The section headings contained in this Agreement are for convenience only and will not affect in any way the meaning or interpretation of this Agreement. Defined terms will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The singular or plural includes the other, as the context requires or permits. The word include (and any variation) is used in an illustrative sense rather than a limiting sense. The word day means a calendar day, unless a Business Day is specified. All references to "Sections" are to sections of this Agreement unless indicated otherwise.

         8.10 WAIVERS. No waiver by either party of any default, misrepresentation or breach of warranty or covenant hereunder will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence, and no waiver will be effective unless set forth in writing and signed by the party against whom such waiver is asserted.

         8.11 SEVERABILITY. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the remaining terms and provisions hereof.

         8.12 EXPENSES. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, each party shall bear its own costs and expenses (including, without limitation, legal fees and expenses) incurred either before or after the date of this Agreement in connection with this Agreement or the transactions contemplated hereby. The fact that such expenses have been paid or incurred by UXP shall not constitute or give rise to a breach of any of its representations, warranties or covenants hereunder. Notwithstanding the foregoing, either party may recover its costs and expenses, including reasonable attorney's fees, incurred in connection with this Agreement or the transactions contemplated hereby as damages in a suit for willful breach permitted by Section 7.2.

         8.13 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring a party by virtue of the authorship of any of the provisions of this Agreement.

         8.14     INCORPORATION OF DISCLOSURE SCHEDULE. The UXP Disclosure
Schedule is incorporated herein by reference and made a part hereof. For purposes of this Agreement, any matter disclosed in any portion of the UXP Disclosure Schedule shall be deemed to have been disclosed for purposes of and to be an exception to all representations and warranties of UXP in this Agreement.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                    UXP:

                                    UNITED STATES EXPLORATION, INC.

                                    /s/ Bruce D. Benson
                                    --------------------------------------------
                                    By: Bruce D. Benson
                                    Title: Chief Executive Officer and President

                                    PARENT:

                                    DGL ACQUISITION CORP.

                                    By: /s/ Steven D. Durrett
                                       -----------------------------------------
                                       Steven D. Durrett, President

                                    MERGERCO:

                                    DGL MERGERCO, INC.

                                    By: /s/ Steven D. Durrett
                                       -----------------------------------------
                                       Steven D. Durrett, President

                                                                         ANNEX I


                                 PLAN OF MERGER
                               DGL MERGERCO, INC.
                                  WITH AND INTO
                         UNITED STATES EXPLORATION, INC.


1. PARTIES. The parties to the merger are DGL Mergerco, Inc., a Colorado corporation ("Mergerco"), and United States Exploration, Inc., a Colorado corporation ("UXP").

2. SURVIVING CORPORATION. Mergerco shall be merged with and into UXP, which shall be the surviving corporation in the merger. The merger shall be effective upon the filing of Articles of Merger with the Colorado Secretary of State. The separate existence of Mergerco shall cease at the effective time of the merger.

3. ARTICLES AND BYLAWS. Upon the effective time of the merger, (a) the Articles of Incorporation of UXP as the surviving corporation shall be amended and restated to read in their entirety as reflected in EXHIBIT A attached hereto and
(b) the Bylaws of Mergerco shall be the Bylaws of UXP as the surviving corporation, in each case, until amended in accordance with Colorado law.

4. DIRECTORS AND OFFICERS. The directors and officers of Mergerco at the effective time of the merger shall, from and after such effective time, be the directors and officers of the surviving corporation, and shall hold their positions until the election or appointment and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Articles of Incorporation and Bylaws of the surviving corporation, or as otherwise provided by applicable law.

5. EFFECT OF MERGER. Upon the effective time of the merger, all property, real, personal and mixed, and all debts due to either UXP or Mergerco, as well as all other things and causes of action belonging to each of them, shall be vested in UXP as the surviving corporation, and shall thereafter be the property of the surviving corporation as they were of each of the corporations that have been merged, and all debts, liabilities and duties of each of the corporations that have been merged shall thereafter attach to the surviving corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

6. CONVERSION OF SHARES. At the effective time of the merger, by virtue of the merger and without any action on the part of any other person or entity (i) each share of common stock of Mergerco issued and outstanding immediately prior to such effective time shall automatically be converted into and become one validly issued, fully paid and non-assessable share of UXP common stock, (ii) each share of common stock of UXP which is held by DGL Acquisition Corp., a Delaware corporation, or Mergerco and any issued shares of UXP common stock held in the treasury of UXP shall automatically be canceled and retired and no payment shall be made with respect thereto, and (iii) each share of common stock of UXP issued and outstanding immediately prior to such effective time, other than those shares described in clause (ii), shall be automatically converted into the right to receive $2.82 in cash; provided that any shares of UXP common stock as to which dissenter's rights are properly exercised and maintained pursuant to Article 113 of the Colorado Business Corporation Act shall not be converted as provided in clause (iii), but shall be disposed of as required by that Article.

                                                                        ANNEX II


                          TRANSITION SERVICES AGREEMENT

         This Transition Services Agreement ("Agreement") is made and entered into as of this _____ day of ___________, 2003, by and between United States Exploration, Inc. ("UXP"), a Colorado corporation and wholly owned subsidiary of DGL Acquisition Corp., a Delaware corporation, and Benson Mineral Group, Inc. ("BMG"), an Oklahoma corporation. UXP and BMG are referred to individually herein as a "Party" and collectively as the "Parties."

                                   WITNESSETH:

         A. UXP desires to retain BMG to provide certain administrative and other services to UXP, as further described in Section 1 below, during the term of this Agreement.

         B. BMG is agreeable to providing such services pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, the Parties hereto agree as follows:

1.       SERVICES

         1.1 During the term of this Agreement, BMG shall make available each of the employees listed on EXHIBIT A hereto, to the extent that such employees continue to be employed by BMG (each, an "Employee"), to provide or cause to be provided the services set forth on EXHIBIT B attached hereto or as otherwise agreed in writing by UXP and BMG (the "Services").

         1.2 EXHIBIT A sets forth for each Employee the amount of time per week that such Employee customarily devotes to the affairs of UXP based on a 40-hour week (such Employee's "UXP Time") and an hourly rate that is agreed by the parties to request BMG's cost of providing the services of that Employee, including salary, benefits, rent, systems, supplies and all other costs (such Employee's "Hourly Rate"). Subject to the terms of this Agreement, BMG shall make available and UXP shall pay for the Services of each Employee as follows:
(a) during the first 30 days of the term of this Agreement, 100% of such Employee's UXP Time; (b) during the second 30 days of the term of this Agreement, 67% of such Employee's UXP Time; and (c) during the final 30 days of the term of this Agreement, 33% of such Employee's UXP Time. If UXP fails to use the full available time of any Employee in any 30-day period, the unused time shall not carry over to a subsequent period.

         1.3 The parties acknowledge that the Services will not be required at an even rate over each 30-day period. UXP and BMG shall cooperate to schedule the time and responsibilities of each Employee so as to maximize efficiency, including, without limitation, coordinating the time spent at BMG's offices and UXP's offices so as to minimize travel time for the Employees. All time spent traveling to and from UXP's offices shall count as time worked for UXP under this Agreement. UXP shall provide or pay for all necessary transportation for Employees to and from UXP's offices and any incremental parking charges incurred by Employees. BMG shall cause each Employee to keep accurate records of daily hours worked for UXP ("Time Sheets") so as to enable BMG and UXP to determine when the maximum hours of Services for each Employee have been provided in any 30-day period. No Employee shall be required to work more than eight hours a day or 40 hours a week, including both time worked for UXP and time worked for BMG.

         1.4 UXP shall provide direction to the Employees where business decisions are required in the performance of the Services.

         1.5 During the term of this Agreement, BMG shall maintain its licenses to use the software described in EXHIBIT C so that such software is available to the Employees in connection with the provision of the Services.

         2. PERFORMANCE OBLIGATIONS

         2.1 The Employees shall, subject to Section 4.2 and subject to any Employee's right to terminate his or her employment, be employees of BMG and be paid by and enjoy the benefits to which they are entitled as employees of BMG.

         2.2 UXP agrees to make appropriate personnel reasonably available to answer any questions that BMG or the Employees may have in relation to the Services to be provided under this Agreement and to provide such additional information as BMG or the Employees may reasonably require to perform the requested Services.

3.       COMPENSATION

         3.1 UXP shall pay BMG on a bi-weekly basis for the Services. The amount to be paid for each Employee for each week shall be the product of that Employee's Hourly Rate times that Employee's UXP Time, times the percentage of that Employee's UXP Time applicable to that week under Section 1.2. If the applicable percentage changes during a week, the calculation shall be made separately for the portion of the week in which each percentage was applicable. UXP shall pay the full amount due whether or not it used all of the available time of each Employee during the week; provided that, if an Employee quits or is terminated during a week, UXP shall only pay for a pro rata portion of such Employee's UXP Time based on the number of days during the week that he or she was employed by BMG.

         3.2 BMG shall provide to UXP the Time Sheets for each week on Monday of the following week so that UXP can keep track of the hours worked by each Employee on a reasonably current basis.

         3.3 Invoices for Services will be rendered on a bi-weekly basis. Invoices shall be due and payable within 10 days following UXP's receipt of an itemized invoice.

         3.4 No contract or agreement requiring BMG to compensate outside vendors to perform the Services hereunder shall be entered into without UXP's prior written approval.

4.       INDEPENDENT CONTRACTOR STATUS

         4.1 Nothing contained in this Agreement shall constitute either Party hereto the agent of the other Party for any purpose. BMG shall be engaged as an independent contractor with full control over the manner and method of performance of the Services, subject to EXHIBIT B.

         4.2 BMG shall retain the absolute right to discipline or dismiss any BMG employee and UXP shall not purport to exercise any such right; provided that at any time UXP may require BMG to cause an Employee to cease to provide Services to UXP.

         4.3 BMG is not required to hire any new employees to provide Services during the term of this Agreement. Accordingly, in the event an Employee is terminated by BMG, is asked by UXP to cease to provide Services, or is otherwise not available to provide Services due to illness or any other cause, BMG shall not be obligated to provide a replacement employee to perform the Services previously provided by such Employee. If BMG is unable to provide Services hereunder, BMG shall notify UXP of such fact as promptly as practicable. Notwithstanding the foregoing, subject to Section 3.4 above, BMG may, but shall not be obligated to, hire an outside vendor to perform the Services. In the event an outside vendor is hired, the provisions of this Agreement shall remain in full force and effect as to the Services to be provided by the outside vendor and UXP shall pay BMG 110% of all amounts paid by BMG to such outside vendor for the Services.

5.       STANDARD OF CARE

         While performing the Services hereunder, BMG shall perform its duties in a commercially reasonable manner; provided, however, that BMG shall not be liable to UXP for any error of judgment or for any loss suffered by UXP or any third party in connection with the subject matter of this Agreement (howsoever any such loss may have occurred) unless such loss arises from the gross negligence, bad faith, fraud, intentional misconduct or willful default in the performance or non-performance by BMG or any Employee of the Services provided under or pursuant to the terms of this Agreement.

6.       TERM AND TERMINATION

         6.1 This Agreement, upon execution hereof, shall be effective as of the date hereof and shall continue in effect for a period of 90 days thereafter, subject, however, to termination at any time by UXP giving thirty (30) days prior written notice to BMG.

         6.2 In the event of a termination of this Agreement, BMG shall be entitled to all outstanding amounts due from UXP for Services provided under this Agreement up to the date of termination.

         6.3 Sections 3.1, 3.2, 3.3, 5, this Section 6 and Section 8 shall survive any termination of this Agreement.

7.       ASSIGNMENT

         Each Party hereto agrees not to assign or dispose of any of its rights and obligations under this Agreement without the prior consent of the other Party, which consent the other Party may withhold in its sole discretion.

8.       MISCELLANEOUS

         8.1 Entire Agreement. This Agreement, including the Exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter herein and supersedes any and all prior or contemporaneous understandings, negotiations or agreements between the Parties and, subject to the provisions of Section 7, shall be binding upon and inure to the benefit of the Parties hereto and their respective legal representatives and permitted successors and assigns.

         8.2 Amendments. Any amendment, supplement, variation, alteration or modification to the Agreement must be made in writing and duly executed by an authorized representative or agent of each of the Parties hereto.

         8.3 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any other jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, each Party hereby waives any law which renders any provision hereof prohibited or unenforceable in any respect.

         8.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts shall be deemed to constitute one and the same instrument.

         8.5 Governing Law. This Agreement shall be governed and controlled as to its validity, enforcement, interpretation, construction, effect and in all other respects by the laws of the State of Colorado (without regard to the conflicts of laws provisions thereof) applicable to contracts made in that state.

         8.6 Confidentiality. The Parties agree to maintain the confidentiality of all non-public information relating to the other Party and its affiliates regarding the Services and each Parties' business activities, except as may be required to be disclosed by law.

         8.7 Notices. Except as otherwise provided in this Agreement, whenever it is provided in this Agreement that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon one of the Parties by the other Party, or whenever either Party desires to give or serve upon the other Party any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or sent by registered or certified-mail, return receipt requested, postage prepaid, or by overnight mail or courier, or delivery service or by facsimile and confirmed by facsimile answer back, addressed as follows:

If to BMG to:                                        If to UXP to:
-------------                                        -------------

Benson Mineral Group, Inc.                           United States Exploration, Inc..
1560 Broadway, Suite 1900                            100 N. 27th Street, Suite 450
Denver, CO  80202                                    Billings, MT  59101
Attn:  Bruce D. Benson                               Attn:  Steven D. Durrett
Telephone:  (303) 863-3550                           Telephone:  (406) ___-____
Facsimile:   (303) 863-1932                          Facsimile:   (406) 294-5992


or at such other address as may be substituted by written notice given as in this Section 8.7. The furnishing of any notice required under this Agreement may be waived in writing by the Party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication under this Agreement shall be deemed to have been duly given or served on (i) the date on which personally delivered, with receipt acknowledged, (ii) the date on which sent by facsimile and confirmed by answer back, (iii) the next business day if delivered by overnight or express mail, courier or delivery service, or (iv) three business days after the same shall have been deposited in the United States mail, as the case may be.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first above written.


                                UNITED STATES EXPLORATION, INC.,
                                a Colorado company


                                BY:
                                   --------------------------------------------
                                Name:  Steven D. Durrett
                                Title: President


                                BENSON MINERAL GROUP, INC.


                                BY:
                                   --------------------------------------------
                                Name:  Bruce D. Benson
                                Title: President

                                    EXHIBIT A

                                    EMPLOYEES

NAME                          AREA OF RESPONSIBILITY               HOURLY RATE         HOURS/WEEK*
----                          ----------------------               -----------         -----------
Andrea Clugston               Executive Assistant                    $ 46.33

Shannon Guzman                Receptionist and Mail                  $ 23.72

Michael Murphy                Finance and Accounting                 $105.59

Shirley Kovar**               Land                                   $ 86.30

Pat Horn                      Accounting, Payroll and                $ 56.32
                              Employee Benefits

Phyllis Smith                 Revenue Accounting                     $ 44.78


-----------------
* To be determined based on average time during July and August, 2003.

** Although Ms. Kovar is a licensed attorney, she does not render title or other legal opinions to the Company.

                                    EXHIBIT B

                                    SERVICES


         1. GENERAL. BMG shall cause the Employees to continue to perform the same functions for UXP that they have historically performed prior to the date of this Agreement as reflected in EXHIBIT A and to assist the new personnel hired by UXP in transitioning into those functions. However, the Employees shall not be authorized or required to make management decisions and UXP shall have appropriate representatives available to make all necessary management decisions.

         2. FACILITIES. BMG shall make available to the Employees for the performance of Services all of the offices, equipment, supplies, software and other facilities that they have historically used in performing services for UXP, without additional charge to UXP. BMG shall use reasonable efforts to accommodate UXP personnel on BMG's premises for purposes of training and transition, but UXP recognizes that BMG will not be able to provide offices or separate systems or equipment for such personnel.

         3. PURPOSE. The purpose of the Services is to assist UXP in making a smooth transition from the facilities and personnel that have previously been used to perform the functions listed in EXHIBIT A to new facilities and personnel acquired and hired by UXP. However, the Employees may only be required to perform and train UXP personnel to perform the services they have historically performed using the systems they have historically used and may not be required to perform or participate in any conversion to different systems or procedures that UXP may decide to implement.

                                    EXHIBIT C

                                    SOFTWARE


                   SOFTWARE                          USE
                   --------                          ---
                   M/S Word                          Word processing
                   M/S Excel                         Spreadsheets
                   M/S Access                        Land database
                   Word Perfect 9.0                  Word processing/legal docs
                   SSI                               Accounting
                   FAS                               Fixed Assets
                   ADP                               Payroll

                                                                       ANNEX III


                                VOTING AGREEMENT


                  THIS VOTING AGREEMENT is made as of September ___, 2003 by the undersigned shareholder (the "Shareholder") of United States Exploration, Inc., a Colorado corporation ("UXP"), for the benefit of DGL Acquisition Corp., Delaware corporation (the "Purchaser.")

                                    Recitals

                  Pursuant to the terms of an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") among UXP, the Purchaser and DGL Mergerco, Inc., a Colorado corporation ("Mergerco"), the Purchaser has agreed to acquire UXP in a merger in which the outstanding shares of Common Stock of UXP will be converted into the right to receive $2.82 per share in cash (the "Merger.") As a condition to its willingness to enter into the Merger Agreement, the Purchaser has required that the Shareholder agree, and the Shareholder is willing to agree, to the matters set forth herein.

                                    Agreement

                  Accordingly, in consideration of the agreements of the Purchaser in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholder, intending to be legally bound hereby, agrees as follows for the benefit of the Purchaser:

     1.   Representations and Warranties of Shareholder.

                  (a) Ownership. The Shareholder represents and warrants to the Purchaser that he is the record and/or beneficial owner of and has the sole power to vote or direct the voting of the number of shares of UXP Common Stock set forth opposite his signature below (together with any other shares of UXP Common Stock or other voting capital stock acquired by the Shareholder prior to the termination of this Agreement, the "Shares.") As of the date hereof, listed opposite the name of the Shareholder on the signature page hereof are all the Shares, which constitute all of the shares of UXP Common Stock held of record, owned by or for which voting power or disposition power is held or shared by the Shareholder or any of its affiliates, and in each case identifies the record owner of such Shares on the stock transfer records of UXP if the Shareholder is not the record owner. The Shareholder has and will have at all times through the Effective Time (as defined in the Merger Agreement) sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in this Agreement hereof and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

                  (b) No Inconsistent Agreements. The Shareholder hereby covenants and agrees that, except for this Agreement, the Shareholder (i) has not entered into any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Shareholder and (b) has not granted a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by the Shareholder.

                  (c) Authorization; Validity of Agreement; Necessary Action. The Shareholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and constitutes a valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms.

                  (d) No Violation. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any governmental authority applicable to the Shareholder or by which any of its assets or properties are bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase or sale of any securities, or result in the creation of any lien on the properties or assets of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of its assets or properties is bound.

         2. Transfer and Other Restrictions. The Shareholder agrees that, prior to the Merger, he shall not, and shall not enter into any agreement to:

                  (a) sell, exchange, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, exchange, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares;

                  (b) grant any proxies or enter into any voting agreement or similar arrangement with respect to any of the Shares, except proxies instructing that the Shares be voted in accordance with Section 3; or

                  (c) deposit any of the Shares into a voting trust or other similar arrangement.

         3. Voting. The Shareholder agrees to attend, in person or by proxy, all meetings of the shareholders of UXP and, at any meeting of the shareholders of UXP, agrees to vote all of the Shares:

                  (a) in favor of the transactions contemplated by the Merger Agreement;

                  (b) against any action or agreement that could result in a breach of any covenant, representation or warranty of UXP in the Merger Agreement;

                  (c) except as otherwise agreed by the Purchaser, against any action or agreement that would impede, interfere with or discourage the transactions contemplated by the Merger Agreement (or attempt to do any of the foregoing), including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving UXP, other than the Merger; (ii) a sale or transfer of a material portion of the assets of UXP or the issuance of any securities of UXP, other than upon exercise of outstanding options; (iii) any change in the executive officers or Board of Directors of UXP; (iv) any change in the present authorized, issued or outstanding capital stock of UXP (other than as a result of the exercise of options outstanding on the date of this Agreement), or the issuance by UXP of any options, warrants, debentures or other securities convertible into or exercisable or exchangeable for capital stock of UXP or any other change in the present capitalization or dividend policy of UXP; (v) any change in the articles of incorporation or bylaws of UXP; or (vi) any other change in UXP's corporate structure or business; and

                  (d) in the manner specified by the Purchaser from time to time with respect to any other matter which, in the Purchaser's reasonable judgment, may contradict any provision of this Agreement or the Merger Agreement or may make it more difficult or less desirable for the Purchaser to consummate the Merger or may delay or hinder the consummation of the Merger.

         4. Proxy. The Shareholder agrees to grant to the Purchaser a proxy to vote the Shares above if the Shareholder fails for any reason to vote such Shares in accordance with this Agreement. The Shareholder agrees that such a proxy would be coupled with an interest and irrevocable for so long as this Agreement is in effect, and the Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of such proxy.

         5. Other Agreements.

                  (a) In case of a stock dividend or distribution, or any change in UXP Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

                  (b) The Shareholder hereby agrees, while this Agreement is in effect, to notify the Purchaser promptly in writing of the number of any additional shares of UXP Common Stock or other securities of UXP acquired by the Shareholder, if any, after the date hereof.

         6. Specific Enforcement. The Shareholder acknowledges that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the Shareholder shall be specifically enforceable, in addition to any other remedy which may be available to the Purchaser at law or in equity.

         7. Termination. This Agreement shall terminate without any action by any of the parties hereto upon the earlier to occur of (i) the termination of the Merger Agreement pursuant to its terms or (ii) the Effective Time of the Merger.

         8. Stop Transfer Order. In furtherance of this Agreement, the Shareholder shall and hereby does authorize and instruct UXP to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares owned beneficially and of record by the Shareholder and all Shares acquired by the Shareholder after the date hereof.

         9. Further Assurances. From time to time, at the other party's request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

         10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to UXP, to:

                      United States Exploration, Inc.
                      Attn: Bruce D. Benson
                      1560 Broadway Street, Suite 1900
                      Denver, CO 80202

                      with copies to:

                      Sherman & Howard L.L.C.
                      Attn: Andrew L. Blair, Esq.
                      633 Seventeenth Street, Suite 3000
                      Denver, CO 80202

                  (b) if to the Purchaser, to:

                      DGL Acquisition Corp.
                      Attn:  Steven V. Durrett
                      Double D Energy, LLC
                      100 N. 27th Street, Suite 450
                      Billings, MT  59101

                      with copies to:

                      Davis Graham & Stubbs LLP
                      Attn: Ronald L. Levine II, Esq.
                      1550 Wazee Street, Suite 500
                      Denver, CO 80202

                  (c) if to Shareholder, to the address listed next to the Shareholder's name on the signature page hereto.

         11. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         12. Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         13. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         14. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders or limited partners. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

         15. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         16. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado applicable to contracts made and performed entirely within such State. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Colorado and the federal courts of the United States of America located in the State of Colorado solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Colorado State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute (solely for purposes of this Section 16 with respect to matters involving this Agreement and the transactions provided for herein) and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

         17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, this Voting Agreement has been duly executed and delivered by the Shareholder as of the date first written above.

                                  Shareholder:


No. of Shares*:


----------------------------                 ----------------------------------




----------

*Identify Shares held of record by a person or entity other than the Shareholder and name such person or entity.


No. of Shares:                                Record Owner:


 ----------                                   ---------------------------------

 ----------                                   ---------------------------------

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                                      A-58

                                    ANNEX B

                      OPINION OF MCDONALD INVESTMENTS INC.

                     [MCDONALD INVESTMENTS INC. LETTERHEAD]



September 19, 2003


Board of Directors
United States Exploration, Inc.
1560 Broadway, Suite 1900
Denver, CO 80202

Gentlemen:

                  You have requested our opinion as to the fairness, from a financial point of view, to the holders of the issued and outstanding shares of Common Stock, $.0001 par value (the "Common Stock") of United States Exploration, Inc. (the "Company") of the consideration to be received by these holders pursuant to the Agreement and Plan of Merger (the "Agreement")to be entered into by and among the Company, DGL Acquisition Corp. ("DGL") and DGL Mergerco, Inc.

                   You have advised us that under the terms of the Merger Agreement, at the closing of the transaction contemplated by the Company, DGL will acquire all of the outstanding shares of the stock of the Company. The consideration for the acquisition will be $53.3 million in cash, or $2.82 per fully diluted share.

                  McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

                  In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement, including the exhibits and schedules thereto; (ii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the three year period ended December 31, 2002 and the Quarterly Reports on Form 10-Q of the Company for the quarters ended June 30, 2003; (iii) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock; (v) certain publicly available information concerning the principals and financing sources of DGL; (vi) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading markets for certain of such other companies' securities; and (vii) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of the Company to discuss the business and prospects of the Company, as well as other matters we believe relevant to our inquiry, and considered such other data and information we judged necessary to render our opinion.

                  In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or otherwise reviewed by or discussed with us or publicly available and have assumed and relied upon the representations and warranties of the Company and DGL contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such projections, including without limitation projected cost savings and operating synergies from the Merger were reasonably

Board of Directors
United States Exploration, Inc.
September 19, 2003
Page 2



prepared and reflect the best currently available estimates and judgments of the Company. We have not been engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of the Company nor have we been furnished with any such evaluation or appraisal. We have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or the form of the transaction as a merger. In rendering our opinion, we have assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined, and that the conditions to the Merger as set forth in the Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

                  It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the consideration to be received by the holders of the Company's Common Stock pursuant to the Merger and does not address the Company's underlying business decision to effect the Merger or any other terms of the Merger. It should be noted that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion.

                  We have acted as financial advisor to the Company in connection with the Merger and will receive from the Company a fee for our services, a significant portion of which is contingent upon the consummation of the Merger, as well as the Company's agreement to indemnify us under certain circumstances.

                  In the ordinary course of our business, we may actively trade securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

                  It is understood that this opinion was prepared solely for the use of the Board of Directors of the Company in its evaluation of the proposed merger. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the stockholders' meeting held in connection with the Merger.

                  We were engaged by the Board to render this opinion in connection with the Board's discharge of its fiduciary obligations. We have advised the Board that we do not believe that any person (including a stockholder of the Company) other than the directors has the legal right to rely on this opinion for any claim arising under state law and that, should any such claim be brought against us, this assertion will be raised as a defense. In the absence of governing authority, this assertion will be resolved by the final adjudication of such issue by a court of competent jurisdiction. Resolution of this matter under state law, however, will have no effect on our rights and responsibilities under the federal securities laws or on the rights and responsibilities of the Company's Board of Directors under applicable law.

Board of Directors
United States Exploration, Inc.
September 19, 2003
Page 3


                  Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof, the consideration to be received pursuant to the Agreement is fair, from a financial point of view, to the stockholders of the Company.

                                           Very truly yours,

                                           /s/ McDonald Investments Inc.
                                           McDONALD INVESTMENTS INC.

                                     ANNEX C

                                   ARTICLE 113
                    OF THE COLORADO BUSINESS CORPORATION ACT

                               DISSENTERS' RIGHTS

                                     PART 1
                               RIGHT OF DISSENT -
                               PAYMENT FOR SHARES

SECTION 7-113-101. DEFINITIONS

      For purposes of this article:

      (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

      (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

      (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

      (4) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

      (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

      (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

      (7) "Shareholder" means either a record shareholder or a beneficial shareholder.

SECTION 7-113-102. RIGHT TO DISSENT

      (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

      (a) Consummation of a plan of merger to which the corporation is a party if:

      (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

      (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

      (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

      (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102(1); and

      (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).

      (1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934," as amended, or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:

      (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

      (b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

      (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

      (1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

      (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

      (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934," as amended, or on the national market system of the national association of securities dealers automated quotation system, or will be held of record by more than two thousand shareholders;

      (c) Cash in lieu of fractional shares; or

      (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

      (2) Deleted by Laws 1996, H.B.96-1285, Section 30, eff. June 1, 1996.

      (2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

      (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

      (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

SECTION 7-113-103. DISSENT BY NOMINEES AND BENEFICIAL OWNERS

      (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

      (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

      (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

      (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

      (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

                                     PART 2
                             PROCEDURE FOR EXERCISE
                              OF DISSENTERS' RIGHTS

SECTION 7-113-201. NOTICE OF DISSENTERS' RIGHTS

      (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(1).

      (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(2).

SECTION 7-113-202. NOTICE OF INTENT TO DEMAND PAYMENT

      (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(1), a shareholder who wishes to assert dissenters' rights shall:

      (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

      (b) Not vote the shares in favor of the proposed corporate action.

      (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(2) a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

      (3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

SECTION 7-113-203. DISSENTERS' NOTICE

      (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

      (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

      (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

      (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

      (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

      (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

      (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

      (f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

      (g) Be accompanied by a copy of this article.

SECTION 7-113-204. PROCEDURE TO DEMAND PAYMENT

      (1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

      (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

      (b) Deposit the shareholder's certificates for certificated shares.

      (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

      (3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

      (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

SECTION 7-113-205. UNCERTIFICATED SHARES

      (1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

      (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

SECTION 7-113-206. PAYMENT

      (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

      (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

      (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

      (b) A statement of the corporation's estimate of the fair value of the shares;

      (c) An explanation of how the interest was calculated;

      (d) A statement of the dissenter's right to demand payment under section 7-113-209; and

      (e) A copy of this article.

SECTION 7-113-207. FAILURE TO TAKE ACTION

      (1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

SECTION 7-113-208. SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT OF PROPOSED CORPORATE ACTION

      (1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-

102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

      (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

SECTION 7-113-209. PROCEDURE IF DISSENTER IS DISSATISFIED WITH PAYMENT OR OFFER

      (1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

      (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

      (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

      (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

      (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

                                     PART 3
                          JUDICIAL APPRAISAL OF SHARES

SECTION 7-113-301. COURT ACTION

      (1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

      (2) The corporation shall commence the proceeding described in subsection
(1) of this section in the district court of the county in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

      (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

      (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

      (5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

SECTION 7-113-302. COURT COSTS AND COUNSEL FEES

      (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

      (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

      (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

      (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

      (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                        UNITED STATES EXPLORATION, INC.

                           1560 BROADWAY, SUITE 1900

                             DENVER, COLORADO 80202

                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD           , 2003

     The undersigned hereby appoints Bruce D. Benson and F. Michael Murphy, or either of them, proxies and attorneys-in-fact for the undersigned, each with full power of substitution, hereby revoking any proxy or proxies heretofore given by the undersigned, and authorizes them to vote all the shares of common stock, $.0001 par value, of United States Exploration, Inc. (the "Company") that the undersigned may be entitled to vote at the special meeting of shareholders of the Company, and at all adjournments or postponements thereof, as follows:

     To approve the Agreement and Plan of Merger dated September 22, 2003 among United States Exploration, Inc., DGL Acquisition Corp. (now known as U.S. Exploration Holdings, Inc.), and DGL Mergerco, Inc., and the plan of merger attached thereto.

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

     In their discretion, the proxies are authorized to vote on such other business as may properly come before the special meeting or any adjournments or postponements thereof.
                  (Continued and to be signed on reverse side)

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ABOVE BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER AND THE PLAN OF MERGER ATTACHED THERETO.

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

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                                   Your signature should appear exactly as
                                   your name appears in the space at the left.
                                   For joint accounts, all owners should sign.
                                   When signing in a fiduciary or
                                   representative capacity, please give your
                                   full title as such.
                                   Date:
                                   ------------------------ ,
                                   2003
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PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD TODAY USING THE ENCLOSED
PRE-PAID ENVELOPE.